Exhibit 99.1

RIOT PLATFORMS, INC.

UPDATES TO ANNUAL REPORT ON FORM 10-K

(UPDATED BY THIS CURRENT REPORT ON FORM 8-K)

For the Year Ended December 31, 2023

EXPLANATORY NOTE

On February 23, 2024, Riot Platforms, Inc. (“Riot Platforms,” “Riot,” the “Company,” “we,” “us,” “our,” or the “Registrant”) filed its Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Form 10-K”) with the U.S. Securities and Exchange Commission (the “SEC”).

We are filing this Exhibit 99.1 to our Current Report on Form 8-K, dated as of August 9, 2024, (the “Current Report”) to recast certain financial information and related disclosures included in the 2023 Form 10-K to reflect the elimination of our legacy Data Center Hosting reportable segment (the “Data Center Hosting Segment”), commencing as of January 1, 2024. As more fully described in Notes 2 and 20 of the notes to our consolidated financial statements included herein, the Data Center Hosting Segment was eliminated following the termination of all contracts with the Company’s data center hosting and colocation customers as of January 1, 2024. Accordingly, in this Exhibit 99.1, all activity of the Data Center Hosting Segment has been recast as “Other” in all segment-related disclosures in the 2023 Form 10-K to reflect the treatment of such activity in the segment-related disclosures in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2024, as filed with the SEC on July 31, 2024. Specifically, the following sections of the 2023 Form 10-K have been recast to reflect the recognition of all activity of the former Data Center Hosting Segment during the period: Part I, Item 1. Business; Part I, Item 2. Properties; Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and Part II, Item 8. Financial Statements and Supplementary Data.

The information contained in this Exhibit 99.1 is not an amendment to, or a restatement of, the 2023 Form 10-K and does not reflect any information or events subsequent to the filing of, or any changes to, the 2023 Form 10-K, other than the changes described above. Unaffected items and unaffected portions of the 2023 Form 10-K have not been repeated, and are not recast in this Exhibit 99.1. This Exhibit 99.1, and the Current Report which it accompanies, should be read in conjunction with the Company’s other filings with the SEC, including the 2023 Form 10-K, and the Quarterly Reports on Form 10-Q for the periods ended March 31, 2024 and June 30, 2024. Such filings contain important information regarding events, risks, developments and updates affecting the Company and its expectations that have occurred since the filing of the 2023 Form 10-K. Copies of the Company’s SEC filings are available on the SEC’s website, www.sec.gov, and are also available on our website, www.riotplatforms.com, under the “Investor Relations” tab. The information on our website is not incorporated by reference into, and does not constitute a part of, this Exhibit 99.1 or the Current Report which it accompanies.

RIOT PLATFORMS, INC.

PART I

ITEM 1.  BUSINESS

General

We are a vertically integrated Bitcoin mining company principally engaged in enhancing our capabilities to mine Bitcoin in support of the Bitcoin blockchain. We also provide comprehensive and critical infrastructure for institutional-scale Bitcoin mining at our large-scale Bitcoin mining facilities in Rockdale, Texas (the “Rockdale Facility”) and Navarro County, Texas (the “Corsicana Facility”). Our Rockdale Facility is believed to be the largest single Bitcoin mining facility in North America, as measured by developed capacity, and we are currently evaluating further growing its capacity. Additionally, we are developing the Corsicana Facility, our second large-scale Bitcoin mining facility, which, upon completion, is expected to have approximately one gigawatt of Bitcoin mining capacity.

We operate in an environment and industry which frequently evolves based on the proliferation and uptake of Bitcoin. A significant component of our strategy is to effectively and efficiently allocate capital among opportunities that we believe will generate the highest return on our investment.

We operate in two reportable business segments: Bitcoin Mining and Engineering, which are organized based on purpose and services performed. Each of our business segments is further discussed herein.

Amounts in this Exhibit 99.1 are stated in thousands of U.S. Dollars except for share and per share amounts, numbers of miners, hash rate, and Bitcoin quantities and prices, or as otherwise noted.

Business Segments

Bitcoin Mining

As of December 31, 2023, our Bitcoin Mining business segment operated 112,944 miners with a total hash rate capacity of 12.4 exahash per second (“EH/s”). In 2023, we mined 6,626 Bitcoin, which represented an increase of 19.3% over the 5,554 Bitcoin we mined in 2022. Based on our existing operations and expected deliveries and deployment of miners we have purchased, we anticipate having approximately 28 EH/s of total hash rate in operation by the end of 2024.

Our Bitcoin Mining operations are focused on maximizing our ability to successfully mine Bitcoin by growing our hash rate (the amount of computer power we devote to supporting the Bitcoin blockchain), to increase our chances of successfully creating new blocks on the Bitcoin blockchain (a process known as “solving a block”). Generally, the greater share of the Bitcoin blockchain’s total network hash rate (the aggregate hash rate deployed to solving a block on the Bitcoin blockchain) a miner’s hash rate represents, the greater that miner’s chances of solving a block and, therefore, earning the block reward, which is currently 6.25 Bitcoin plus transaction fees per block (subject to periodic halving, as discussed below). As the proliferation of Bitcoin continues and the market price for Bitcoin increases, we expect additional miner operators to enter the market in response to an increased demand for Bitcoin which we anticipate to follow increased Bitcoin prices. As these new miner operators enter the market and as increasingly powerful miners are deployed in an attempt to solve a block, the Bitcoin blockchain’s network hash rate grows, meaning an existing miner must increase its hash rate at pace commensurate with the growth of network hash rate to maintain its relative chance of solving a block and earning a block reward. As we expect this trend to continue, we will need to continue growing our hash rate to compete in our dynamic and highly competitive industry.

A key component of the Bitcoin Mining business segment is to acquire highly specialized computer servers (known in the industry as “miners”), which operate application-specific integrated circuit (“ASIC”) chips designed specifically to mine Bitcoin, and deploy such miners at-scale in our Rockdale Facility and Corsicana Facility, that utilize innovative and efficient immersion-cooled environments. The Rockdale Facility and the Corsicana Facility, which are supported by our dedicated best-in-class team, enable our large-scale Bitcoin Mining operations and provide the necessary infrastructure and available power capacity for us to continue scaling our Bitcoin Mining business. We believe ASIC miners are the most effective and energy-efficient miners available today, and we believe deploying them at-scale, including in quiet immersion-cooled environments, with their more efficient heat dissipation and reduced wear-and-tear compared to traditional air-cooled hardware, will enable us to continue growing our hash rate and optimize the output and longevity of our miners once they are deployed.

During the year ended December 31, 2023, we entered into a long-term master purchase and sales agreement, dated as of June 23, 2023, as amended (the “Master Agreement”) with MicroBT Electronics Technology Co., LTD, through its manufacturing affiliate,

SuperAcme Technology (Hong Kong) Limited (collectively, “MicroBT”) to secure the long-term supply of state-of-the-art immersion miners from MicroBT, all of which are being manufactured in the United States. Pursuant to the Master Agreement, MicroBT agreed to provide us with ready access to its newest and most powerful miners, at their most competitive prices. In 2023, we executed two purchase orders under the Master Agreement to acquire a total of 99,840 new MicroBT miners (consisting of 8,320 M56S+ model miners, 22,684 M56S++ model miners, 20,778 M66 model miners, and 48,058 M66S model miners), primarily for use at our Corsicana Facility, for a total purchase price of approximately $453.4 million. Delivery of these miners began in the fourth quarter of 2023 and will be completed in monthly batches according to the delivery schedules specified under the applicable purchase order. All 99,840 miners are expected to be received and deployed by mid-2025. Upon full deployment of these new, state-of-the-art MicroBT immersion miners, we anticipate a total self-mining hash rate capacity of 38 EH/s. The Master Agreement also provides us with options to purchase up to 66,560 additional miners per year through December 31, 2027, on the same terms as the initial order, for an aggregate of 265,000 additional miners. For additional discussion of our purchase orders with MicroBT, see the purchase orders incorporated by reference as exhibits to the 2023 Form 10-K.

Mining Pools

A “mining pool” is a service operated by a mining pool operator that pools the resources of individual miners to share their processing power over a network. Mining pools emerged in response to the growing difficulty and network hash rate competing for Bitcoin rewards on the Bitcoin blockchain as a way of lowering costs and reducing the risk of an individual miner’s mining activities. The mining pool operator provides a service that coordinates the computing power of the independent mining enterprises participating in the mining pool. Mining pools are subject to various risks such as disruption and down time. In the event that a pool we utilize experiences down time or is not yielding returns, our results may be impacted.

We have utilized two types of mining pools:

●	The first type of mining pool uses software that coordinates the pool members’ hash rate, identifies new block rewards, records how much work all the participants are doing, and assigns Bitcoin rewards to its participants in proportion to the hash rate each participant contributed to the successful mining transaction. Fees are paid to the mining pool operator to cover the costs of maintaining the pool and are deducted from amounts we may otherwise earn. Fees and payouts fluctuate and historically have been no more than approximately 2% per reward earned, on average. We utilized this type of mining pool during the years ended December 31, 2021 and throughout 2022, until mid-December 2022.
●	The second type of mining pool pays Bitcoin rewards utilizing a “Full-Pay-Per-Share” payout of Bitcoin based on a contractual formula, which calculates payout primarily based on the hash rate provided by us to the mining pool as a percentage of total network hash rate, along with other inputs. We are entitled to consideration even if a block is not successfully placed by the mining pool operator. We transitioned completely to this type of mining pool in December 2022, and utilized it for the year ended December 31, 2023.

Immersion-cooling

The initial phase of the development of the Corsicana Facility involves the construction of 400 megawatts (“MW”) of immersion-cooled Bitcoin Mining infrastructure. We anticipate that immersion-cooling technology will present many unique opportunities to increase efficiencies in Bitcoin mining and are constantly evaluating new and emerging technologies in the Bitcoin ecosystem to make our mining operations more efficient.

When miners are immersion-cooled, they operate in a more stable environment that is better able to dissipate the heat generated by the miners’ operation, allowing the equipment to run at sustained higher productivity rates for longer periods of time. We are continuing to test our immersion-cooling mining operations and, if our desired performance metrics are achieved, we plan to leverage our infrastructure development capabilities to expand the implementation of our immersion-cooled Bitcoin mining hardware to increase our Bitcoin mining hash rate without relying solely on purchasing additional new miners and mining equipment, which we believe will result in increased operating efficiencies, and, thus, improved capital efficiencies.

Engineering

Our Engineering business segment designs and manufacturers power distribution equipment and custom engineered electrical products that provide us with the ability to vertically integrate many of the critical electrical components and engineering services necessary for our Corsicana Facility development and Rockdale Facility expansion and to reduce our execution and counter-party risk in ongoing and future expansion projects. Engineering and other specialized talent employed in our Engineering business segment also allows us to continue to explore new methods to optimize and develop a best-in-class Bitcoin mining operation and has been instrumental in the development of our industrial-scale immersion-cooled Bitcoin mining hardware.

Our Engineering business segment also provides electricity distribution product design, manufacturing, and installation services primarily focused on large-scale commercial and governmental customers and serves a broad scope of clients across a wide range of markets including data center, power generation, utility, water, industrial, and alternative energy. Products are custom built to client and industry specifications.

Competition

Our business is highly competitive and operates 24 hours a day, 7 days a week, on a global basis. The primary drivers of competition are demand for Bitcoin, sufficient capital resources to acquire large quantities of high-quality miners, the ability to secure these miners from a limited number of suppliers on rapid delivery schedules, and the ability to execute on those miner deployments with the best-in-class mining infrastructure to generate the highest returns while incurring the lowest costs to mine. We also on rely on a mining infrastructure that can supply large amounts of reliable, low-cost electricity, with best-in-class teams that can execute on deploying miners on compressed timelines. In order to ensure this supply of large amounts of low-cost electricity, we have entered into long-term power purchase agreements with our energy supplier at the Rockdale Facility, which allows us to control our power costs and project them over a long-term, enabling us to focus on developing best-in-class mining infrastructure.

Our competition in the Bitcoin mining space fluctuates due to a number of factors, including, but not limited to, the value of Bitcoin rewards for mining and public perception. See more details below under “Industry Trends”. Our main competitors generally include other large Bitcoin mining companies, both publicly listed and private, as well as other Bitcoin miners who participate in mining pools.

Industry Trends

During 2022 and 2023, we observed several companies in the Bitcoin ecosystem experience significant challenges and initiate bankruptcy proceedings due to the significant volatility in the price of Bitcoin, the increase in interest rates, the volatility in spot prices of power, and other national and global macroeconomic factors. We anticipate this trend will likely continue as companies attempt to shift their business models to operate on significantly compressed margins. Further affecting the margins of the companies within the Bitcoin ecosystem, the Bitcoin reward for solving a block is subject to periodic incremental halving, as described below under the heading “Factors Affecting Profitability - Halving.”

The dramatic increase in the price of Bitcoin observed in the market during prior years caused many companies to over-leverage themselves, thus operating in potentially unsustainable ways given the recent variability in the price of Bitcoin. We chose to refrain from engaging in any significant debt-financing activities during this period and, as a result, has not been subject to the significant debt-service shortfalls some of our competitors are experiencing. Despite such challenges in the ecosystem, we continue to focus on building long-term stockholder value by taking strategic action to vertically integrate our business, expanding the Rockdale Facility and developing the Corsicana Facility. Management believes this focus will positively affect each of our business segments by providing more capacity for our Bitcoin Mining operations, and by capitalizing on supply chain efficiencies garnered through our Engineering segment. As we grow our business, we continue to focus on deploying our efficient Bitcoin mining fleet, at scale, while realizing the benefits of being an owner and operator of our Bitcoin Mining facilities.

We anticipate companies in our industry will continue to experience challenges, and that 2024 may continue to be a period of consolidation in the Bitcoin mining industry. Further, given our relative position, liquidity, and absence of any significant long-term debt, we believe we are well positioned to benefit from such consolidation. We are continuously evaluating strategic opportunities which we may decide to undertake as part of our strategic growth initiatives; however, we can offer no assurances that any strategic opportunities which we decide to undertake will be achieved on the schedule or within the budget we anticipate, if at all, in our competitive and evolving industry, and our business and financial results may change significantly as a result of such strategic growth.

The recent shutdowns of certain digital asset exchanges and trading platforms due to fraud or business failure has negatively impacted confidence in the digital asset industry as a whole and led to increased oversight and scrutiny of the industry. We did not have any exposure to any digital asset lenders or exchanges who have declared bankruptcy or have suspended operations. We only hold and sell Bitcoin that we have mined and do not sell, hold, or redeem any Bitcoin for any other parties. Our Bitcoin is held in cold storage wallets by a well-known U.S.-based third-party digital asset-focused custodian. We also sell our Bitcoin using our custodian’s U.S. brokerage services.

In 2023, the banking industry and financial services sector experienced disruptions and instability. In March 2023, Silvergate Capital Corporation, the holding company for Silvergate Bank, which was primarily focused on the digital asset industry, announced its intent to wind down operations and voluntarily liquidate its holdings. Also in March, Silicon Valley Bank and Signature Bank both closed. The Federal Deposit Insurance Corporation (“FDIC”) was appointed receiver following their closures and transferred substantially all assets of the former banks to newly created, FDIC-operated bridge banks in an action to protect all depositors of the banks. In May 2023, First Republic Bank was closed, and the FDIC sold substantially all of First Republic Bank’s assets to JP Morgan Chase & Co.

Although we maintained certain operating accounts with Signature Bank prior to its closure, we have since transferred all our deposits previously held with the bank to other banking institutions. We did not lose access to our accounts or experience interruptions in banking services, and we suffered no losses with respect to our deposits at Signature Bank as a result of the bank’s closure. We did not have any banking relationships with Silicon Valley Bank, Silvergate Bank, or First Republic Bank, and currently hold our cash and cash equivalents at multiple banking institutions. Although we did not suffer any losses, we continue to monitor for updates to mitigate any future impacts we may be subject to as a result of instability of the banking industry and financial services sector.

Research and Development

In 2022, we initiated development of the Corsicana Facility to expand our Bitcoin Mining capabilities on a 265-acre site in Navarro County, Texas, located next to the Navarro Switch. Once complete, we expect the Corsicana Facility to have one gigawatt of developed capacity for Bitcoin Mining operations.

The initial phase of the development of the Corsicana Facility involves the construction of 400 MW of immersion-cooled Bitcoin Mining infrastructure, as well as a high-voltage power substation and transmission facilities to supply power and water to the facility. Construction of the substation and Bitcoin Mining infrastructure is ongoing and operations are expected to commence by the end of the first quarter of 2024, following commissioning of the substation.

Materials and Suppliers

We maintain several key supplier relationships that are important to our business to secure mining hardware and infrastructure components and other materials. Given the complexity of developing mining hardware, there are few suppliers that can produce miners at scale. For example, our purchase orders with MicroBT have future delivery schedules that extend out many months before those miners are delivered to our Rockdale Facility. These fluctuations in delivery timelines require us to plan to purchase miners well in advance of when we anticipate deploying those miners.

Our development of the Corsicana Facility requires large quantities of electrical infrastructure components and construction materials. We seek to procure these materials from our suppliers in sufficient quantities so that we can deploy miners at scale on accelerated timelines. Further, our immersion-cooled Bitcoin Mining activities require large volumes of specialized non-conductive fluid, for which there are limited manufacturers.

Global Logistics

Global supply logistics have caused delays across all channels of distribution. Similarly, we have also experienced delays in certain of our miner delivery schedules and in our infrastructure development schedules due to constraints on the globalized supply chains for miners, electricity distribution equipment and construction materials. Through the date of the 2023 Form 10-K, we have been able to effectively mitigate any delivery delays to avoid materially impacting our miner deployment schedule; however, there are no assurances we will be able to continue to mitigate any such delivery delays in the future. Additionally, the development of the Corsicana Facility requires large quantities of construction materials, specialized electricity distribution equipment and other component parts that can be difficult to source. We have procured and hold many of the required materials to help mitigate global supply logistic and pricing concerns. We continue to monitor developments in the global supply chain and assess their potential impact on our expansion plans.

Regulatory

We anticipate that Bitcoin mining will be a focus for potential increased regulation in the near- and long-term, and we cannot predict how future regulations may affect our business or operations.

State regulation of Bitcoin mining is an important consideration with respect to where we conduct our mining operations. Our Rockdale Facility and our Corsicana Facility are both located in the State of Texas. To the extent that there is any state regulation of Bitcoin mining, we believe Texas is likely to remain one of the most favorable regulatory environments for Bitcoin miners.

In March 2022, the SEC issued proposed climate-related disclosure requirements for registrants and received thousands of comments on the proposal. We continue to await the release of any potential finalized rules requiring such disclosures following the analysis of the comments.

In January 2023, the Board of Governors of the Federal Reserve System (the “Federal Reserve”), Office of the Comptroller of the Currency, and FDIC issued a joint statement regarding perceived risks to banks with clients in crypto-asset industries. In January 2023, the Federal Reserve also issued a policy statement broadening its regulatory authority to limit the activities of state-chartered banks. Several leaders in the U.S. Congress sent oversight letters to the prudential regulators pushing back on any efforts to place limits on banking activity for digital asset industries. Riot has also diversified banking relationships to mitigate any potential regulatory risk with respect to financial services.

Additionally, in January 2023, the U.S. House of Representatives announced its first ever Financial Services Subcommittee on Digital Assets and its intention to develop a regulatory framework for the digital asset industry. Bipartisan leadership of the Senate Banking Committee announced that goal as well. Over the course of 2023, the House Financial Services Committee passed various bills, including a bill to provide a market structure for digital assets, but no such legislation has received a vote on the floor of the full House.

In January 2024, a decade after initial applications were filed, the SEC approved a series of spot Bitcoin exchange-traded funds, which have received billions of dollars of in-flows.

Also in January 2024, the U.S. Energy Information Administration initiated a provisional survey of electricity consumption information from cryptocurrency mining companies operating in the United States. The survey was authorized by the Office of Management and Budget as an emergency data request. This action is purely a survey, and it remains unclear whether or how the information will be used in future regulatory efforts.

Leaders on both the U.S. House Financial Services Committee and U.S. Senate Banking Committee have expressed interest in passing legislation to provide additional regulatory authority to address risks related to the use of digital assets in illicit financial activity. The U.S. Treasury Department has also requested additional authorities to address such risks. However, we have not seen sufficient support emerge in favor of any particular proposal to anticipate any specific changes at this time.

We are unable to predict the impact that any new standards, legislation, or regulations may have on our business at the time of filing the 2023 Form 10-K. However, we continue to monitor and proactively engage in dialogue on regulatory and legislative matters related to our industry.

As the regulatory and legal environment evolves, we may become subject to new laws, such as further regulation by the SEC and other agencies, which may affect our Bitcoin Mining and other activities. For additional discussion regarding our belief about the potential risks that existing and future regulation pose to our business, see Part I, Item 1A. “Risk Factors” of the 2023 Form 10-K.

Environmental

There are increasing concerns over the quantity of energy, particularly from non-renewable sources, used for Bitcoin mining and its effects on the environment. Many media reports focus exclusively on the energy requirements of Bitcoin mining and cite it as an environmental concern. However, those reports tend to omit discussion of the positive contributions associated with Bitcoin mining to other customers on the electrical grid. Bitcoin mining operations present a stable demand for energy and can be quickly curtailed, uniquely positioning businesses that engage in Bitcoin mining to respond to increased electricity demand in emergency situations. Throughout 2023, we voluntarily reduced our operations and curtailed our energy consumption to allow our energy provider to redirect our power allotment back into the Electric Reliability Council of Texas (“ERCOT”) market during extreme weather events. By taking such actions, we immediately helped to stabilize the grid by allowing our power allotment to be delivered to the areas of greatest need, such as heating homes and powering hospitals. Overall, our operations incentivize new power generation development and our actions help to reduce the frequency and impact of power failures and electricity price surges. In exchange for powering down our systems in response to high electricity demand, we receive benefits associated with the difference between our contractual cost of power and the price at which such power is sold on the ERCOT market (less any applicable fees payable to our consultants who assist with our participation in the ERCOT Demand Response Services Program). Additionally, we voluntarily participate in load response programs operated by ERCOT, whereby we temporarily give ERCOT the right to curtail a set portion of our power load at their discretion in exchange for a fee. Ultimately, these benefits are shared by us and all participants in the ERCOT market, through the positive incentivizing of energy supply and demand consistency across the ERCOT marketplace, which contributes positively to the overall health of the Texas grid.

Human Capital Resources

During the past year, we have made substantial investments in our workforce to retain and attract best-in-class employees, substantially growing our employee base, while also internally promoting individuals to key positions across the Company. As of December 31, 2023, we had a total workforce of approximately 534 employees across our entire organization, including professionals in engineering, information and technology, operations, construction, manufacturing. finance, legal, communications, and Bitcoin Mining operations. Of our total workforce, approximately 431 employees were in engineering, construction, manufacturing, and Bitcoin Mining operations and approximately 103 employees were in a general or administrative support function, such as information and technology, finance, legal or communications. Approximately 43% of our workforce was in Colorado and 53% was in Texas.

Our strategy with human capital resources is to align the interests of our employees with our key long-term success drivers. In execution of this strategy, we adopted a long-term performance incentive program, under which all eligible employees are granted a combination of service-based restricted stock awards that generally vest over a three-year period and performance-based restricted stock awards that are eligible to vest based on our achievement of specific performance or total stockholder return milestones. During 2023, certain employees under the long-term performance program were eligible to receive cash in lieu of restricted shares of our common stock awards based on achievement of these same performance milestones. We believe our performance program is a key incentive for our employees that aligns their long-term interests with our long-term objectives as an organization.

In addition to Riot’s long-term incentive program and competitive cash compensation practices, our employees are provided with excellent health benefits, paid parental leave, paid time off, and additional benefits.

We recognize the positive impact that leaders within a company can have on their teams, and we believe every employee is and should be a leader within our Company. Consequently, in addition to seeking out top talent from outside of our organization to foster this positive impact, we offer management and executive leadership training, and encourage the continuous development of leaders across the Company, and motivate every Company employee to take ownership over their impact on the Company’s success.

We seek to attract a pool of diverse, best-in-class candidates and foster their career growth by hiring the best talent available, rather than relying solely on educational background. In support of such initiative, we look for candidates in local communities and large cities alike, and from a variety of backgrounds. Our goal is a long-term, growth-oriented career for each employee. We also believe that our ability to retain our workforce is dependent on our ability to foster an environment that is sustainably safe, respectful, fair, and inclusive of everyone, and promotes diversity, equity, and inclusion both inside and outside of our business.

Diversity, Equity, and Inclusion

We support diversity and inclusion in a workplace where employees can thrive, and our policies are designed to promote fairness and respect for everyone. Diverse backgrounds, experiences and opinions are encouraged and welcomed. In support of such diversity and inclusion, we act in accordance with our Code of Ethics and Business Conduct and our Non-Discrimination and Anti-Harassment Policy to create a safe environment free from discrimination or harassment that respects the human rights of our employees. We strive to achieve a workplace where opportunities for success are created and available for all employees. In support of this goal, in 2023, we required all employees to complete unconscious bias and harassment trainings.

Compensation and Benefits

Our compensation programs are designed to provide incentives to attract, retain, and motivate employees to achieve our long-term goals. Specifically, we compare salary and wages against quantitative benchmarks and adjust monetary compensation to ensure wages are competitive and consistent with employee positions, skill levels, experience, and geographic location. We maintain a robust process for ensuring pay equity across the Company and increases in incentives and compensation based on merit and performance.

We provide a comprehensive range of benefits options, including medical, dental, and vision insurance for employees and family members, paid and unpaid leaves, and life and disability/accident insurance coverage. Benefits for employees outside of the United States are provided based on country-specific practices and are intended to support the health and well-being of our employees and their families.

Bitcoin Mining Results

Bitcoin Mining Production and Bitcoin Sales

One way we measure the success of our operations is by the number and U.S. Dollar value of the Bitcoin rewards we earn from our Bitcoin Mining activities. The following table presents information regarding our Mining operations, including Bitcoin production and sales of the Bitcoin we mine.

	Quantity	Amounts
Balance as of January 1, 2021	1,078	$10,186
Revenue recognized from Bitcoin mined	3,812	184,422
Exchange of Bitcoin for employee compensation	(6)	(295)
Realized gain on sale/exchange of Bitcoin	—	253
Impairment of Bitcoin	—	(43,973)
Balance as of December 31, 2021	4,884	150,593
Revenue recognized from Bitcoin mined	5,554	156,870
Proceeds from sale of Bitcoin	(3,425)	(79,529)
Exchange of Bitcoin for employee compensation	(39)	(1,495)
Realized gain on sale/exchange of Bitcoin	—	30,346
Impairment of Bitcoin	—	(147,365)
Balance as of December 31, 2022	6,974	109,420
Cumulative effect upon adoption of ASU 2023-08	—	5,994
Revenue recognized from Bitcoin mined	6,626	188,996
Bitcoin receivable	(21)	(878)
Proceeds from sale of Bitcoin	(6,185)	(176,219)
Exchange of Bitcoin for employee compensation	(32)	(869)
Change in fair value of Bitcoin	—	184,734
Balance as of December 31, 2023	7,362	$311,178

We increased the quantity of Bitcoin rewards earned from our Bitcoin Mining operations from 5,554 Bitcoin mined in 2022, to 6,626 Bitcoin mined in 2023, representing an increase of approximately 19.3%. Revenue recognized from our Bitcoin Mining activities increased from approximately $156.9 million during 2022 to $189.0 million during 2023, representing an increase of approximately 20.5%. The increase was due to an increase in Bitcoin rewards earned as a result of an increase in the number of miners deployed from 88,556 as of December 31, 2022, to 112,944 as of December 31, 2023, partially offset by an increase in the global network hash rate.

Factors Affecting Profitability

Market Price of Bitcoin

Our business is heavily dependent on the spot price of Bitcoin. The prices of cryptocurrencies, including Bitcoin, have experienced substantial volatility, meaning that high or low prices may be based on speculation and incomplete information, subject to rapidly changing investor sentiment, and influenced by factors such as technology, regulatory void or changes, fraudulent actors, manipulation, and media reporting. Bitcoin (as well as other cryptocurrencies) may have value based on various factors, including, but not limited to, their acceptance as a means of exchange by consumers and producers, scarcity, and market demand, all of which are beyond our control.

Halving

Further affecting the industry, particularly for the Bitcoin blockchain, the Bitcoin reward for solving a block is subject to periodic incremental halving. Halving is a process designed to control the overall supply and reduce the risk of inflation in Bitcoin, which uses a proof-of-work consensus algorithm. At a predetermined block, the mining reward is cut in half, hence the term “halving.” For Bitcoin the reward was initially set at 50 Bitcoin currency rewards per block. The Bitcoin blockchain has undergone halvings three times since its inception as follows: (1) on November 28, 2012, at block height 210,000; (2) on July 9, 2016, at block height 420,000; and (3) on May 11, 2020, at block height 630,000, when the reward was reduced to its current level of 6.25 Bitcoin per block. The next halving for the Bitcoin blockchain is currently anticipated to occur in April 2024 at block height 840,000. Halvings will continue to occur until the total amount of Bitcoin currency rewards issued reaches approximately 21 million and the theoretical supply of new Bitcoin is exhausted, which is expected to occur around the year 2140. Many factors influence the price of Bitcoin, and potential increases or decreases in prices in advance of or following a future halving is unknown.

Network Hash Rate and Difficulty

Generally, a Bitcoin miner’s chance of solving a block on the Bitcoin blockchain and earning a Bitcoin reward is a function of the miner’s hash rate, relative to the global network hash rate (i.e., the aggregate amount of computing power devoted to supporting the Bitcoin blockchain at a given time). As demand for Bitcoin has increased, the global network hash rate has increased rapidly, and as greater adoption of Bitcoin occurs, we expect the demand for new Bitcoin will likewise increase as more mining companies are drawn into the industry by this increased demand. Further, as a greater number of increasingly powerful miners have been deployed, the network difficulty for Bitcoin has consequently also increased. Network difficulty is a measure of how difficult it is to solve a block on the Bitcoin blockchain, which is adjusted every 2,016 blocks (approximately every 2 weeks) so that the average time between each block validation remains approximately ten minutes. A high difficulty means that more computing power will be required in order to solve a block and earn a new Bitcoin reward, which, in turn, makes the Bitcoin network more secure by limiting the possibility of one miner or mining pool gaining control of the network. Therefore, as new and existing miners deploy additional hash rate, the global network hash rate will continue to increase, meaning a miner’s share of the global network hash rate (and therefore its chance of earning Bitcoin rewards) will decline if it fails to deploy additional hash rate at pace with the industry.

For further discussion of the factors affecting our profitability, see the discussion under Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the heading “Summary of Bitcoin Mining Results” of this Exhibit 99.1, as well as the discussion of various risks, factors, and uncertainties we believe may affect our revenue and results of operations under Part I, Item 1A. “Risk Factors” of the 2023 Form 10-K.

Performance Metrics

We seek to mine Bitcoin by using our miners to solve complex cryptographic algorithms to support the Bitcoin blockchain (in a process known as “solving a block”). In return for solving a block, we receive the Bitcoin reward, which we can hold or sell on the market to generate cash.

Hash Rate

Bitcoin miners generally measure their capability in terms of hash rate, which is measured in terms of the number of cryptographic hashing algorithms solved (or “hashes”) per second. Generally, miners (or mining pools) with a greater hash rate relative to the global Bitcoin network hash rate at a given time will, over time, have a greater chance of earning a Bitcoin reward, as compared to miners with relatively lower total hash rates.

However, as the relative market price for Bitcoin increases, more miners are encouraged to attempt to mine Bitcoin, which increases Bitcoin’s global network hash rate. Therefore, to remain competitive, miners seek to continually increase their total hash rate, creating a feedback loop: as Bitcoin gains popularity and its relative market price increases, more miners attempt to mine Bitcoin and its global network hash rate is increased; in response, existing miners and new miners devote more and more hash rate to the Bitcoin blockchain by adding more, and increasingly powerful, miners to attempt to ensure their ability to earn additional Bitcoin rewards. As a result, the network difficulty of the Bitcoin network is increased to maintain the pace of new block additions, spurring miners to seek to deploy yet further hash rate to earn the same relative number of new Bitcoin rewards. In theory, this process should continually replicate itself until the supply of available Bitcoin is exhausted.

In response, miners have attempted to achieve greater hash rate by deploying increasingly sophisticated miners in ever greater quantities. This has become the Bitcoin mining industry’s great “arms race.” There are very few manufacturers of miners capable of producing a sufficient number of miners of adequate quality to meet this need, and scarcity results, leading to higher prices. Compounding this phenomenon, it has been observed that some manufacturers of Bitcoin miners may increase prices for new miners as the market price of Bitcoin increases. Further, these manufacturers have also been impacted by the ongoing global supply chain crisis resulting from COVID-19, both in terms of increased prices for the components of these new miners resulting from the constrained supply of the semiconductors used in the production of the highly specialized ASIC chips miners rely on, and in terms of labor costs to manufacture new miners as workforces are affected by increased absenteeism due to COVID-19 restrictions and employee burnout. Thus, miner manufacturers are subject to increasing price pressures due to both increased demand for new miners and decreased supply of necessary components and labor, ultimately leading manufacturers to charge higher prices for new miners.

Intellectual Property

We actively use specific hardware and software for our Bitcoin Mining operations. The Bitcoin blockchain is generally built on open-source code and, in certain cases, the source code and other software assets we use in our Bitcoin Mining operations may be subject to an open-source license. For these works, we adhere to the terms of any license agreements that may be in place. We also rely upon the intellectual property rights of others in certain respects in connection with our immersion-cooling technology.

We currently rely on trade secrets, trademarks, service marks, trade names, copyrights, and other intellectual property rights, and on licenses to use intellectual property rights owned and controlled by others. In addition, we have developed and may further develop certain proprietary software and hardware applications in connection with Bitcoin Mining operations, including our immersion-cooled Bitcoin Mining developments.

Information About Our Executive Officers

The following sets forth the name, age, and position of each of the persons who were serving as executive officers as of the filing of the 2023 Form 10-K.

Name	Age	Position
Jason Les	38	Director and Chief Executive Officer (principal executive officer)
Benjamin Yi	41	Director and Executive Chairman
Colin Yee	48	Executive Vice President, Chief Financial Officer (principal financial officer)
William Jackman	40	Executive Vice President, General Counsel and Secretary
Jason Chung	42	Executive Vice President, Head of Corporate Development & Strategy
Ryan Werner	44	Senior Vice President, Chief Accounting Officer (principal accounting officer)

Jason Les (age 38) has served as our Chief Executive Officer (“CEO”) since February 2021 and as a member of the board of directors since October 2017. He has been deeply involved with Bitcoin since 2013, with significant experience in Bitcoin mining, as an engineer studying protocol development, and contributing to open-source projects. Mr. Les was previously a founding partner of Binary Digital from May 2017 to November 2020, a software-development company where he led the engineering team and coordinated project development for artificial intelligence, reverse engineering, and inter-software compatibility projects. Additionally, his background includes over a decade of unique experience as a former professional heads-up poker player. He holds a Bachelor of Science, Computer Science from the University of California, Irvine.

Benjamin Yi (age 41) has served as our Executive Chairman since May 2021, as a member of the Board since October 2018, and as Chairman of the board of directors from November 2020 through May 2021. In this role, he is directly involved in our day-to-day operations, playing a key role in setting and fulfilling the Board’s strategic aims for the Company. Mr. Yi brings significant corporate governance experience to Riot’s Board and executive management team, having served as an independent director and committee chair of several private and public companies. Prior to joining Riot, Mr. Yi led capital markets and corporate development at IOU Financial, a fin-tech enabled lender to small businesses across North America and investee company of Neuberger Berman from January 2017 through May 2021. Mr. Yi brings almost two decades of unique capital markets experience to the Company, and a particular expertise in fintech, specialty finance, and investing throughout a company’s capital structure. Mr. Yi holds a Bachelor of Commerce, specialist in Finance, major in Economics from University of Trinity College and a Master of Finance from University of Toronto – Rotman School of Management.

Colin Yee (age 48) has served as our Executive Vice President, Chief Financial Officer since July 2023, and Chief Financial Officer from September 2022 to July 2023. Previously, he was our Head of Corporate and Financial Operations from April 2022 to September 2022. Prior to joining Riot, Mr. Yee founded Clear Capital Management Corporation which has been operating since September 2007. He served as the Chief Operating Financial Officer of Avebury Partners, a leading asset management firm that operates within the real estate, geothermal exchange, and construction sectors, from March 2021 to March 2022. From 2016 to 2021, Mr. Yee served as the CFO for Forum Equity Partners, a large private equity firm specializing in real estate, renewable energy and infrastructure. Mr. Yee is a Chartered Professional Accountant and holds a Bachelor of Science in Cellular Biology and a Bachelor of Commerce in Accounting from the University of Calgary.

William Jackman (age 40) has served as our Executive Vice President, General Counsel and Secretary, since September 2022, and as General Counsel and Secretary since July 2021. As a member of the executive team, Mr. Jackman manages the Company’s legal affairs, drawing upon his unique business and legal acumen to navigate strategic decisions and develop innovative solutions to complex challenges. Previously, Mr. Jackman represented S&P 500 companies as well as other public companies in the areas of securities laws, mergers and acquisitions, and power generation. Prior to joining Riot, Mr. Jackman was a Leader of Public

Companies and Securities at Roger Towers, P.A., one of Florida’s oldest and most established law firms, from March 2018 to January 2022. Additionally, he was a Senior Corporate Attorney at Holland & Knight LLP, a multinational law firm, from May 2014 through August 2017. Mr. Jackman holds dual Juris Doctorate law degrees from the Universities of Windsor and Detroit, as well as an MBA from Nova Southeastern, and is a member of the New York, Florida, and Ontario Bar Associations.

Jason Chung (age 42) has served as our Executive Vice President, Head of Corporate Development & Strategy since July 2023, and Head of Corporate Development & Strategy from June 2022 to July 2023. Mr. Chung spearheads the coordination of Riot’s corporate development, capital markets, and investor relations efforts. Mr. Chung brings two decades of experience in investment banking and a wealth of knowledge in corporate finance to Riot. Prior to joining Riot, Mr. Chung served as Managing Director, M&A, at Nomura Holdings, Inc. from March 2017 through June 2022 and Executive Director, Mergers & Acquisitions from March 2014 through December 2016 where he advised global clients on cross-border transactions in the technology sector across multiple countries, including the US, Canada, Germany, Japan, Korea, France, and Singapore. Mr. Chung’s investment banking career spanned nearly $20 billion in mergers and acquisitions transactions and included building and growing advisory teams. Mr. Chung is a CFA charter holder and earned a Bachelor of Commerce and Finance degree, minoring in History, from the University of Toronto.

Ryan Werner (age 44) has served as our Senior Vice President and Chief Accounting Officer since September 2022. Previously, Mr. Werner served as our Vice President of Finance from March 2021 to September 2022. Mr. Werner is responsible for the leadership and oversight of our public accounting function, leading the Company’s team of accounting and finance professionals. Prior to joining Riot, Mr. Werner was a Senior Director, Real Estate and Transactions Accounting at UDR, an S&P 500 constituent and multifamily real estate investment trust, from March 2013 through March 2021. Mr. Werner began his career in Ernst & Young’s audit practice, where he was a Senior Manager and specialized in publicly traded companies. Mr. Werner is a Certified Public Accountant and holds a Master of Accounting and Information Systems degree, as well as a Bachelor of Science in Accounting & Business Administration degree, both from the University of Kansas.

There are no familial relationships among our executive officers and any directors, except that Mr. Yi is married to the first cousin of Hannah Cho, who serves on our board of directors. There are no arrangements or understandings between any of our executive officers and any other person pursuant to which any of such executive officers were selected.

Corporate Information

Our principal executive office is located at 3855 Ambrosia Street, Suite 301, Castle Rock, Colorado 80109, and our telephone number is (303) 794-2000. Our records are kept at our principal executive office.

We were incorporated in the State of Colorado on July 24, 2000, under the name AspenBio, Inc., and have been through a number of subsequent name changes. Effective October 19, 2017, we adopted the corporate name Riot Blockchain, Inc., and changed our state of incorporation to Nevada. Effective December 30, 2022, we adopted our current corporate name, Riot Platforms, Inc., and remained incorporated in Nevada.

Our website address is www.riotplatforms.com.

Additional Information

We file or furnish periodic reports and amendments thereto, including our annual reports on Form 10-K, proxy statements, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. These reports, and any amendments thereto, as filed with the SEC, can be accessed, free of charge, on the SEC’s website www.sec.gov. These documents may also be accessed on our website: www.riotplatforms.com through a link in the “Investors” section. The contemplated documents are placed on our website as soon as practicable after their filing with the SEC. The information posted on our website is not incorporated by reference into this Exhibit 99.1.

ITEM 2.  PROPERTIES

Leased Property

As of December 31, 2023, we leased various corporate offices, manufacturing facilities in Denver, Colorado used for our Engineering segment, temporary office space at our Corsicana Facility, which is used for our Bitcoin Mining segment, and had a long-term ground lease for the land upon which the Rockdale Facility is constructed, which is used for our Bitcoin Mining segment.

Property Owned

As of December 31, 2023, we owned the Rockdale Facility and the land upon which the Corsicana Facility is being constructed. We will own the Corsicana Facility once it is constructed.

In our opinion, our facilities, whether owned or leased, are suitable and adequate for their intended purposes, are well-maintained and generally in regular use and have capacities adequate for current and projected needs. Other than the ground lease for the Rockdale Facility noted above, there are no material encumbrances on any of our owned facilities.

PART II

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) provides information that will assist the reader in understanding our results of operations and financial condition. This MD&A should be read in conjunction with our Consolidated Financial Statements and the related notes that are included in Part II, Item 8. “Financial Statements and Supplementary Data” of this Exhibit 99.1.

This MD&A generally discusses 2023 and 2022 items and year-to-year comparisons between 2023 and 2022. Discussions of 2021 items and year-to-year comparisons between 2022 and 2021 are not included, and can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Forward Looking Statements

This MD&A includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations, and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. See “Cautionary Note Regarding Forward-Looking Statements.”

Business Overview and 2023 Highlights

We are a vertically integrated Bitcoin mining company principally engaged in enhancing our capabilities to mine Bitcoin in support of the Bitcoin blockchain. We also provide comprehensive and critical mining infrastructure for institutional-scale hosted clients to mine Bitcoin at our Rockdale Facility. The Rockdale Facility currently provides 700 MW in total developed capacity for our Bitcoin mining and data center hosting services for institutional-scale hosted clients. Our Rockdale Facility is believed to be the largest Bitcoin mining facility in North America, as measured by developed capacity. Additionally, we are developing the Corsicana Facility, a second large-scale Bitcoin mining facility, which, upon completion, is expected to have approximately one gigawatt of capacity available for our own Bitcoin Mining. During 2023, Riot continued to expand on our growth-focused corporate strategy by capitalizing on our positioning within the market, and appropriately allocating resources to continue to expand and develop in a volatile market.

We operate in an environment which frequently evolves based on the proliferation of Bitcoin and cryptocurrencies in general. A significant component of our strategy is to effectively and efficiently allocate capital between opportunities that generate the highest return on our investment.

Bitcoin Mining

We own and operate one of the largest Bitcoin Mining operations in North America. During the year ended December 31, 2023, we continued to deploy miners at our Rockdale Facility and continued development activities at the Corsicana Facility, with the objective of increasing our operational efficiency and performance in the future.

As of December 31, 2023, our Bitcoin Mining business segment operated 112,944 miners, with a hash rate capacity of 12.4 EH/s.

During the year ended December 31, 2023, we mined 6,626 Bitcoin, which represented an increase of 19.3% over the 5,554 Bitcoin we mined in the year ended December 31, 2022. We anticipate achieving a total self-mining hash rate capacity of 28 EH/s by the end of 2024.

During the year ended December 31, 2023, we entered into the Master Agreement to acquire 99,840 miners from MicroBT (consisting of 8,320 M56S+ model miners, 22,684 M56S++ model miners, 20,778 M66 model miners, and 48,058 M66S model miners), primarily for use at the Corsicana Facility, for a total purchase price of approximately $453.4 million. Delivery of the miners began in the fourth quarter of 2023, with all miners expected to be received and deployed by mid-2025. Upon full deployment of the 99,840 miners, we anticipate a total self-mining hash rate capacity of 38 EH/s. The Master Agreement also provides us with an option to purchase up to an additional 265,000 additional miners, on the same terms as the initial order.

For the year ended December 31, 2023, Bitcoin Mining revenue was approximately $189.0 million.

Engineering

Our Engineering business segment designs and manufacturers power distribution equipment and custom engineered electrical products that provide us with the ability to vertically integrate many of the critical electrical components and engineering services necessary for our Corsicana Facility development and Rockdale Facility expansions and to reduce our execution and counter-party risk in ongoing and future expansion projects. Engineering and other specialized talent employed in our Engineering business segment also allows us to continue to explore new methods to optimize and develop a best-in-class Bitcoin Mining operation and has been instrumental in the development of our industrial-scale immersion-cooled Bitcoin mining hardware.

Our Engineering business segment also provides electricity distribution product design, manufacturing, and installation services primarily focused on large-scale commercial and governmental customers and serves a broad scope of clients across a wide range of markets including data center, power generation, utility, water, industrial, and alternative energy. Products are custom built to client and industry specifications.

Engineering revenue is derived from the sale of custom products built to customers’ specifications under fixed-price contracts with one identified performance obligation. Engineering revenue is recognized over time as performance creates or enhances an asset with no alternative use, and for which we have an enforceable right to receive compensation as defined under the contract.

For the year ended December 31, 2023, Engineering revenue was approximately $64.3 million.

Other

Following our acquisition of Whinstone, we commenced an expansion of our Rockdale Facility to more than double its developed capacity at the time of acquisition and, as of December 31, 2023, this expansion had been completed.

The expansion of our Rockdale Facility has provided capacity to enable us to deploy our current fleet of miners in a self-hosted facility, while allowing us to continue offering our data center hosting services. We believe deploying our miners at the expanded Rockdale Facility offers many advantages for our Bitcoin Mining operations, including allowing us to operate our miners without incurring third-party colocation services fees and to do so at the low fixed energy costs available to the Rockdale Facility under its long-term Power Purchase Agreement (“PPA”).

Data center hosting revenue includes upfront payments, which we record as deferred revenue and generally recognize as services are provided. We provide energized space and operating and maintenance services to third-party mining companies who locate their mining hardware at our Rockdale Facility under long-term contracts. We account for these agreements as a single performance obligation for services being delivered in a series with delivery being measured by daily successful operation of the mining hardware. As such, we recognize revenue over the life of the contract as its series of performance obligations are met. The contracts are recognized in the amount for which we have the right to invoice because we elected the “right to invoice” practical expedient.

For the year ended December 31, 2023, data center hosting revenue made up essentially all of Revenue: Other of approximately $27.3 million.

Industry Trends

During 2022 and 2023, we observed several companies in the Bitcoin ecosystem experience significant challenges and initiate bankruptcy proceedings due to the significant volatility in the price of Bitcoin, the increase in interest rates, the volatility in the spot price of power, and other national and global macroeconomic factors. We anticipate this trend will likely continue as companies attempt to shift their business models to operate on significantly compressed margins. Further affecting the margins of the companies within the Bitcoin ecosystem, the Bitcoin reward for solving a block is subject to periodic incremental halving, which is next anticipated to occur in April 2024. The network halving is a preprogrammed, fixed process of the Bitcoin network where the Bitcoin reward for solving a block received by miners is reduced by half approximately every four years. The network halving will continue to occur on this schedule until the amount of Bitcoin in existence reaches the cap of 21.0 million. The network halving is a process designed to implement a periodic decreasing schedule of the issuance of new Bitcoin into the market which results in a predictable and controlled inflationary rate.

The dramatic increase in the price of Bitcoin observed in the market during prior years caused many companies to over-leverage themselves, thus operating in potentially unsustainable ways given the recent variability in the price of Bitcoin. Riot chose to refrain from engaging in any significant debt-financing activities during this period and, as a result, has not been subject to the significant debt-service shortfalls some of our competitors are experiencing. Despite such challenges in the ecosystem, Riot continues to focus on building long-term stockholder value by taking strategic action to vertically integrate our business, utilizing the Rockdale Facility and developing the Corsicana Facility. Management believes this focus will positively affect Riot’s business by providing more capacity for our Bitcoin Mining operations, and by capitalizing on supply chain efficiencies garnered through our Engineering segment. As we grow our business, we continue to focus on deploying our efficient Bitcoin mining fleet, at scale, while realizing the benefits of being an owner and operator of our Bitcoin Mining and data center hosting facilities.

We anticipate companies in our industry will continue to experience challenges, and that 2024 will be a period of consolidation in the Bitcoin mining industry. Further, given our relative position, liquidity, and absence of any significant long-term debt, we believe we are well positioned to benefit from such consolidation. We are continuously evaluating strategic opportunities which we may decide to undertake as part of our strategic growth initiatives; however, we can offer no assurances that any strategic opportunities which we decide to undertake will be achieved on the schedule or within the budget we anticipate, if at all, in our competitive and evolving industry, and our business and financial results may change significantly as a result of such strategic growth.

The recent shutdowns of certain digital asset exchanges and trading platforms due to fraud or business failure has negatively impacted confidence in the digital asset industry as a whole and led to increased oversight and scrutiny of the industry. We did not have any exposure to any digital asset lenders or exchanges who have declared bankruptcy or have suspended operations. We only hold and sell Bitcoin that we have mined and do not sell, hold, or redeem any Bitcoin for any other parties. Our Bitcoin is held in cold storage wallets by a well-known U.S.-based third-party digital asset-focused custodian. We also sell our Bitcoin using our custodian’s U.S. brokerage services.

In 2023, the banking industry and financial services sector experienced disruptions and instability. In March 2023, Silvergate Capital Corporation, the holding company for Silvergate Bank, which was primarily focused on the digital asset industry, announced its intent to wind down operations and voluntarily liquidate its holdings. Also in March 2023, Silicon Valley Bank and Signature Bank both closed and the FDIC was appointed receiver following their closures and transferred substantially all assets of the former banks to newly created, FDIC-operated bridge banks in an action to protect all depositors of the banks. In May 2023, First Republic Bank was closed, and the FDIC sold substantially all of First Republic Bank’s assets to JP Morgan Chase & Co.

Although we maintained certain operating accounts with Signature Bank prior to its closure, we have since transferred all our deposits previously held with the bank to other banking institutions. We did not lose access to our accounts or experience interruptions in banking services, and we suffered no losses with respect to our deposits at Signature Bank as a result of the bank’s closure. We did not have any banking relationships with Silicon Valley Bank, Silvergate Bank, or First Republic Bank, and currently hold our cash and cash equivalents at multiple banking institutions. Although we did not suffer any losses, we continue to monitor for updates to mitigate any future impacts we may be subject to as a result of instability of the banking industry and financial services sector.

See Part I, Item 1A. “Risk Factors” of the 2023 Form 10-K for additional discussion regarding potential impacts our competitive and evolving industry may have on our business.

Global Logistics

Global supply logistics have caused delays across all channels of distribution. Similarly, we have also experienced delays in certain of our miner delivery schedules and in our infrastructure development schedules due to constraints on the globalized supply chains for miners, electricity distribution equipment and construction materials. Through the date of the 2023 Form 10-K, we have been able to effectively and efficiently mitigate delivery delays to avoid materially impacting our miner deployment schedule, however, we cannot guarantee that we will be able to continue to mitigate any such delivery delays in the future.

Additionally, the development of our new Corsicana Facility requires large quantities of construction materials, specialized electricity distribution equipment and other component parts that can be difficult to source. We have procured and already hold many of the required materials to help navigate challenges related to global supply logistics and mitigate any inflationary pricing concerns that may come from global supply delays.

We continue to monitor developments in the global supply chain and assess their potential impact on our expansion plans.

Summary of Bitcoin Mining Results

The following table presents additional information about our Bitcoin Mining activities, including Bitcoin production and sales of the Bitcoin mined:

	Quantity	Amounts
Balance as of January 1, 2021	1,078	$10,186
Revenue recognized from Bitcoin mined	3,812	184,422
Exchange of Bitcoin for employee compensation	(6)	(295)
Realized gain on sale/exchange of Bitcoin	—	253
Impairment of Bitcoin	—	(43,973)
Balance as of December 31, 2021	4,884	150,593
Revenue recognized from Bitcoin mined	5,554	156,870
Proceeds from sale of Bitcoin	(3,425)	(79,529)
Exchange of Bitcoin for employee compensation	(39)	(1,495)
Realized gain on sale/exchange of Bitcoin	—	30,346
Impairment of Bitcoin	—	(147,365)
Balance as of December 31, 2022	6,974	109,420
Cumulative effect upon adoption of ASU 2023-08	—	5,994
Revenue recognized from Bitcoin mined	6,626	188,996
Bitcoin receivable	(21)	(878)
Proceeds from sale of Bitcoin	(6,185)	(176,219)
Exchange of Bitcoin for employee compensation	(32)	(869)
Change in fair value of Bitcoin	—	184,734
Balance as of December 31, 2023	7,362	$311,178

Results of Operations Comparative Results for the Years Ended December 31, 2023 and 2022

Revenue

Total revenue for the years ended December 31, 2023 and 2022, was $280.7 million and $259.2 million, respectively, and consisted of our Bitcoin Mining revenue, Engineering revenue, and Other revenue.

For the years ended December 31, 2023 and 2022, Bitcoin Mining revenue was $189.0 million and $156.9 million, respectively. The increase of $32.1 million was primarily due to a 19.3% increase in the number of Bitcoin mined in the 2023 period as compared to the 2022 period as a result of an increase in miners deployed, partially offset by an increase in the Bitcoin network difficulty. Additionally, we continued employing our power strategy to significantly reduce overall power costs. As described below, during the years ended December 31, 2023 and 2022, we earned $71.2 million and $27.3 million, respectively, in power credits, which were recognized as offsets to our operating expenses, but equated to approximately 2,497 Bitcoin and 968 Bitcoin, respectively, as computed using the average daily Bitcoin prices for the applicable period.

For the years ended December 31, 2023 and 2022, Engineering revenue was $64.3 million and $65.3 million, respectively. The decrease of $1.0 million was primarily attributable to supply chain constraints resulting in decreased receipts of materials, delaying the completion of certain custom products, and therefore, the recognition of revenue. Our custom electrical products such as switchgear and power distribution centers are used as important components in data center development and in power generation and distribution facilities, and there has been increased demand for these products due to the continued increase in data center construction by developers, as well as the continually increasing worldwide demand for power.

For the years ended December 31, 2023 and 2022, Other revenue was $27.3 million and $36.9 million, respectively, and consisted almost entirely of data center hosting revenue. The decrease of $9.6 million was primarily due to hosting fewer customers during the 2023 period as we continue to address legacy contracts. For information regarding measures we have taken to address legacy contracts, see the discussion under “Legacy Hosting Customer Disputes” in Note 17. Commitments and Contingencies to our Consolidated Financial Statements.

Costs and expenses

Cost of revenue for Bitcoin Mining for the years ended December 31, 2023 and 2022 was $96.6 million and $74.3 million, respectively, representing an increase of approximately $22.3 million. As a percentage of Bitcoin Mining revenue, cost of revenue totaled 51.1% and 47.4% for each of the years ended December 31, 2023 and 2022, respectively. Bitcoin Mining cost of revenue consists primarily of direct production costs of mining operations, including electricity, labor, insurance and, for a portion of 2022, the variable Coinmint hosting fee, but excluding depreciation and amortization, which are separately stated. The increase was primarily due to the increase in mining capacity at the Rockdale Facility, which requires more headcount and direct costs necessary to maintain and support the mining operations. During the years ended December 31, 2023 and 2022, we earned $71.2 million and $27.3 million, respectively, in power credits, to be credited against our power invoices, as a result of temporarily pausing our operations. These credits are recognized in power curtailment credits in the statements of operations, outside of cost of revenue, but significantly reduce our overall cost to mine Bitcoin. When reducing the cost of revenue for Bitcoin Mining by the power curtailment credits allocated to Bitcoin Mining, the non-GAAP Bitcoin Mining revenue in excess of cost of revenue, net of power curtailment credits, as a percentage of revenue was 73.6% and 60.3% for the years ended December 31, 2023 and 2022, respectively, compared with Bitcoin Mining revenue in excess of cost of revenue, as a percentage of revenue of 48.9% and 52.6% (without reducing the cost of revenue for Bitcoin Mining by the power curtailment credits allocated to Bitcoin Mining) for the years ended December 31, 2023 and 2022, respectively. For a reconciliation of Bitcoin Mining revenue in excess of cost of revenue to Bitcoin Mining revenue in excess of cost of revenue, net of power curtailment credits, see the subheading below titled “Non-GAAP Measures”.

Cost of revenue for Engineering for the years ended December 31, 2023 and 2022 was $60.6 million and $57.5 million, respectively. The costs consisted primarily of direct materials and labor, as well as indirect manufacturing costs. The increase was primarily due to increased cost of labor and materials, partially offset by decreased receipts of materials resulting from increased competition for direct materials due to supply chain constraints.

Other cost of revenue for the years ended December 31, 2023 and 2022 consisted of data center hosting costs of $97.1 million and $61.9 million, respectively, an increase of approximately $35.2 million. The costs consisted primarily of direct power costs, with the balance primarily incurred for rent and compensation costs. The increase was primarily attributable to the significant increase in size of our Rockdale Facility over the period, which has more than doubled since 2021.

Selling, general and administrative expenses during the years ended December 31, 2023 and 2022 totaled $100.3 million and $67.5 million, respectively. Selling, general and administrative expenses consist of stock-based compensation, legal and professional fees, and other personnel and related costs. The increase of $32.9 million was primarily attributable to an increase in compensation expense, which increased by $12.2 million as a result of hiring additional employees to support our ongoing growth, increased stock-based compensation of $7.6 million due to the adoption of the long-term incentive plan and additional headcount, increased legal and professional fees of $8.1 million primarily related to ongoing litigation and public company compliance, and an increase of $5.0 million in other general operating costs such as insurance and information technology projects to support our growth.

Depreciation and amortization expense during the years ended December 31, 2023 and 2022 totaled $252.4 million and $108.0 million, respectively. The increase of $144.4 million was primarily due to higher depreciation expense recognized for the Rockdale Facility and the significant increase in the number of recently acquired and deployed miners.

Change in fair value of Bitcoin for the year ended December 31, 2023, was a gain of $184.7 million, and was recognized as a result of adopting Accounting Standards Update (“ASU”) No. 2023-08, Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”), effective January 1, 2023, under which Bitcoin is recognized at fair value with changes in fair value recognized in net income. The gain recognized was attributable to increases in the price of Bitcoin and the increased quantity of Bitcoin held as of December 31, 2023, as compared to December 31, 2022.

Changes in fair value of our derivative asset for the years ended December 31, 2023 and 2022 were gains of $6.7 million and $71.4 million, respectively, and were recorded to adjust the fair value of our PPA, which was classified as a derivative asset and measured at fair value. The changes in fair value were due to changes in future power prices over the applicable period.

Power curtailment credits during the years ended December 31, 2023 and 2022 were $71.2 million and $27.3 million, respectively, and represent sales of unused power under our PPA and participation in ancillary services under ERCOT Demand Response Services Programs. The amount of these credits varies from period to period depending on various factors impacting the supply of power to, and the demand for power on, the ERCOT power grid, such as weather and global fuel costs.

Realized gains on sale/exchange of Bitcoin for the years ended December 31, 2023 and 2022 were zero and $30.3 million, respectively, and impairment of Bitcoin was zero and $147.4 million, respectively. As a result of adopting ASU 2023-08 effective January 1, 2023, under which Bitcoin is recognized at fair value, gains on the sale/exchange of Bitcoin and impairment of Bitcoin are no longer recognized.

Casualty-related (charges) recoveries, net during the years ended December 31, 2023 and 2022 were $6.0 million and ($9.7) million, respectively. In December 2022, the Rockdale Facility was damaged during severe winter storms in Texas, resulting in casualty-related charges being recognized in 2023 and 2022. The income recognized during the year ended December 31, 2023, was the result of cash recoveries from insurance claims related to the December 2022 winter storms.

Gain (loss) on the sale/exchange of equipment during the years ended December 31, 2023 and 2022 was $(5.3) million and $16.3 million, respectively. The loss on sale during the year ended December 31, 2023 was attributable to the sale of 2,700 Antminer model S19 XP miners for gross proceeds of $6.4 million. The gain on sale during the year ended December 31, 2022 was attributable to us exchanging approximately 5,700 Antminer model S19 Pro miners previously deployed at the Coinmint Facility for 5,000 factory-new Antminer model S19j Pro miners.

Other income (expense)

For the years ended December 31, 2023 and 2022, total other income (expense) was $8.5 million and ($8.6) million, respectively. The income recognized during the year ended December 31, 2023 was primarily attributable to interest income earned as a result of higher cash balances and increased interest rates. The loss incurred in 2022 primarily consisted of realized losses on marketable equity securities of $9.0 million upon the sale of all of our marketable equity securities.

Income Taxes

For the years ended December 31, 2023 and 2022, total income tax benefit (expense) was $5.1 million and $11.7 million, respectively. The decrease in income tax benefit of $6.6 million was primarily attributable to the change in the contingent consideration liability.

Non-GAAP Measures

In addition to financial measures presented under generally accepted accounting principles in the United States (“GAAP”), we consistently evaluate our use of and calculation of non-GAAP financial measures such as “Adjusted EBITDA.” EBITDA is computed as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is a financial measure defined as EBITDA adjusted to eliminate the effects of certain non-cash and/or non-recurring items that do not reflect our ongoing strategic business operations, which management believes results in a performance measurement that represents a key indicator of our core business operations of Bitcoin mining. The adjustments include fair value adjustments such as derivative power contract adjustments, equity securities value changes, and non-cash stock-based compensation expense, in addition to financing and legacy business income and expense items.

We believe Adjusted EBITDA can be an important financial measure because it allows management, investors, and our board of directors to evaluate and compare our operating results, including our return on capital and operating efficiencies, from period-to-period by making such adjustments. Additionally, Adjusted EBITDA is used as a performance metric for share-based compensation.

Adjusted EBITDA is provided in addition to, and should not be considered to be a substitute for, or superior to, net income, the most comparable measure under GAAP to Adjusted EBITDA. Further, Adjusted EBITDA should not be considered as an alternative to revenue growth, net income, diluted earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Adjusted EBITDA has limitations as an analytical tool, and you should not consider this financial measure either in isolation or as a substitute for analyzing our results as reported under GAAP.

The following table reconciles Adjusted EBITDA to Net income (loss), the most comparable GAAP financial measure:

	Years Ended December 31,
	2023	2022	2021
Net income (loss)	$(49,472)	$(509,553)	$(15,437)
Interest (income) expense	(8,222)	(454)	296
Income tax expense (benefit)	(5,093)	(11,749)	254
Depreciation and amortization	252,354	107,950	26,324
EBITDA	189,567	(413,806)	11,437

Adjustments:
Stock-based compensation expense	32,170	24,555	68,491
Acquisition-related costs	—	78	21,198
Change in fair value of derivative asset	(6,721)	(71,418)	(12,112)
Change in fair value of contingent consideration	—	(159)	975
Realized gain on sale/exchange of long-term investment	—	—	(26,260)
Realized loss on sale of marketable equity securities	—	8,996	—
Unrealized (gain) loss on marketable equity securities	—	—	13,655
Loss (gain) on sale/exchange of equipment	5,336	(16,281)	—
Casualty-related charges (recoveries), net	(5,974)	9,688	—
Impairment of goodwill	—	335,648	—
Impairment of miners	—	55,544	—
Other (income) expense	(260)	59	(2,378)
License fees	(97)	(97)	(97)
Adjusted EBITDA	$214,021	$(67,193)	$74,909

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2023, we had net working capital of approximately $887.6 million, including cash and cash equivalents of $597.2 million. We reported a net loss of $49.5 million during the year ended December 31, 2023. The net loss included $91.7 million in non-cash income items, primarily consisting of $189.0 million of Bitcoin revenue and $184.7 million in Change in fair value of Bitcoin, partially offset by depreciation and amortization of $252.4 million.

During the year ended December 31, 2023, we sold 6,185 Bitcoin for proceeds of approximately $176.2 million. We monitor our balance sheet on an ongoing basis and evaluate the level of Bitcoin retained from monthly production in consideration of our cash requirements for ongoing operations and expansion.

Contractual Commitments (Miners and Mining Equipment)

During the year ended December 31, 2023, the Company paid $191.1 million in deposits and payments to MicroBT for the purchase of miners described herein. The remaining commitment of approximately $270.4 million is due in installments through approximately April 2025 based on the estimated miner delivery schedule. Total payments of $220.0 million and $50.4 million are expected to be made in 2024 and 2025, respectively.

During the year ended December 31, 2023, the Company paid $31.2 million in deposits and payments to Midas Green Technologies, LLC (d/b/a Midas Immersion Cooling) (“Midas”) for the purchase of immersion cooling systems described herein. The remaining commitment of approximately $21.1 million is due in installments in early 2024, based on the estimated delivery schedule.

Development of the Corsicana Facility

During the year ended December 31, 2022, we announced the initiation of a large-scale development to expand our Bitcoin mining and data center hosting capabilities in Navarro County, Texas with the acquisition of a 265-acre site where the anticipated one-gigawatt Corsicana Facility is being constructed. We received approval from ERCOT for the entire one-gigawatt capacity. The initial phase of the development of the Corsicana Facility involves the construction on the 265-acre site of 400 MW of immersion-cooled Bitcoin mining and data center hosting infrastructure spread across multiple buildings, as well as a high-voltage power substation and transmission facilities to supply power to the facility. Construction of the substation and the data centers is expected to be carried out concurrently, with self-mining operations expected to commence by the end of the first quarter of 2024, following the commissioning of the substation.

This first phase of the development of the Corsicana Facility includes land acquisition, site preparation, substation development, and transmission construction, along with construction of ancillary buildings and four buildings utilizing our immersion-cooling infrastructure and technology. We estimate that the total cost of the first phase of the development will be approximately $333.0 million, which is scheduled to be invested through mid-2024. Through December 31, 2023, we had incurred costs of approximately $217.8 million related to the development of the Corsicana Facility, which consisted of $10.1 million for land, $203.0 million of initial developments costs and equipment and a $4.7 million deposit for future power usage. We expect to incur costs of approximately $115.2 million during the first half of 2024.

Revenue from Operations

Bitcoin Mining

Funding our operations on a go-forward basis will rely significantly on our ability to mine Bitcoin at a price above our Bitcoin Mining costs and revenue generated from our Engineering customers. We expect to generate ongoing revenue from Bitcoin rewards in connection with our Bitcoin Mining operations and our ability to liquidate Bitcoin rewards at future values will be regularly evaluated to generate cash for operations.

Generating Bitcoin rewards, for example, which exceed our production and overhead costs will determine our ability to report profit margins related to such mining operations, although accounting for our reported profitability is significantly complex. Furthermore, regardless of our ability to generate proceeds from the sale of our Bitcoin produced from our Bitcoin Mining business, we may need to raise additional capital in the form of equity or debt to fund our operations and pursue our business strategy.

The ability to raise funds through the sale of equity, debt financings, or the sale of Bitcoin to maintain our operations is subject to many risks and uncertainties and, even if we were successful, future equity issuances or convertible debt offerings could result in dilution to our existing stockholders and any future debt or debt securities may contain covenants that limit our operations or ability to enter into certain transactions. Our ability to realize revenue through Bitcoin production and successfully convert Bitcoin into cash or fund overhead with Bitcoin is subject to a number of risks, including regulatory, financial and business risks, many of which are beyond our control. Additionally, we have observed significant historical volatility in the market price of Bitcoin and, as such, future prices cannot be predicted. See the discussion of risks affecting our business under Part I, Item 1A. “Risk Factors” of the 2023 Form 10-K.

Engineering

Substantially all engineering revenue is derived from the sale of custom products built to customers’ specifications under fixed-price contracts. Revenue is recognized over time as performance creates or enhances an asset with no alternative use, and for which we have an enforceable right to receive compensation as defined under the contract. The length of time required to complete a custom product varies but is typically between four to 12 weeks.

Other

In general, we provide power for our data center customers on a variable (sub-metered) basis. A customer pays us variable monthly fees for the specific amount of power utilized at rates specified in each contract, subject to certain minimums. We recognize variable power revenue each month as the uncertainty related to the consideration is resolved, power is provided to our customers, and our customers utilize the power (the customer simultaneously receives and consumes the benefits of our performance).

We generate engineering and construction services revenue from the fabrication and deployment of immersion cooling technology for Bitcoin mining customers, for which we bill the customer at a fixed monthly fee or at an hourly rate. For the construction of customer-owned equipment, revenue is recognized upon completion of each phase of the construction project, as defined in each contract. For the construction of assets owned by us but paid for and used by the customer during the term of their data center hosting contract, revenue is recognized on a straight-line basis over the remaining life of the contract.

Maintenance services include cleaning, cabling, and other services to maintain the customers’ equipment. We bill the customer at a fixed monthly fee or at an hourly rate. Revenue is recognized as these services are provided.

Customers are typically required to make periodic progress payments based on contractually agreed-upon milestones.

If we are unable to generate sufficient revenue from our Bitcoin Mining, Engineering, or data center hosting operations when needed or secure additional sources of funding, it may be necessary to significantly reduce our current rate of spending or explore other strategic alternatives.

ATM Equity Offerings

2023 ATM Offering

In August 2023, we entered into the 2023 ATM sales agreement under which we could offer and sell up to $750.0 million in shares of our common stock.

During the year ended December 31, 2023, we received net proceeds of approximately $571.6 million ($583.3 million of gross proceeds, net of $11.7 million in commissions and expenses) from the sale of 45,758,400 shares of our common stock at a weighted average fair value of $13.07 per share under the 2023 ATM Offering.

2022 ATM Offering

In March 2022, we entered into an ATM sales agreement under which we could offer and sell up to $500.0 million in shares of our  common stock.

During the year ended December 31, 2022, we received gross proceeds of approximately $304.8 million ($298.2 million, net of $6.6 million in commissions and expenses), from the sale of 37,052,612 shares of common stock at an average fair value of $8.23 per share under the 2022 ATM Offering.

During the year ended December 31, 2023, we received net proceeds of approximately $191.2 million ($195.2 million of gross proceeds, net of $3.9 million in commissions and expenses) from the sale of 16,447,645 shares of our common stock at a weighted average fair value of $11.86 per share under the 2022 ATM Offering. With the sale and issuance of these shares, all $500.0 million in shares of our common stock available for sale under the 2022 ATM Offering had been issued.

Legal Proceedings

We have been named a defendant in several class action and other investor related lawsuits as more fully described in Note 17. Commitments and Contingencies to our Consolidated Financial Statements. While we maintain policies of insurance, such policies may not cover all of the costs or expenses associated with responding to such matters or any liability or settlement associated with any lawsuits and are subject to significant deductible or retention amounts.

Operating Activities

For the year ended December 31, 2023, net cash provided by operating activities was $33.1 million, which primarily consisted of net cash inflows of $174.3 million due to changes in operating assets and liabilities, including proceeds of $176.2 million from the sale of Bitcoin, partially offset by net income from non-cash reconciling items of $91.7 million and the consolidated net loss of $49.5 million. The net income from non-cash reconciling items primarily consisted of Bitcoin Mining revenue of $189.0 million and change in fair value of Bitcoin of $184.7 million, partially offset by depreciation and amortization of $252.4 million, which was primarily attributable to the depreciation of our miners.

For the year ended December 31, 2022, net cash provided by operating activities was $0.5 million, which primarily consisted of net cash inflows of $95.1 million due to changes in operating assets and liabilities, including proceeds of $79.5 million from the sale of Bitcoin, and a net loss from non-cash reconciling items of $415.0 million, partially offset by the consolidated net loss of $509.6 million. The net loss from non-cash reconciling items primarily consisted of Impairment of goodwill of $335.6 million, impairment of Bitcoin of $147.4 million, depreciation and amortization of $108.0 million, which was primarily attributable to the depreciation of our miners, and impairment of our miners of $55.5 million, partially offset by Bitcoin Mining revenue of $156.9 million and the change in fair value of our derivative assets of $71.4 million.

Investing Activities

For the year ended December 31, 2023, net cash used in investing activities was $414.8 million, which primarily consisted of deposits paid on equipment of $230.4 million, which was primarily related to the purchase of new miners, and purchases of property and equipment of $193.7 million, which was primarily related to the development of the Corsicana Facility and the now complete expansion of the Rockdale Facility.

For the year ended December 31, 2022, net cash used in investing activities was $354.9 million, which primarily consisted of deposits paid on equipment of $194.9 million, which was primarily related to the purchase of new miners, and purchases of property and equipment of $148.4 million, which was primarily related to the expansion of the Rockdale Facility.

Financing Activities

For the year ended December 31, 2023, net cash provided by financing activities was $748.5 million, which primarily consisted of net proceeds from the issuance of our common stock in connection with our ATM offerings of $761.8 million, partially offset by the repurchase of shares of common stock withheld to satisfy employee withholding taxes of $14.0 million in connection with the settlement of vested equity awards granted under the 2019 Equity Incentive Plan.

For the year ended December 31, 2022, net cash provided by financing activities was $272.3 million, which primarily consisted of net proceeds from the issuance of our common stock in connection with our ATM Offerings of $298.2 million, partially offset by payments on our contingent consideration liability related to the acquisition of Whinstone of $15.7 million and the repurchase of shares of common stock withheld to satisfy employee withholding taxes of $10.1 million in connection with the settlement of vested equity awards granted under our 2019 Equity Incentive Plan.

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements. The most significant accounting estimates inherent in the preparation of our financial statements include revenue recognition, valuing the derivative asset classified under Level 3 fair value hierarchy, determining the useful lives and recoverability of long-lived assets, impairment analysis of fixed assets and finite-lived intangibles, stock-based compensation, and the valuation allowance associated with our deferred tax assets.

Our financial position, results of operations and cash flows are impacted by the accounting policies we have adopted. In order to get a full understanding of our financial statements, one must have a clear understanding of the accounting policies employed. A summary of our critical accounting policies follows:

Bitcoin

Bitcoin purchased are recorded at cost and Bitcoin awarded to us through our mining activities are accounted for in connection with our revenue recognition policy.

Bitcoin held are accounted for as intangible assets with indefinite useful lives. Bitcoin is measured on a first-in-first-out (“FIFO”). The Company adopted ASU 2023-08 effective January 1, 2023, which requires our Bitcoin to be valued at fair value each reporting period with changes in fair value recorded in net income.

Prior to the adoption of ASU 2023-08, Bitcoin was measured for impairment whenever indicators of impairment are identified based on the intraday low quoted price of Bitcoin. To the extent an impairment loss was recognized, the loss established the new cost basis of the Bitcoin. Subsequent reversal of impairment losses was not permitted.

Bitcoin is classified on our balance sheet as a current asset due to our ability to sell it in a highly liquid marketplace and our intent to liquidate our Bitcoin to support operations when needed.

Purchases and sales of Bitcoin by us and Bitcoin awarded to us are included within Cash flows from operating activities on the Consolidated Statements of Cash Flows as substantially all of our Bitcoin production is sold within days of being produced, but never more than our production on a monthly basis per our internal policy. The change in fair value of Bitcoin is included in Operating income (expense) on the Consolidated Statements of Operations. During 2024, the Company made a strategic decision to temporarily cease the sales of all its Bitcoin production and instead, increase its Bitcoin holdings. The Company will continue to monitor its cash needs and expects to sell Bitcoin in the future to fund its cash expenditures.

Impairment of long-lived assets

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Revenue recognition

Bitcoin Mining

We have entered into digital asset mining pools by executing contracts with mining pool operators to provide computing power to the mining pool. Our enforceable right to compensation begins only when, and lasts as long as, we provide computing power to the mining pool operator and is created as power is provided over time. The only consideration due to us relates to the provision of computing power. The contracts are terminable at any time by and at no cost to us, and by the pool operator under certain conditions specified in the contract. Providing computing power in digital asset transaction verification services is an output of our ordinary activities. Providing such computing power is the only performance obligation in our contracts with mining pool operators.

The transaction consideration we receive, if any, is noncash consideration in the form of Bitcoin. Changes in the fair value of the noncash consideration due to form of the consideration (changes in the market price of Bitcoin) are not included in the transaction price and therefore, are not included in revenue. Certain mining pool operators charge fees to cover the costs of maintaining the pool and are deducted from amounts we may otherwise earn and are treated as a reduction to the consideration received. Fees fluctuate and historically have been no more than approximately 2% per reward earned, on average. The terms of the agreements provide that neither party can dispute settlement terms after approximately thirty-five days following settlement. In exchange for providing computing power, we are entitled to either:

●	a Full-Pay-Per-Share payout of Bitcoin based on a contractual formula, which primarily calculates the hash rate provided by us to the mining pool as a percentage of total network hash rate, and other inputs. We are entitled to consideration even if a block is not successfully placed by the mining pool operator. The contract is in effect until terminated by either party.
●	The consideration is all variable. Because it is probable that a significant reversal of cumulative revenue will not occur and we are able to calculate the payout based on the contractual formula, noncash consideration is estimated and recognized based on the spot price of Bitcoin determined using our principal market for Bitcoin at the inception of each contract. Noncash consideration is measured at fair value at contract inception. Fair value of the crypto asset consideration is determined using the quoted price on our principal market for Bitcoin at the beginning of the contract period at the single bitcoin level (one bitcoin). This amount is recognized in revenue as hash rate is provided.
●	We transitioned completely to this mining pool type in December 2022 and utilized it for the year ended December 31, 2023.

Or:

●	a fractional share of the fixed Bitcoin award the mining pool operator receives (less digital asset transaction fees to the mining pool operator which are immaterial and are recorded as a deduction from revenue) for successfully adding a block to the blockchain based on a proportion of our “scoring hash rate” to the pool’s “scoring hash rate” where the scoring hash rate as defined by the pool is the exponential moving average of the hash power contributed by us or by all pool members combined. Our fractional share of the Bitcoin reward is based on the proportion of computing power we contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.

●	Because the consideration to which we expect to be entitled for providing computing power is entirely variable, as well as being noncash consideration, we assess the estimated amount of the variable noncash consideration to which it expects to be entitled for providing computing power at contract inception and subsequently, to determine when and to what extent it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur once the uncertainty associated with the variable consideration is subsequently resolved (the “constraint”). Only when significant revenue reversal is concluded probable of not occurring can estimated variable consideration be included in revenue. Based on evaluation of likelihood and magnitude of a reversal in applying the constraint, the estimated variable noncash consideration is constrained from inclusion in revenue until the end of the contract term, when the underlying uncertainties have been resolved and number of Bitcoin to which we are entitled becomes known.
●	Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm) and we receive confirmation of the consideration it will receive, at which time revenue is recognized based on the spot rate of Bitcoin determined using our principal market for Bitcoin at the time of receipt.

There is no significant financing component in these transactions, due to the performance obligations and settlement of the transactions being on a daily basis.

Engineering

Substantially all revenue is derived from the sale of custom products built to customers’ specifications under fixed-price contracts with one identified performance obligation. Revenue is recognized over time as performance creates or enhances an asset with no alternative use, and for which we have an enforceable right to receive compensation as defined under the contract.

To determine the amount of revenue to recognize over time, we utilize the cost-to-cost method as management believes cost incurred best represents the amount of work completed and remaining on projects. As the cost-to-cost method is driven by incurred cost, we calculate the percentage of completion by dividing costs incurred to date by the total estimated cost. The percentage of completion is then multiplied by estimated revenue to determine inception-to-date revenue. Approved changes to design plans are generally recognized as a cumulative adjustment to the percentage of completion calculation. Revenue recognized for the period is the current inception-to-date recognized revenue less the prior period inception-to-date recognized revenue. If a contract is projected to result in a loss, the entire contract loss is recognized in the period when the loss was first determined, and any additional losses incurred subsequently are recognized in the subsequent reporting periods as they are identified. Additionally, contract costs incurred to date and expected total contract costs are continuously monitored during the term of the contract.

Changes in the job performance, job conditions and final contract settlements are factors that influence management’s assessment of total contract value and the total estimated costs to complete those contracts, and therefore, profit and revenue recognition. Any costs to obtain a contract are not material to our financial statements and would be expensed as incurred. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term. The length of time for us to complete a custom product varies but is typically between four to 12 weeks.

Customers are typically required to make periodic progress payments to us based on contractually agreed-upon milestones. Invoices are due net, 30 days, and retainage, if any, is generally due 30 days after delivery. Taxes collected from customers and remitted to governmental authorities are excluded from revenue. Shipping and handling costs are treated as fulfillment costs and are included in cost of sales.

Other

In general, we provide power for our data center customers on a variable (sub-metered) basis. A customer pays us variable monthly fees for the specific amount of power utilized at rates specified in each contract, subject to certain minimums. We recognize variable power revenue each month as the uncertainty related to the consideration is resolved, power is provided to our customers, and our customers utilize the power (the customer simultaneously receives and consumes the benefits of our performance).

We have determined that our contracts contain a series of performance obligations which qualify to be recognized under a practical expedient available known as the “right to invoice.” This determination allows variable consideration in such contracts to be allocated to and recognized in the period to which the consideration relates, which is typically the period in which it is billed, rather than requiring estimation of variable consideration at the inception of the contract. We have also determined that the contracts contain a significant financing component because the timing of revenue recognition differs from the timing of invoicing by a period, exceeding one year.

We generate engineering and construction services revenue from the fabrication and deployment of immersion cooling technology for Bitcoin mining customers, for which we bill the customer at a fixed monthly fee or at an hourly rate. For the construction of customer-owned equipment, revenue is recognized upon completion of each phase of the construction project, as defined in each contract. For the construction of assets owned by us but paid for and used by the customer during the term of their data center hosting contract, revenue is recognized on a straight-line basis over the remaining life of the contract. Due to the long-term nature of the hosting contracts, there is a significant financing component in transactions where the customer paid for the construction of assets we own.

Maintenance services include cleaning, cabling, and other services to maintain the customers’ equipment. We bill the customer at a fixed monthly fee or at an hourly rate. Revenue is recognized as these services are provided.

Deferred revenue is primarily from advance payments received and is recognized to revenue in a manner consistent with the service being provided, as described above.

Our primary data center hosting contracts contain Service Level Agreement clauses, which guarantee a certain percentage of time the power will be available to our customer. In the rare case that we may incur penalties under these clauses, we recognize the payment as variable consideration and a reduction of the transaction price and, therefore, of revenue, when not in exchange for a good or service from the customer.

Fair value of financial instruments

We recognize financial instruments under the following fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 — observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 — assets and liabilities whose significant value drivers are unobservable.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on our market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment. The carrying amounts of our financial assets and liabilities, such as cash and cash equivalents, and accounts payable, approximate fair value due to the short-term nature of these instruments.

Finite-lived intangible assets

Intangible assets with finite lives are comprised of customer contracts, trademarks, UL Listings, and patents that are amortized on a straight-line basis over their expected useful lives, which is their contractual term or estimated useful life. Patents costs consisting of filing and legal fees incurred are initially recorded at cost. Certain patents are in the legal application process and therefore are not currently being amortized. We perform assessments to determine whether finite-lived classification is still appropriate at least annually. The carrying value of finite-lived assets and their remaining useful lives are also reviewed at least annually to determine if circumstances exist which may indicate a potential impairment or revision to the amortization period. A finite-lived intangible asset is considered to be impaired if its carrying value exceeds the estimated future undiscounted cash flows to be derived from it. We exercise judgment in selecting the assumptions used in the estimated future undiscounted cash flows analysis. Impairment is measured by the amount that the carrying value exceeds fair value.

The use of different estimates or assumptions could result in significantly different fair values for our reporting units and intangible assets.

Operating segments

Operating segments are defined as components of an entity for which discrete financial information is available that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. Our CODM is comprised of several members of our executive management team who use revenue and cost of revenue of our reporting segments to assess the performance of the business of our reportable operating segments.

Stock-based compensation

We account for share-based payment awards exchanged for services at the estimated grant date fair value of the award, which is based on the fair market value of our common stock at the time of the grant. For performance-based share-based payment awards, we recognize compensation cost over the performance period when achievement of the milestones and targets is probable.

We have elected to account for forfeitures of awards as they occur.

Recently issued and adopted accounting pronouncements

We continually assess any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects our financial reporting, we undertake a review to determine the consequences of the change to our financial statements and believe that there are proper controls in place to ascertain that our financial statements properly reflect the change.

See Note 2. Significant Accounting Policies and Recent Accounting Pronouncements to our Consolidated Financial Statements for a description of applicable recent accounting pronouncements and any material impact on our financial statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

* Deloitte & Touche LLP, PCAOB Firm ID No. 34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Riot Platforms, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Riot Platforms, Inc. and subsidiaries (the “Company”) as of December 31, 2023, the related consolidated statement of operations, comprehensive income (loss), stockholders’ equity, and cash flows, for the year ended December 31, 2023 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements of the Company for the years ended December 31, 2022 and 2021, before the effects of the retrospective adjustments to the disclosures for a change in the composition of reportable segments reporting discussed in Notes 2 and 20 to the financial statements, were audited by other auditors whose report, dated March 2, 2023, expressed an unqualified opinion on those statements. We have also audited the adjustments to the consolidated financial statements of the Company for the years ended December 31, 2022 and 2021 to retrospectively adjust the disclosures for a change in the composition of reportable segments in 2024, as discussed in Note 2 to the financial statements. Our procedures included (1) comparing the adjustment amounts of segment revenues, segment costs of revenue, and gross profit to the Company’s underlying analysis and (2) testing the mathematical accuracy of the reconciliations of segment amounts to the consolidated financial statements. In our opinion, such retrospective adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the consolidated financial statements of the Company for the years ended December 31, 2022 and 2021 other than with respect to the retrospective adjustments, and accordingly, we do not express an opinion or any other form of assurance on the consolidated financial statements of the Company for the years ended December 31, 2022 and 2021 taken as a whole.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 22, 2024 (not presented herein), expressed an unqualified opinion on the Company’s internal control over financial reporting.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for Bitcoin to fair value, with changes in fair value recognized in net income, effective as of January 1, 2023 due to the adoption of Accounting Standards Update (“ASU”) No. 2023-08, Intangibles-Goodwill and Other-Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Bitcoin Mining Revenue – Refer to Notes 2 and 4 to the financial statements

Critical Audit Matter Description

The Company participates in a digital asset mining pool (“the mining pool”) by providing computing power to the mining pool operator. The Company recognizes revenue as they fulfill their performance obligation over time by providing computing power in exchange for bitcoin. Once the computing power is transferred to the mining pool operator, the mining pool operator will compensate the Company for the computing power provided with a payout in bitcoin. For the years ended December 31, 2023, and 2022, Bitcoin Mining Revenue was $189.0 million, and $156.9 million, respectively.

We identified the auditing of bitcoin mining revenue as a critical audit matter due to the extent of audit effort required to perform audit procedures over the Company’s computing power provided to the mining pool operator, the associated contractual payouts including the blockchain contractual inputs, the Company’s valuation of bitcoin received from the mining pool operator, and evaluating the results of those procedures.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the Company’s process for recording bitcoin mining revenue included the following, among others:

●	With the assistance of our Information Technology (IT) specialists, we identified the significant systems used to monitor computing power and tested the general IT controls over each of these systems.
●	We tested the effectiveness of controls over the Company’s mining revenue calculation.
●	We tested the amount of the mining revenue recorded by developing an expectation for the amount recorded based on the computing power provided to the mining pool operator per the calculation prescribed in the contract with the mining pool operator and comparing our expectation to the amount recorded by the Company.
●	We confirmed with the mining pool operator the significant contractual terms utilized in the determination of mining revenue, total mining rewards earned, and the digital asset wallet addresses in which the rewards are deposited.
●	We utilized our proprietary audit tool to independently obtain evidence from the Bitcoin blockchain to test the occurrence and accuracy of mining revenue.
●	With the assistance of our fair value specialists, we evaluated the reasonableness of the prices utilized by the Company to value bitcoin by obtaining independent bitcoin prices and comparing those to the prices selected by the Company.

/s/ DELOITTE & TOUCHE LLP

Houston, TX

February 22, 2024 (August 9, 2024, as to the change of segment reporting disclosed in Note 2 and 20)

We have served as the Company’s auditor since 2023.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Riot Platforms, Inc.

Opinion on the Financial Statements

We have audited, before the effects of the retrospective adjustments to the disclosures for a change in the composition of reportable segments discussed in Note 2 and Note 20 to the consolidated financial statements, the accompanying consolidated balance sheet of Riot Platforms, Inc. and Subsidiaries (the “Company”) as of December 31, 2022, the related consolidated statements of operations,  comprehensive income (loss), stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”) (the 2022 consolidated financial statements before the effects of the adjustments discussed in Note 2 and Note 20 to the financial statements are not presented herein). In our opinion, the 2022 financial statements, before the effects of the retrospective adjustments to the disclosures for a change in the composition of reportable segments discussed in Note 2 and Note 20 to the financial statements, present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the retrospective adjustments to the disclosures for a change in the composition of reportable segments discussed in Note 2 and Note 20 to the consolidated financial statements, and accordingly, we do not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied. Those retrospective adjustments were audited by other auditors.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor from 2019 through May 18, 2023.

Los Angeles, CA
March 2, 2023

Riot Platforms, Inc.

Consolidated Balance Sheets

(in thousands, except for share and per share amounts)

	December 31,	December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$597,169	$230,328
Accounts receivable, net	24,706	26,932
Contract assets, including retainage of $3,166 and $3,012, respectively	15,359	19,743
Prepaid expenses and other current assets	29,107	32,661
Bitcoin	311,178	109,420
Derivative asset, current portion	30,781	—
Future power credits, current portion	271	24,297
Total current assets	1,008,571	443,381

Property and equipment, net	704,194	692,555
Deposits	215,009	42,433
Finite-lived intangible assets, net	15,697	21,477
Derivative asset, less current portion	73,437	97,497
Operating lease right-of-use assets	20,413	21,673
Future power credits, less current portion	638	638
Other long-term assets	13,121	310
Total assets	$2,051,080	$1,319,964

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$23,157	$18,445
Contract liabilities	4,073	8,446
Accrued expenses	62,628	65,464
Deferred gain on acquisition post-close dispute settlement	26,007	—
Deferred revenue, current portion	2,458	2,882
Contingent consideration liability - future power credits, current portion	271	24,297
Operating lease liability, current portion	2,421	2,009
Total current liabilities	121,015	121,543

Deferred revenue, less current portion	15,801	17,869
Operating lease liability, less current portion	18,924	20,242
Contingent consideration liability - future power credits, less current portion	638	638
Other long-term liabilities	6,680	8,230
Total liabilities	163,058	168,522

Commitments and contingencies - Note 17

Stockholders’ equity
Preferred stock, no par value, 15,000,000 shares authorized:
2% Series A Convertible Preferred stock, 2,000,000 shares authorized; no shares issued and outstanding as of December 31, 2023 and December 31, 2022	—	—
0% Series B Convertible Preferred stock, 1,750,001 shares authorized; no shares issued and outstanding as of December 31, 2023 and December 31, 2022	—	—
Common stock, no par value; 340,000,000 shares authorized; 230,836,624 and 167,751,112 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	2,687,692	1,907,784
Accumulated deficit	(799,820)	(756,342)
Accumulated other comprehensive income (loss), net	150	—
Total stockholders’ equity	1,888,022	1,151,442
Total liabilities and stockholders’ equity	$2,051,080	$1,319,964

See accompanying Notes to Consolidated Financial Statements.

Riot Platforms, Inc.

Consolidated Statements of Operations

(in thousands, except for share and per share amounts)

	Years Ended December 31,
	2023	2022	2021
Revenue:
Bitcoin Mining	$188,996	$156,870	$184,422
Engineering	64,303	65,342	4,178
Other	27,379	36,959	24,643
Total revenue	280,678	259,171	213,243

Costs and expenses:
Cost of revenue:
Bitcoin Mining	96,597	74,335	45,513
Engineering	60,614	57,455	3,582
Other	97,122	61,906	32,998
Acquisition-related costs	—	78	21,198
Selling, general, and administrative	100,346	67,452	87,429
Depreciation and amortization	252,354	107,950	26,324
Change in fair value of Bitcoin	(184,734)	—	—
Change in fair value of derivative asset	(6,721)	(71,418)	(12,112)
Power curtailment credits	(71,215)	(27,345)	(6,514)
Change in fair value of contingent consideration	—	(159)	975
Realized gain on sale of Bitcoin	—	(30,346)	(253)
Loss (gain) on sale/exchange of equipment	5,336	(16,281)	—
Casualty-related charges (recoveries), net	(5,974)	9,688	—
Impairment of Bitcoin	—	147,365	43,973
Impairment of goodwill	—	335,648	—
Impairment of miners	—	55,544	—
Total costs and expenses	343,725	771,872	243,113
Operating income (loss)	(63,047)	(512,701)	(29,870)

Other income (expense):
Interest income (expense)	8,222	454	(296)
Realized loss on sale of marketable equity securities	—	(8,996)	—
Realized gain on sale/exchange of long-term investment	—	—	26,260
Unrealized gain (loss) on marketable equity securities	—	—	(13,655)
Other income (expense)	260	(59)	2,378
Total other income (expense)	8,482	(8,601)	14,687

Net income (loss) before taxes	(54,565)	(521,302)	(15,183)

Current income tax benefit (expense)	48	(789)	(254)
Deferred income tax benefit (expense)	5,045	12,538	—
Total income tax benefit (expense)	5,093	11,749	(254)

Net income (loss)	$(49,472)	$(509,553)	(15,437)

Basic and diluted net income (loss) per share	$(0.28)	$(3.65)	$(0.17)
Basic and diluted weighted average number of shares outstanding	175,026,051	139,433,901	93,452,764

See accompanying Notes to Consolidated Financial Statements.

Riot Platforms, Inc.

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Years Ended December 31,
	2023	2022	2021
Net income (loss)	$(49,472)	$(509,553)	$(15,437)
Other comprehensive income (loss):
Unrealized holding gains (losses) on convertible note	150	—	—
Comprehensive income (loss)	$(49,322)	$(509,553)	$(15,437)

See accompanying Notes to Consolidated Financial Statements.

Riot Platforms, Inc.

Consolidated Statements of Stockholders’ Equity

(in thousands, except for share and per share amounts)

						Accumulated other	Total
	Preferred Stock		Common Stock		Accumulated	comprehensive	stockholders’
	Shares	Amount	Shares	Amount	deficit	income (loss)	equity
Balance as of January 1, 2021	4,199	$22	78,523,517	$506,961	$(231,352)	$—	$275,631
Delivery of common stock underlying restricted stock units, net of shares settled for tax withholding	—	—	464,021	(5,082)	—	—	(5,082)
Issuance of common stock related to exercise of warrants	—	—	415,657	806	—	—	806
Issuance of common stock for settlement of 1,257,235 warrants on a cashless basis	—	—	543,686	—	—	—	—
Issuance of common stock in connection with the acquisition of Whinstone	—	—	11,800,000	326,152	—	—	326,152
Issuance of common stock in connection with the acquisition of ESS Metron, net of 70,156 shares withheld	—	—	645,248	26,735	—	—	26,735
Issuance of common stock/At-the-market offering, net of offering costs	—	—	24,344,057	669,916	—	—	669,916
Issuance of common stock warrant for settlement of advisory fees	—	—	—	1,157	—	—	1,157
Conversion of preferred stock to common stock	(2,000)	(11)	2,000	11	—	—	—
Stock option exercise	—	—	10,286	—	—	—	—
Stock-based compensation	—	—	—	68,491	—	—	68,491
Net income (loss)	—	—	—	—	(15,437)	—	(15,437)
Balance as of December 31, 2021	2,199	11	116,748,472	1,595,147	(246,789)	—	1,348,369
Issuance of restricted stock, net of forfeitures and delivery of common stock underlying stock awards, net of tax withholding	—	—	13,947,829	(10,138)	—	—	(10,138)
Issuance of common stock/At-the-market offering, net of offering costs	—	—	37,052,612	298,209	—	—	298,209
Conversion of preferred stock to common stock	(2,199)	(11)	2,199	11	—	—	—
Stock-based compensation	—	—	—	24,555	—	—	24,555
Net income (loss)	—	—	—	—	(509,553)	—	(509,553)
Balance as of December 31, 2022	—	—	167,751,112	1,907,784	(756,342)	—	1,151,442
Cumulative effect upon adoption of ASU 2023-08	—	—	—	—	5,994	—	5,994
Issuance of restricted stock, net of forfeitures and delivery of common stock underlying stock awards, net of tax withholding	—	—	809,302	(14,035)	—	—	(14,035)
Issuance of common stock/At-the-market offering, net of offering costs	—	—	62,206,045	761,773	—	—	761,773
Issuance of common stock in connection with acquisition of ESS Metron, LLC	—	—	70,165	—	—	—	—
Stock-based compensation	—	—	—	32,170	—	—	32,170
Net income (loss)	—	—	—	—	(49,472)	—	(49,472)
Other comprehensive income (loss)	—	—	—	—	—	150	150
Balance as of December 31, 2023	—	$—	230,836,624	$2,687,692	$(799,820)	$150	$1,888,022

See accompanying Notes to Consolidated Financial Statements.

Riot Platforms, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2023	2022	2021
Operating activities
Net income (loss)	$(49,472)	$(509,553)	$(15,437)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock-based compensation	32,170	24,555	68,491
Depreciation and amortization	252,354	107,950	26,324
Amortization of license fee revenue	(97)	(97)	(97)
Noncash lease expense	2,509	12,181	275
Deferred income tax expense (benefit)	(5,045)	(11,749)	254
Issuance of common stock warrant for settlement of advisory fees	—	—	1,157
Impairment of Bitcoin	—	147,365	43,973
Impairment of goodwill	—	335,648	—
Impairment of miners	—	55,544	—
Change in fair value of Bitcoin	(184,734)	—	—
Change in fair value of derivative asset	(6,721)	(71,418)	(12,112)
Change in fair value of contingent consideration	—	(159)	975
Realized loss on sale of marketable equity securities	—	8,996	—
Realized gain on sale/exchange of long-term investment	—	—	(26,260)
Realized gain on sale of Bitcoin	—	(30,346)	(253)
Unrealized loss on marketable equity securities	—	—	13,655
Loss (gain) on sale/exchange of equipment	5,336	(16,281)	—
Casualty-related charges	1,526	9,688	—
Bitcoin Mining revenue	(188,996)	(156,870)	(184,422)
Proceeds from sale of Bitcoin	176,219	79,529	295
Changes in assets and liabilities:
(Increase)/decrease in operating assets	6,352	12,058	(7,148)
Increase/(decrease) in operating liabilities	(8,316)	3,489	4,248
Net cash provided by (used in) operating activities	33,085	530	(86,082)

Investing activities
Proceeds from the sale of marketable equity securities	—	1,808	—
Acquisition of Whinstone, net of cash acquired	—	—	(40,879)
Acquisition of ESS Metron, net of cash acquired	—	—	(29,567)
Proceeds from the sale of long-term investments	—	—	1,800
Deposits on equipment	(230,397)	(194,923)	(274,833)
Security deposits	—	(3,809)	—
Investment in convertible debt	(4,500)	—	—
Purchases of property and equipment, including construction in progress	(193,704)	(148,412)	(147,116)
Casualty-related recoveries	7,500	—	—
Proceeds from the sale of equipment	6,369	—	—
Patent costs incurred	(34)	(9,527)	(30)
Net cash provided by (used in) investing activities	(414,766)	(354,863)	(490,625)

Financing activities
Proceeds from the issuance of common stock / At-the-market offering	778,430	304,849	684,817
Offering costs for the issuance of common stock / At-the-market offering	(16,657)	(6,640)	(14,901)
Proceeds from exercise of common stock warrants	—	—	806
Payments on contingent consideration liability - future power credits	—	(15,725)	—
Proceeds from Credit and Security Facility	6,920	—	—
Repayments of Credit and Security Facility	(6,059)	—	—
Debt issuance costs	(77)	—	—
Repurchase of common shares to pay employee withholding taxes	(14,035)	(10,138)	(5,082)
Net cash provided by (used in) financing activities	748,522	272,346	665,640

Net increase (decrease) in cash and cash equivalents	366,841	(81,987)	88,933
Cash and cash equivalents at beginning of period	230,328	312,315	223,382
Cash and cash equivalents at end of period	$597,169	$230,328	$312,315

See accompanying Notes to Consolidated Financial Statements.

Riot Platforms, Inc.

Consolidated Statements of Cash Flows - continued

(in thousands)

	Years Ended December 31,
	2023	2022	2021
Supplemental information:
Cash paid for interest	$84	$—	$—
Cash paid for taxes	$680	$—	$—
Non-cash transactions
Issuance of common stock for business combination	$—	$—	$352,887
Reclassification of deposits to property and equipment	$78,376	$422,865	$46,711
Construction in progress included in accrued expenses	$23,451	$16,621	$2,423
Bitcoin exchanged for employee compensation	$869	$1,495	$295
Conversion of preferred stock to common stock	$—	$11	$11
Cumulative effect upon adoption of ASU 2023-08	$5,994	$—	$—
Right of use assets exchanged for new operating lease liabilities	$1,249	$10,333	$13,622
Property and equipment obtained in exchange transaction	$—	$10,409	$—

See accompanying Notes to Consolidated Financial Statements.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

Note 1. Organization and Basis of Presentation

Organization

Riot Platforms, Inc. is a vertically integrated Bitcoin mining company principally engaged in enhancing our capabilities to mine Bitcoin in support of the Bitcoin blockchain. The Company also provides comprehensive and critical mining infrastructure for institutional-scale hosted clients to mine Bitcoin at its Rockdale Facility. The Rockdale Facility currently provides 700 MW in total developed capacity for Bitcoin mining and data center hosting services for institutional-scale hosted clients. The Company is also developing the Corsicana Facility, a second large-scale Bitcoin mining facility, which, upon completion, is expected to have approximately one gigawatt of capacity available for Bitcoin mining.

As described in Note 20. Segment Information, we operate in two business segments: Bitcoin Mining and Engineering.

Basis of presentation and principles of consolidation

The accompanying Consolidated Financial Statements of the Company include the accounts of the Company and its wholly or majority owned and controlled subsidiaries. Consolidated subsidiaries’ results are included from the date the subsidiary was formed or acquired. Intercompany investments, balances and transactions have been eliminated in consolidation.

The accompanying audited Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Amounts disclosed are in thousands of U.S. Dollars except for share, per share, and miner amounts, and Bitcoin quantities, prices and hash rate, or as otherwise noted.

Note 2. Significant Accounting Policies and Recent Accounting Pronouncements

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ significantly from those estimates. The most significant accounting estimates inherent in the preparation of the Company’s financial statements include revenue recognition, valuing the derivative asset classified under Level 3 fair value hierarchy, determining the useful lives and recoverability of long-lived assets, impairment analysis of fixed assets and finite-lived intangibles, stock-based compensation, and the valuation allowance associated with the Company’s deferred tax assets.

Update to previously issued condensed consolidated financial statements

As disclosed in Note 20. Segment Information, as of January 1, 2024, the Company has terminated all contracts with its legacy data center hosting customers and made the strategic decision to no longer offer data center hosting services to customers. Commencing with the three months ended March 31, 2024, the Data Center Hosting Segment no longer met the quantitative requirements as a reportable segment, and the CODM ceased analyzing the performance of the Company’s legacy data center hosting operations. As such, the Data Center Hosting Segment has been eliminated as a separate reportable segment and all its activity has been recast as “Other” in all segment - related disclosures. This Current Report is being filed to recast the Data Center Hosting Segment, with all data center hosting activity for the periods presented within the 2023 Form 10 - K recognized in Revenue: Other and Cost of Revenue: Other in all segment - related disclosures.

The Company updated the accompanying Consolidated Statements of Operations for the years ended December 31, 2023, 2022, and 2021, and the related Notes included in this Exhibit 99.1, to reflect this change in operating segments.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

The following table presents the effects of the recast on the Company’s Consolidated Statements of Operations for the years ended December, 31, 2023, 2022, and 2021. There were no changes to other condensed consolidated financial statements as a result of this update.

	Year Ended December 31, 2023
	As previously reported	Adjustment	As revised
Revenue:
Data Center Hosting	$27,282	$(27,282)	$—
Other	$97	$27,282	$27,379

Cost of revenue:
Data Center Hosting	$97,122	$(97,122)	$—
Other	$—	$97,122	$97,122

	Year Ended December 31, 2022
	As previously reported	Adjustment	As revised
Revenue:
Data Center Hosting	$36,862	$(36,862)	$—
Other	$97	$36,862	$36,959

Cost of revenue:
Data Center Hosting	$61,906	$(61,906)	$—
Other	$—	$61,906	$61,906

	Year Ended December 31, 2021
	As previously reported	Adjustment	As revised
Revenue:
Data Center Hosting	$24,546	$(24,546)	$—
Other	$97	$24,546	$24,643

Cost of revenue:
Data Center Hosting	$32,998	$(32,998)	$—
Other	$—	$32,998	$32,998

The remainder of these Notes have been updated, as applicable, to reflect the impacts of the revision described above.

Reclassifications

As described above, certain prior period amounts have been reclassified to conform to the current period presentation.

Cash and cash equivalents

Cash and cash equivalents consists of cash on hand and highly liquid investments. We consider any highly liquid investments with an original maturity of three months or less at acquisition to be cash equivalents. From time to time, the Company’s cash account balances exceed the balances as covered by the FDIC. The Company has never suffered a loss due to such excess balances.

Accounts receivable

The Company’s accounts receivable balance consists of amounts due from its mining pool operator and data center hosting and engineering customers. The Company records accounts receivable at the invoiced amount less an allowance for any potentially uncollectable accounts under the current expected credit loss (“CECL”) impairment model and presents the net amount of the financial instrument expected to be collected. The CECL impairment model requires an estimate of expected credit losses, measured over the contractual life of an instrument, that considers forecasts of future economic conditions in addition to information about past events and current conditions. Based on this model, the Company considers many factors, including the age of the balance, collection history, and current economic trends. Bad debts are written off after all collection efforts have ceased.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

Allowances for credit losses are recorded as a direct reduction from an asset’s amortized cost basis. Credit losses and recoveries are recorded in Selling, general and administrative expenses in the Consolidated Statements of Operations. Recoveries of financial assets previously written off are recorded when received. For the years ended December 31, 2023, 2022, and 2021, the Company did not record any credit losses or recoveries.

Based on the Company’s current and historical collection experience, management recorded allowances for doubtful accounts of $1.5 million and $1.9 million as of December 31, 2023 and December 31, 2022, respectively.

Bitcoin

As a result of the adoption of ASU 2023-08, Bitcoin is recorded at fair value, and changes in fair value are recognized in Change in fair value of Bitcoin, in Operating income (loss) on the Consolidated Statements of Operations, as of, and for the year ended December 31, 2023.

Prior to the adoption of ASU 2023-08, Bitcoin was accounted for as intangible assets with an indefinite useful life. Bitcoin was sold on a FIFO basis and measured for impairment whenever indicators of impairment are identified based on the intraday low quoted price of Bitcoin. To the extent an impairment loss was recognized, the loss established the new cost basis of the Bitcoin. Subsequent reversal of impairment losses was not permitted.

Bitcoin awarded to the Company through its mining activities are accounted for in connection with the Company’s revenue recognition policy.

Bitcoin is classified on the Company’s Consolidated Balance Sheet as a current asset due to the Company’s ability to sell it in a highly liquid marketplace and its intent to liquidate its Bitcoin to support operations when needed.

Purchases and sales of Bitcoin by the Company and Bitcoin awarded to the Company are included within Operating activities on the Consolidated Statements of Cash Flows as substantially all of the Company’s Bitcoin production is sold within days of being produced, but never more than the production on a monthly basis per the Company’s internal policy. During 2024, the Company made a strategic decision to temporarily cease the sales of all its Bitcoin production and instead, increase its Bitcoin holdings. The Company will continue to monitor its cash needs and expects to sell Bitcoin in the future to fund its cash expenditures.

Long-term investments

For equity investments, the Company initially records equity investments at cost then adjusts the carrying value of such equity investments through earnings when there is an observable transaction involving the same or a similar investment with the same issuer or upon an impairment.

Revenue recognition

Bitcoin Mining

The Company has entered into digital asset mining pools by executing contracts with mining pool operators to provide computing power to the mining pool. The Company’s enforceable right to compensation begins only when, and lasts as long as, the Company provides computing power to the mining pool operator and is created as power is provided over time. The only consideration due to the Company relates to the provision of computing power. The contracts are terminable at any time by the Company, at no cost to the Company, or by the pool operator, under certain conditions specified in the contract. Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. Providing such computing power is the only performance obligation in the Company’s contracts with mining pool operators.

The transaction consideration the Company receives, if any, is noncash consideration in the form of Bitcoin. Changes in the fair value of the noncash consideration due to form of the consideration (changes in the market price of Bitcoin) are not included in the transaction price and therefore, are not included in revenue. Certain mining pool operators charge fees to cover the costs of maintaining the pool, which are deducted from amounts we may otherwise earn and are treated as a reduction to the consideration received. Fees fluctuate and historically have been no more than approximately 2% per reward earned, on average. The terms of the agreements provide that neither party can dispute settlement terms after approximately thirty-five days following settlement.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

In exchange for providing computing power, the Company is entitled to either:

●	a Full-Pay-Per-Share payout of Bitcoin based on a contractual formula, which primarily calculates the hash rate provided by the Company to the mining pool as a percentage of total network hash rate, and other inputs. The Company is entitled to consideration even if a block is not successfully placed by the mining pool operator. The contract is in effect until terminated by either party.
●	The consideration is all variable. Because it is probable that a significant reversal of cumulative revenue will not occur and the Company is able to calculate the payout based on the contractual formula, noncash consideration is estimated and recognized based on the spot price of Bitcoin determined using the Company’s principal market for Bitcoin at the inception of each contract. Noncash consideration is measured at fair value at contract inception. Fair value of the crypto asset consideration is determined using the quoted price on the Company’s principal market for Bitcoin at the beginning of the contract period at the single bitcoin level (one bitcoin). This amount is recognized in revenue as hash rate is provided.
●	The Company transitioned completely to this mining pool type in December 2022 and utilized it for the year ended December 31, 2023.

Or:

●	a fractional share of the fixed Bitcoin award the mining pool operator receives (less digital asset transaction fees to the mining pool operator which are immaterial and are recorded as a deduction from revenue) for successfully adding a block to the blockchain based on a proportion of the Company’s “scoring hash rate” to the pool’s “scoring hash rate” where the scoring hash rate as defined by the pool is the exponential moving average of the hash power contributed by the Company or by all pool members combined. The Company’s fractional share of the Bitcoin reward is based on the proportion of computing power the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.
●	Because the consideration to which the Company expects to be entitled for providing computing power is entirely variable, as well as being noncash consideration, the Company assesses the estimated amount of the variable noncash consideration to which it expects to be entitled for providing computing power at contract inception and subsequently, to determine when and to what extent it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur once the uncertainty associated with the variable consideration is subsequently resolved (the “constraint”). Only when significant revenue reversal is concluded probable of not occurring can estimated variable consideration be included in revenue. Based on evaluation of likelihood and magnitude of a reversal in applying the constraint, the estimated variable noncash consideration is constrained from inclusion in revenue until the end of the contract term, when the underlying uncertainties have been resolved and number of Bitcoin to which the Company is entitled becomes known.
●	Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm) and the Company receives confirmation of the consideration it will receive, at which time revenue is recognized based on the spot rate of Bitcoin determined using the Company’s principal market for Bitcoin at the time of receipt.
●	The Company utilized this mining pool type during the year ended December 31, 2021 and throughout 2022, until mid-December 2022.

There is no significant financing component in these transactions due to the performance obligations and settlement of the transactions being on a daily basis.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

Engineering

Substantially all revenue is derived from the sale of custom products built to customers’ specifications under fixed - price contracts with one identified performance obligation. Revenue is recognized over time as performance creates or enhances an asset with no alternative use, and for which the Company has an enforceable right to receive compensation as defined under the contract.

To determine the amount of revenue to recognize over time, the Company utilizes the cost - to - cost method as management believes cost incurred best represents the amount of work completed and remaining on projects. As the cost - to - cost method is driven by incurred cost, the Company calculates the percentage of completion by dividing costs incurred to date by the total estimated cost. The percentage of completion is then multiplied by estimated revenue to determine inception - to - date revenue. Approved changes to design plans are generally recognized as a cumulative adjustment to the percentage of completion calculation. Revenue recognized for the period is the current inception - to - date recognized revenue less the prior period inception - to - date recognized revenue. If a contract is projected to result in a loss, the entire contract loss is recognized in the period when the loss was first determined, and any additional losses incurred subsequently are recognized in the subsequent reporting periods as they are identified. Additionally, contract costs incurred to date and expected total contract costs are continuously monitored during the term of the contract.

Changes in the job performance, job conditions and final contract settlements are factors that influence management’s assessment of total contract value and the total estimated costs to complete those contracts, and therefore, profit and revenue recognition. Any costs to obtain a contract are not material to the Company’s financial statements and would be expensed as incurred. Because of the inherent uncertainties in estimating costs, it is at least reasonably possible that the estimates used will change within the near term. The length of time for the Company to complete a custom product varies but is typically between four to 12 weeks.

Customers are typically required to make periodic progress payments to the Company based on contractually agreed - upon milestones. Invoices are due net, 30 days, and retainage, if any, is generally due 30 days after delivery. Taxes collected from customers and remitted to governmental authorities are excluded from revenue. Shipping and handling costs are treated as fulfillment costs and are included in cost of sales.

Other

In general, we provide power for our data center customers on a variable (sub-metered) basis. A customer pays us variable monthly fees for the specific amount of power utilized at rates specified in each contract, subject to certain minimums. We recognize variable power revenue each month as the uncertainty related to the consideration is resolved, power is provided to our customers, and our customers utilize the power (the customer simultaneously receives and consumes the benefits of the Company’s performance).

We have determined that our contracts contain a series of performance obligations which qualify to be recognized under a practical expedient available known as the “right to invoice.” This determination allows variable consideration in such contracts to be allocated to and recognized in the period to which the consideration relates, which is typically the period in which it is billed, rather than requiring estimation of variable consideration at the inception of the contract. We have also determined that the contracts contain a significant financing component because the timing of revenue recognition differs from the timing of invoicing by a period, exceeding one year.

The Company also installs certain hosted customers’ mining equipment and bills the customer at a fixed fee per piece of equipment or at an hourly rate. Revenue is recognized upon completion of the installation.

We generate engineering and construction services revenue from the fabrication and deployment of immersion cooling technology for Bitcoin mining customers, for which we bill the customer at a fixed monthly fee or at an hourly rate. For the construction of customer-owned equipment, revenue is recognized upon completion of each phase of the construction project, as defined in each contract. For the construction of assets owned by us but paid for and used by the customer during the term of their data center hosting contract, revenue is recognized on a straight-line basis over the remaining life of the contract. Due to the long-term nature of the hosting contracts, there is a significant financing component in transactions where the customer paid for the construction of assets owned by the Company.

Maintenance services include cleaning, cabling, and other services to maintain customer equipment. We bill the customer at a fixed monthly fee or at an hourly rate. Revenue is recognized as these services are provided.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

Deferred revenue is primarily from advance payments received and is recognized on a straight-line basis over the remaining life of the contract or upon completion of the installation of the customers’ equipment.

Our primary data center hosting contracts contain Service Level Agreement clauses, which guarantee a certain percentage of time that power will be available to our customers. In the rare case that we may incur penalties under these clauses, we recognize the payment as variable consideration and a reduction of the transaction price and, therefore, of revenue, when not in exchange for a good or service from the customer.

Fair value measurement

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or a liability.

Fair value measurements are classified and disclosed in one of the following three categories:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices, for similar assets or liabilities that are directly or indirectly observable in the marketplace.

Level 3: Unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The Company will update its assumptions each reporting period based on new developments and record such amounts at fair value based on the revised assumptions until the agreements expire or contingency is resolved, as applicable.

Property and equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Estimated useful lives for leasehold improvements are typically the lesser of the estimated useful life of the asset or the life of the term of the lease. The estimated useful lives for all the Company’s property and equipment are as follows:

Life (Years)
Buildings and building improvements	10-25
Miners and mining equipment	2
Machinery and facility equipment	5-10
Office and computer equipment	3

Impairment of long-lived assets

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

Goodwill

Goodwill represents the cost of a business acquisition in excess of the fair value of the net assets acquired. Goodwill is not amortized and is reviewed for impairment annually as of December 31, or more frequently if facts and circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. We use both qualitative and quantitative analyses in making this determination. The Company determined that it has two reporting units for goodwill impairment testing purposes, Bitcoin Mining and Engineering, which is consistent with internal management reporting and management’s oversight of operations. Our analyses require significant assumptions and judgments, including assumptions about future economic conditions, revenue growth, and operating margins, among other factors. Example events or changes in circumstances considered in the qualitative analysis, many of which are subjective in nature, include: a significant negative trend in our industry or overall economic trends, a significant change in how we use the acquired assets, a significant change in our business strategy, a significant decrease in the market value of the asset, a significant change in regulations or in the industry that could affect the value of the asset, and a change in segments. If it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company performs the quantitative test to identify and measure the amount of goodwill impairment loss. The Company compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds the fair value, goodwill of the reporting unit is considered impaired and that excess is recognized as a goodwill impairment loss.

Finite-lived intangible assets

Intangible assets with finite lives are comprised of customer contracts, trademarks, UL Listings, and patents that are amortized on a straight-line basis over their expected useful lives, which is their contractual term or estimated useful life. Patents costs consisting of filing and legal fees incurred are initially recorded at cost. Certain patents are in the legal application process and therefore are not currently being amortized. The Company performs assessments to determine whether finite-lived classification is still appropriate at least annually. The carrying value of finite-lived assets and their remaining useful lives are also reviewed at least annually to determine if circumstances exist which may indicate a potential impairment or revision to the amortization period. A finite-lived intangible asset is considered to be impaired if its carrying value exceeds the estimated future undiscounted cash flows to be derived from it. We exercise judgment in selecting the assumptions used in the estimated future undiscounted cash flows analysis. Impairment is measured by the amount that the carrying value exceeds fair value.

The use of different estimates or assumptions could result in significantly different fair values for our reporting units and intangible assets.

Business combinations

The Company uses the acquisition method of accounting by recognizing the identifiable tangible and intangible assets acquired and liabilities assumed, and any non-controlling interest in the acquired business, measured at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the aforementioned amounts. Contingent consideration is included within the purchase price and is recognized at its fair value on the acquisition date. A liability resulting from contingent consideration is remeasured to fair value as of each reporting date until the contingency is resolved, and subsequent changes in fair value are recognized in earnings. Contingent consideration is recorded in current and long-term liabilities on our Consolidated Balance Sheets.

While we use our best estimates and assumptions to accurately apply preliminary values to assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, these estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of the assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in the Consolidated Statements of Operations.

Accounting for business combinations requires management to make significant estimates and assumptions, especially at the acquisition date, including estimates for intangible assets, contractual obligations assumed, pre-acquisition contingencies, and contingent consideration, where applicable. Although we believe the assumptions and estimates we have made have been reasonable and appropriate, they are based in part on historical experience and information obtained from management of the acquired companies and are inherently uncertain. Critical estimates in valuing certain of the intangible assets we have acquired include; future expected cash flows from customer contracts, discount rates, and estimated market changes in the value of the PPA, which is

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

accounted for as a nonhedged derivative contract. Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates, or actual results.

Acquisition-related expenses are recognized separately from the business combination and are expensed as incurred.

Investment in marketable equity securities

The Company measures its investments in marketable equity securities at fair value at each balance sheet date, with unrealized holding gains and losses recorded in other income (expense), as the shares have a readily determinable fair value since they are publicly traded and have significant average daily volume traded.

Leases

The Company determines whether an arrangement contains a lease at the inception of the arrangement. If a lease is determined to exist, the term of such lease is assessed based on the date on which the underlying asset is made available for the Company’s use by the lessor. The Company’s assessment of the lease term reflects the non-cancelable term of the lease, inclusive of any rent-free periods and/or periods covered by early-termination options which the Company is reasonably certain of not exercising, as well as periods covered by renewal options which the Company is reasonably certain of exercising. The Company also determines lease classification as either operating or finance at lease commencement, which governs the pattern of expense recognition and the presentation reflected on the Consolidated Statements of Operations over the lease term. For all periods presented, the Company only had operating leases.

For leases with a term exceeding 12 months, an operating lease liability is recorded on the Company’s consolidated balance sheet at lease commencement reflecting the present value of its fixed minimum payment obligations over the lease term. A corresponding operating lease right-of-use asset equal to the initial lease liability is also recorded, adjusted for any prepaid rent and/or initial direct costs incurred in connection with execution of the lease and reduced by any lease incentives received. For purposes of measuring the present value of its fixed payment obligations for a given lease, the Company uses its incremental borrowing rate, determined based on information available at lease commencement, as rates implicit in its leasing arrangements are typically not readily determinable. The Company’s incremental borrowing rate reflects the rate it would pay to borrow on a secured basis and incorporates the term and economic environment of the associated lease.

For the Company’s operating leases, fixed lease payments are recognized as lease expense on a straight-line basis over the lease term. For leases with a term of 12 months or less, any fixed lease payments are recognized on a straight-line basis over the lease term and are not recognized on the Consolidated Balance Sheets as an accounting policy election. Leases qualifying for the short-term lease exception were insignificant. Variable lease costs are recognized as incurred and primarily consist of common area maintenance and utility charges not included in the measurement of right of use assets and operating lease liabilities.

Operating segments

Operating segments are defined as components of an entity for which discrete financial information is available that is regularly reviewed by the CODM in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s CODM is comprised of several members of its executive management team who use revenue and cost of revenue of its reporting segments to assess the performance of the business of our reportable operating segments.

Income taxes

The Company accounts for income taxes under the asset and liability method, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

Contract balances

Contract assets consist of costs and estimated earnings in excess of billings on uncompleted engineering contracts.

Deferred revenue relates to upfront payments and consideration received from customers for data center hosting and the upfront license fee generated from our legacy animal health business.  Contract liabilities consist of billings in excess of costs and estimated earnings on uncompleted engineering contracts,

Remaining performance obligations

Remaining performance obligations represent the transaction price of contracts for work that has not yet been performed. The Company elected the practical expedient to not adjust the transaction price for the existence of a significant financing component if the timing difference between a customer’s payment and our performance is one year or less.

Stock-based compensation

The Company accounts for share-based payment awards exchanged for services at the estimated grant date fair value of the award, which is based on the fair market value of the Company’s common stock at the time of the grant. For performance-based share-based payment awards, the Company recognizes compensation cost over the performance period when achievement of the milestones and targets is probable.

The Company has elected to account for forfeitures of awards as they occur.

Recently issued accounting pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequences of the change to its Consolidated Financial Statements and assures that there are proper controls in place to ascertain that the Company’s Consolidated Financial Statements properly reflect the change.

In December 2023, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 expands existing income tax disclosures for rate reconciliations by requiring disclosure of certain specific categories and additional reconciling items that meet quantitative thresholds and expands disclosures for income taxes paid by requiring disaggregation by certain jurisdictions. ASU 2023-09 is effective for annual periods beginning after December 15, 2024; early adoption is permitted. The Company does note expect the updated guidance to have a material impact on its disclosures.

In December 2023, the FASB issued ASU 2023-08, Intangibles - Goodwill and Other - Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets, which establishes accounting guidance for crypto assets meeting certain criteria. Bitcoin meets this criteria. The amendments require crypto assets meeting the criteria to be recognized at fair value with changes recognized in net income each reporting period. Upon adoption, a cumulative-effect adjustment is made to the opening balance of retained earnings as of the beginning of the annual reporting period of adoption. ASU 2023-08 is effective for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years. Early adoption is permitted. The Company elected to early adopt ASU 2023-08 for the year ended December 31, 2023. As a result of the adoption, the Company recorded a cumulative effect adjustment to its Accumulated deficit balance of approximately $6.0 million as of January 1, 2023, as a result of recognizing its Bitcoin held as of January 1, 2023, at fair value. See Note 21. Impacts of Adoption of ASU 2023-08 for a summary of the impacts on the Company’s interim Condensed Consolidated Statements of Operations provided during the year ended December 31, 2023.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 is intended to enhance reportable segment disclosures by requiring disclosures of significant segment expenses regularly provided to the CODM, requiring disclosure of the title and position of the CODM and explanation of how the reported measures of segment profit and loss are used by the CODM in assessing segment performance and allocation of resources. ASU 2023-07 is effective for the Company for annual periods beginning after December 31, 2023; early adoption is permitted. The updated guidance is not expected to have a material impact on the Company’s disclosures.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which was codified with its subsequent amendments as Accounting Standards Codification (“ASC”) Topic 326, Financial Instruments – Credit Losses (“ASC 326”). ASC 326 seeks to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments, including trade receivables, and other commitments to extend credit held by a reporting entity at each reporting date. The amendments require an entity to replace the incurred loss impairment methodology in other GAAP with a methodology that reflects current expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The updated guidance is effective for the Company for annual reporting periods beginning after December 15, 2022, and early adoption is permitted. In connection with the Company’s acquisitions during the year ended December 31, 2021, the Company adopted this standard on January 1, 2021, and the adoption did not have a material impact on the financial statements and related disclosures.

Note 3. Acquisitions

Acquisition of Corsicana Facility land site

During the year ended December 31, 2022, the Company initiated a large-scale development to expand its Bitcoin mining capabilities with the acquisition of a 265-acre site in Navarro County, Texas, strategically located next to the Navarro switch, for $10.1 million, where its anticipated one-gigawatt Bitcoin mining facility complex, the Corsicana Facility, is under development. See Note 7. Property and Equipment, for more information about the Corsicana Facility.

Acquisition of ESS Metron

On December 1, 2021, the Company acquired 100% of the equity interests of ESS Metron. ESS Metron is a power distribution and management systems manufacturing, design and engineering firm based in Denver, Colorado, operating from facilities totaling approximately 121,000 square feet of manufacturing, office, and warehouse space in the metropolitan Denver area. These facilities are subject to long-term lease agreements. The acquisition of ESS Metron established the Company’s Engineering business and enhanced the Company’s ability to scale its Bitcoin Mining and data center hosting operations.

Total consideration transferred of $56.9 million was comprised of a cash payment of approximately $30.1 million, net of $3.7 million of seller transaction costs, and 715,413 shares of the Company’s common stock with an acquisition date fair value of approximately $26.7 million. Of the 715,413 shares of common stock, 645,248 were issued upon closing and the remaining 70,165 were withheld as security for the sellers’ indemnification obligations for 18 months following the transaction closing date. During the year ended December 31, 2023, the indemnification period ended and all 70,165 of the withheld shares were issued to the ESS Metron sellers.

Other than an insignificant post-closing settlement of preliminary net working capital, there were no adjustments to the provisional purchase price and fair value estimates. The Company finalized the valuation of the acquired assets and liabilities, and consideration transferred, in December 2022.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

The following table presents the allocation of the purchase consideration:

Cash and cash equivalents	$549
Accounts receivable	9,879
Prepaid and other current assets	636
Inventory and work-in-progress	1,175
Costs and estimated earnings in excess of billings	13,205
Property and equipment	4,501
Intangible assets	14,000
Right of use asset	6,714
Accounts payable	(9,235)
Accrued expenses	(1,239)
Billings in excess of costs and estimated earnings	(5,883)
Operating lease liabilities	(6,714)
Warranty liability	(116)
Total identifiable assets and liabilities acquired	27,472
Goodwill	29,379
Total purchase consideration	$56,851

Goodwill was attributable to the assembled workforce of experienced personnel at ESS Metron and synergies expected to be achieved from the combined operations of Riot and ESS Metron. The goodwill recognized is expected to be deductible for tax purposes. We assigned the goodwill to our Engineering segment.

The Company determined that the 70,165 shares withheld met the conditions necessary to be classified as equity because the consideration was indexed to the Company’s own equity, there were no exercise contingencies based on an observable market not based on its stock or operations, settlement was consistent with a fixed-for-fixed equity instrument, the agreement contained an explicit number of shares and there were no cash payment provisions. Additionally, based on these assessments, the Company recorded the shares at fair value on the acquisition date, similar to escrowed shares or securities and accounted for them in total consideration transferred. This consideration related to representations and warranties of circumstances that existed as of the acquisition date and which the Company believed to be accurate, with future issuance of the share consideration deemed likely to occur.

The fair values of cash and cash equivalents, accounts receivable, prepaid and other current assets, inventory and work-in-progress, accounts payable, accrued expenses, and warranty liability were determined to be the carrying values due to the short-term nature of the assets and liabilities. The fair value of the acquired trade receivables was determined to be the net realizable amount of the closing date book value of $9.9 million.

Contract assets consisted of costs and estimated earnings in excess of billings on uncompleted contracts and unearned revenue consists of billings in excess of costs and estimated earnings on uncompleted contracts. The fair values of these assets and liabilities were determined to be the carrying values due to the short-term nature of the underlying project contracts incurring costs and the associated customer billings.

The fair value of property and equipment was estimated by applying the cost approach. The cost approach uses the replacement or reproduction cost as an indicator of fair value. The assumptions of the cost approach include replacement cost new, projected capital expenditures, and physical deterioration factors including economic useful life, remaining useful life, age, and effective age.

Intangible assets reflect the identifiable intangible assets acquired, consisting of customer relationships, a trademark and UL Listings. Customer relationships are assigned an estimated useful life of approximately 10 years based on the low attrition of the customer base, in part due to the customized nature of the Company’s products. Fair value of the customer relationships was estimated by applying an income approach – multi period excess earnings method. The fair value was determined by calculating the present value of estimated future operating cash flows generated from the existing customers less costs to realize the revenue. The Company applied a discount rate of 21%, which reflected the nature of the assets as they relate to the risk and uncertainty of the estimated future operating cash flows. Other significant assumptions used to estimate the fair value of the customer contracts included an assumed income tax rate of 25%.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

Although ESS Metron had been in business for over 60 years, the trademark was assigned a 10-year life due to the Company obtaining more data center customers where the longevity of the projects may be shorter than have been historically. Fair value of the trademark was estimated by applying the relief from royalty rate method. The fair value was determined by applying an estimated royalty rate to revenue, measuring the value the Company would pay in royalties to a market participant if it did not own the trademark and had to license it from a third party.

UL Listings were assigned a 12-year life. A UL Listing means that independent safety organization UL, LLC has tested representative samples of a product and determined that the product meets specific, defined requirements. These requirements are often based on UL’s published and nationally recognized Standards for Safety. Although the UL Listing certifications do not expire, due to technological improvements in similar products, particularly in the data center industry, a 12-year life was assumed. Fair value of the UL Listings was estimated by applying an estimated developer’s profit margin of approximately 4.5% to estimated costs to be incurred over an estimated six months to re-acquire the UL Listings. The Company applied a discount rate of 15%, which reflected the short time necessary to re-acquire the asset.

The right of use asset and operating lease liabilities consisted of two operating leases of the manufacturing facility in Denver, Colorado. These leases had combined annual payments of approximately $0.9 million and remaining lease terms of approximately 3.5 and 10 years as of acquisition.

The operating results of ESS Metron have been included in the Company’s Consolidated Statements of Operations since the acquisition date. The Company recognized $2.1 million of acquisition-related costs related to this acquisition that were expensed as incurred. From the acquisition date through December 31, 2021, ESS Metron’s total revenue and net income was approximately $4.2 million and $0.2 million, respectively.

Acquisition of Whinstone

On May 26, 2021, the Company acquired 100% of the equity interests of Whinstone US, Inc., the owner and operator of the Rockdale Facility. The assets and operations of Whinstone increased the scale and scope of Riot’s operations, which is a foundational element in the Company’s strategy to become an industry-leading Bitcoin mining platform on a global scale.

Total consideration transferred of $460.4 million was comprised of a $53.0 million cash payment (including $38.1 million of debt payoff and certain seller transaction costs), 11.8 million shares of the Company’s common stock with an acquisition date fair value of approximately $326.2 million, an $83.0 million contingent purchase price payable to the Seller (see Note 17. Commitments and Contingencies), and other net items of $(1.7 million).

There were no adjustments to the provisional purchase price and fair value estimates. The Company finalized the valuation of these assets and liabilities, and consideration transferred, in May 2022.

The following table presents the allocation of the purchase consideration:

Cash and cash equivalents	$10,400
Accounts receivable	1,072
Prepaid expenses and other current assets	2,176
Property and equipment	91,707
Derivative asset	13,967
Right of use asset	6,547
Security deposits	1,775
Future power credits	82,953
Accounts payable	(12,853)
Accrued expenses	(504)
Deferred revenue and customer deposits	(34,856)
Operating lease liabilities	(8,184)
Total identifiable assets and liabilities acquired	154,200
Goodwill	306,184
Total purchase consideration	$460,384

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

Goodwill represented the excess of total purchase consideration over the fair value of the underlying assets acquired and liabilities assumed. Goodwill was attributable to the assembled workforce of experienced personnel at Whinstone and synergies expected to be achieved from the combined operations of Riot and Whinstone. None of the goodwill recognized is expected to be deductible for tax purposes. The goodwill was not assigned to a segment.

As part of the share purchase agreement Riot entered into with the seller in connection with the Whinstone Acquisition, Riot was obligated to the seller to pay up to a maximum amount of $86.0 million, net of income taxes, as defined under the stock purchase agreement (undiscounted) of additional consideration if certain power credits were received or realized by Whinstone. Those power credits arose from the February 2021 weather event. The purchase price included the estimated fair value of the contingent consideration at the Whinstone Acquisition Date of approximately $83.0 million. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement. These assumptions for the power credits whose utilization by Whinstone is contingent on ERCOT’s future power billings, included the timing of receipt or realization of the power credits, estimates of future power consumption, the discount rate and credit risk of the Company and the owing party (ERCOT).

The fair value of the acquired trade receivables was determined to be the net realizable amount of the closing date book value of $1.1 million.

The fair value of the acquired long-term other asset of approximately $83.0 million related to the estimated amount of power credits due Whinstone from the February 2021 weather event. We estimated the fair value of the power credits to be the same as that of the contingent consideration arrangement because the Company is required to remit to the seller in cash as additional consideration the amount of such power credits received or realized by Whinstone. See discussion above on contingent consideration.

The derivative asset acquired pertained to the PPA. The fair value of the contract of approximately $14.0 million was estimated by applying a discounted debt-free cash flow approach. This fair value measurement was based on significant inputs not observable in the market and thus represented a Level 3 measurement as defined in ASC 820. The significant assumptions used to estimate fair value of the derivative contract included a discount rate of 21%, which reflected the nature of the contract as it relates to the risk and uncertainty of the estimated future mark-to-market adjustments, forward price curves of the power supply, broker/dealer quotes, and other similar data obtained from quoted market prices or independent pricing vendors.

The fair value of property and equipment was estimated by applying the cost approach. The cost approach uses the replacement or reproduction cost as an indicator of fair value. The assumptions of the cost approach included replacement costs, projected capital expenditures, and physical deterioration factors including economic useful life, remaining useful life, age, and effective age.

The operating results of Whinstone have been included in the Company’s Consolidated Statements of Operations since the acquisition date. The Company recognized $19.1 million of acquisition-related costs that were expensed as incurred.

The financial results of the acquisition have been included in the Company’s Consolidated Financial Statements from the closing of the acquisition. From the acquisition date through December 31, 2021, Whinstone’s total revenue and net income was approximately $24.5 million and $1.2 million, respectively.

Note 4. Revenue from Contracts with Customers

Disaggregated revenue

Revenue disaggregated by reportable segment is presented in See Note 20. Segments Information.

Contract balances

Contract assets relate to uncompleted Engineering contracts. As of December 31, 2023 and 2022, contract assets were $15.4 million and $19.7 million, respectively.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

Contract liabilities primarily relate to upfront payments and consideration received for data center hosting services and Deferred revenue relates to uncompleted Engineering contracts. The following table presents changes in contract liabilities and deferred revenue:

	Years Ended December 31,
	2023	2022
Beginning balance	$29,197	$27,903
Revenue recognized	(11,226)	(6,805)
Other changes in contract liabilities	4,361	8,099
Ending balance	$22,332	$29,197

Remaining performance obligation

The following table presents the estimated future recognition of the Company’s remaining performance obligations, which represent the transaction price of current contracts for work to be performed.

	2024	2025	2026	2027	2028	Thereafter	Total
Legacy data center hosting contract	$2,362	$2,362	$2,362	$2,362	$2,362	$5,964	$17,774
Engineering	4,073	—	—	—	—	—	4,073
Other	97	97	97	97	97	—	485
Total contract liabilities	$6,532	$2,459	$2,459	$2,459	$2,459	$5,964	$22,332

Note 5. Bitcoin

The following table presents information about the Company’s Bitcoin balance held:

	Quantity	Amounts
Balance as of January 1, 2022	4,884	$150,593
Revenue recognized from Bitcoin mined	5,554	156,870
Proceeds from sale of Bitcoin	(3,425)	(79,529)
Exchange of Bitcoin for employee compensation	(39)	(1,495)
Realized gain on sale/exchange of Bitcoin	—	30,346
Impairment of Bitcoin	—	(147,365)
Balance as of December 31, 2022	6,974	109,420
Cumulative effect upon adoption of ASU 2023-08	—	5,994
Revenue recognized from Bitcoin mined	6,626	188,996
Bitcoin receivable	(21)	(878)
Proceeds from sale of Bitcoin	(6,185)	(176,219)
Exchange of Bitcoin for employee compensation	(32)	(869)
Change in fair value of Bitcoin	—	184,734
Balance as of December 31, 2023	7,362	$311,178

Carrying value of Bitcoin as of December 31, 2023(a)		$199,928
Realized gains on the sale of Bitcoin for the year ended December 31, 2023(b)		$80,174

(a)	The carrying value of Bitcoin is equal to the post-impairment value of all Bitcoin held as of the adoption of ASU 2023-08 on January 1, 2023, and, for Bitcoin produced subsequent to the adoption ASU 2023-08, the initial value of the Bitcoin as determined for revenue recognition purposes.
(b)	Bitcoin is sold on a FIFO basis. During the year ended December 31, 2023, gains were recognized on all sales of Bitcoin and are included in Change in fair value of Bitcoin on the Consolidated Statements of Operations.

All additions of Bitcoin were the result of Bitcoin generated by the Company’s Bitcoin Mining operations (see Note 4. Revenue from Contracts with Customers). All dispositions of Bitcoin were the result of sales on the open market to fund Company operations and for compensation for certain employees.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

Note 6. Investments

Convertible note

During the year ended December 31, 2023, the Company invested in a $4.5 million convertible note at face value. The convertible note has a three-year term and earns interest at a rate of 12% per annum, which may be paid in cash or in-kind, and converts into equity of the issuer of the convertible note at the end of the three-year term.

The convertible note is accounted for as an available-for-sale debt instrument and is recognized at fair value in Other long-term assets on the Consolidated Balance Sheets. Unrealized changes in the fair value of the convertible note are recognized in Other comprehensive income (loss) on the Consolidated Statements of Comprehensive Income (Loss). Interest income is recognized within Interest income (expense) on the Consolidated Statements of Operations.

The fair value measurement of the convertible note is based on significant inputs not observable in the market and thus represents a Level 3 measurement. The significant assumptions used to estimate fair value of the convertible note included a discount rate of 12.3%, which reflected the issuance date spread premium over the selected yield for the remaining time to maturity. The issuance date discount rate of 14.0% reflected an estimated required return for mezzanine financing after taking into consideration the principal of the convertible note and the investee’s early stage of development.

The following table presents information about the convertible note:

Investment	$4,500
Accrued interest	59
Amortized costs basis	4,559
Unrealized holding gains (losses) in accumulated other comprehensive income	150
Fair value as of December 31, 2023	$4,709

The Company determined that the issuer of the convertible preferred note was a variable interest entity (“VIE”) and that the Company held a variable interest in the issuer of the convertible preferred note. The Company has considered the amount it is contributing to the issuer, its lack of decision-making rights and control, among other factors, and has concluded that it does not hold a controlling financial interest and does not have majority decision-making control. Therefore, the Company is not the primary beneficiary of the VIE, and as a result, the Company is not required to consolidate the VIE. The entire $4.5 million investment is at risk of loss.

Coinsquare and Mogo

In September 2017, and February 2018, the Company acquired a minority interest for $9.4 million in Coinsquare Ltd., a Canadian cryptocurrency exchange (“Coinsquare”), which operates a digital cryptocurrency exchange platform in Canada. The investment resulted in an ownership in Coinsquare by the Company of approximately 11.7% ownership in Coinsquare on a fully diluted basis. The Company elected to account for the investment using the measurement alternative as the equity securities are without a readily determinable fair value and do not give the Company significant influence over Coinsquare. Per the measurement alternative, the investment is recorded at cost, less any impairment, plus or minus changes resulting from observable price changes.

During June 2020, the Company became aware of allegations brought by the Ontario Securities Commission (the “OSC”) that Coinsquare and certain of its executives and directors engaged in systematic “wash trading” of cryptocurrencies on its Coinsquare market to manipulate the market’s trading volume during 2018 and 2019.

On July 21, 2020, a hearing panel of the OSC entered an order (the “Order”) approving the settlement agreement between OSC, Coinsquare, and certain of its executives and directors (the “Settlement Agreement”), in which they admitted to breaches of Ontario securities laws and/or conduct contrary to the public interest including, market manipulation through reporting inflated trading volumes on its Coinsquare Market, misleading its clients and investors about these trading volumes, and taking reprisal against an internal whistleblower who brought this conduct to the attention of the named executives and directors. The Order requires certain oversight and governance procedures and to prohibit the named executives and directors from engaging in certain activities with respect to Coinsquare; additionally, the named executives and directors were required to resign from Coinsquare and Coinsquare and the named executives and directors were required to pay penalties and costs totaling approximately CAD $2.2 million.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

The Company thereupon determined there were indicators that would cause a 100% impairment of the Coinsquare investment and observed price changes and recorded an impairment expense of $9.4 million for its investment in Coinsquare during the year ended December 31, 2020.

During the year ended December 31, 2021, under agreements between Coinsquare, Coinsquare’s shareholders (including Riot) and Mogo Inc. (NASDAQ: MOGO), a digital payments and financial technology company (“Mogo”), Riot sold all 3.4 million common shares of Coinsquare in exchange for approximately 3.2 million common shares of Mogo and approximately $1.8 million in cash.

During the year ended December 31, 2021, the Company recorded a gain on sale/exchange of long-term investments of $26.3 million for the sale of its shares of Coinsquare. Concurrently, the Company recorded the fair value of the Mogo shares received in the exchange of $24.8 million in investments in marketable equity securities within current assets on the Consolidated Balance Sheets. The fair value was calculated as 3.2 million shares of Mogo common stock multiplied by the fair value of the Mogo shares received. During the year ended December 31, 2021, we recorded an unrealized loss on the shares of approximately $13.7 million based on the closing price per share of Mogo common stock on the Nasdaq Stock Market on December 31, 2021 of $3.42.

During the year ended December 31, 2022, the Company sold all 3.2 million shares of its shares of Mogo for proceeds of $1.8 million, resulting in realized losses of approximately $9.0 million.

Note 7. Property and Equipment

Property and equipment consists of the following:

	December 31,	December 31,
	2023	2022
Buildings and building improvements	$348,865	$229,685
Land rights and land improvements	10,320	10,164
Miners and mining equipment	496,230	441,324
Machinery and facility equipment	39,144	35,125
Office and computer equipment	2,108	1,206
Construction in progress	166,970	97,231
Total cost of property and equipment	1,063,637	814,735
Less accumulated depreciation	(359,443)	(122,180)
Property and equipment, net	$704,194	$692,555

Depreciation and amortization expense related to property and equipment totaled approximately $246.5 million, $105.9 million, and $26.1 million, for the years ended December 31, 2023, 2022, and 2021, respectively.

The Company recognized an impairment charge for its miners and mining equipment during the year ended December 31, 2022, as described below, but did not incur any other impairment charges for its property and equipment for the years ended December 31, 2023 and 2021.

Miners and mining equipment

As of December 31, 2023, the Company had deployed a total of 112,944 miners in its mining operation, all at the Rockdale Facility.

During the year ended December 31, 2023, the Company entered into the Master Agreement to acquire 99,840 miners from MicroBT (consisting of 8,320 M56S+ model miners, 22,684 M56S++ model miners, 20,778 M66 model miners, and 48,058 M66S model miners), primarily for use at the Corsicana Facility, for a total purchase price of approximately $453.4 million, subject to adjustment. Delivery of the miners began in the fourth quarter of 2023, with all miners expected to be received and deployed by mid-2025. The Master Agreement also provides us an option to purchase up to an additional 265,000 additional miners, on the same terms as the initial order.

During the year ended December 31, 2023, the Company sold 2,700 Antminer model S19 XP miners for gross proceeds of $6.4 million, which resulted in a loss on sale of equipment of $5.3 million.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

As of December 31, 2022, the Company had outstanding executed purchase agreements for the purchase of miners from Bitmain for a total of 5,130 S19 series miners, all of which were received in January 2023. As of December 31, 2023, the Company did not have any outstanding purchase agreements for the purchase of miners from Bitmain.

During the year ended December 31, 2022, the Company elected not to renew its co-location mining services agreement with Coinmint, which was therefore terminated automatically per its terms. In connection with the termination, the Company arranged for the transfer of the miners it was operating at Coinmint’s Massena, New York facility (the “Coinmint Facility”). The Company then entered into an equipment exchange agreement with a third-party Bitcoin mining company (the “Counterparty”), whereby the Company transferred approximately 5,700 of the Antminer model S19 Pro miners it had previously deployed at the Coinmint Facility to the Counterparty in exchange for 5,000 factory-new Antminer model S19j Pro miners delivered to the Rockdale Facility. After completing the transfer of the miners to the Counterparty, the Company relocated the balance of the miners it had deployed at the Coinmint Facility to the Rockdale Facility. As a result of the exchange with the Counterparty, the Company recognized a gain on the exchange of equipment of approximately $16.3 million during the year ended December 31, 2022.

Impairment of miners

During the year ended December 31, 2022, adverse changes in business climate, including decreases in the price of Bitcoin and resulting decrease in the market price of miners, indicated that an impairment triggering event had occurred. Testing performed indicated the estimated fair value of the Company’s miners to be less than their net carrying value as of December 31, 2022, and an impairment charge of $55.5 million was recognized, decreasing the net carrying value of the Company’s miners to their estimated fair value. The estimated fair value of the Company’s miners was classified in Level 2 of the fair value hierarchy due to the quoted market prices for similar assets.

Casualty-related charges (recoveries), net

In December 2022, the Rockdale Facility was damaged during severe winter storms in Texas. As of December 31, 2023, the Company estimated that total damages of $10.3 million had been incurred. During the year ended December 31, 2023, the Company received net insurance recoveries of $7.5 million. Recoveries are recognized when they are probable of being received.

Construction in progress

As of December 31, 2023, the Company’s expansion of the Rockdale Facility had been completed.

In 2022, the Company initiated development of the Corsicana Facility to expand its Bitcoin Mining capabilities, on a 265-acre site in Navarro County, Texas, located next to the Navarro Switch. Once complete, the Company expects the Corsicana Facility to have one gigawatt of developed capacity for its Bitcoin Mining operations.

The initial phase of the development of the Corsicana Facility involves the construction of 400 MW of immersion-cooled Bitcoin Mining infrastructure, as well as a high-voltage power substation and transmission facilities to supply power and water to the facility. Construction of the substation and Bitcoin Mining infrastructures is ongoing and operations are expected to commence by the end of the first quarter of 2024, following commissioning of the substation.

Through December 31, 2023, the Company had incurred costs of approximately $217.8 million related to the development of the Corsicana Facility, including $10.1 million paid to acquire the land on which the facility is being developed, $203.0 million of initial developments costs and equipment, and a $4.7 million deposit for future power usage.

During the year ended December 31, 2023, the Company entered into a purchase agreement with Midas for the purchase of 200 MW of immersion cooling systems for its Corsicana Facility. Delivery of the immersion cooling systems began in the fourth quarter of 2023 and is expected to be completed in the first quarter of 2024. The purchase agreement also provides the Company an option to purchase up to an additional 400 MW of immersion cooling systems from Midas, on the same terms as the initial order, through December 31, 2025.

Related party land transaction

During the year ended December 31, 2022, the Company began an initiative to provide certain on-site temporary housing for stakeholders, including partners, analysts, stockholders, employees, vendors, and other visitors to the Rockdale Facility, which is located in a relatively remote area of central Texas with limited accommodations for visitors. During the year ended December 31,

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

2023, Riot completed its acquisition of property and land for the development of temporary housing from Lyle Theriot (indirectly, through a limited liability company controlled by Mr. Theriot) for approximately $1.1 million, consisting of $0.2 million for land and $0.9 million for buildings and improvements. At the time of the transaction, Mr. Theriot was part of the management team at Riot and was considered a related party of Riot. The transaction was accounted for as an asset acquisition.

Commitments

During the year ended December 31, 2023, the Company paid $191.1 million in deposits and payments to MicroBT for the purchase of miners pursuant to the Master Agreement described herein. The remaining commitment of approximately $270.4 million is due in installments through approximately April 2025 based on the estimated miner delivery schedule. Total payments of $220.0 million and $50.4 million are expected to be made in 2024 and 2025, respectively.

During the year ended December 31, 2023, the Company paid $31.2 million in deposits and payments to Midas for the purchase of immersion cooling systems described herein. The remaining commitment of approximately $21.1 million is due in installments in early 2024, based on the estimated delivery schedule.

Note 8. Goodwill and Intangible Assets

Goodwill

During the second quarter of 2022, adverse changes in business climate, including decreases in the price of Bitcoin and increased volatility of equity markets, as evidenced by declines in the market price of the Company’s securities, those of its peers, and major market indices, reduced market multiples and increased weighted-average costs of capital, primarily driven by an increase in interest rates. Market concerns related to inflation, supply chain disruption issues and other macroeconomic factors were some of the primary causes for these declines. Additionally, the price of Bitcoin had declined significantly, notably during the second quarter of 2022.

Due to these factors, the Company determined that a triggering event had occurred, and therefore, performed a goodwill impairment assessment as of June 30, 2022. The valuation of the Company’s reporting units was determined with the assistance of an independent valuation specialist firm using a market approach. The market approach was based on the Guideline Public Company Method, which is derived from metrics of publicly traded companies or historically completed transactions of comparable businesses. The selection of comparable businesses was based on the markets in which the reporting units operated, giving consideration to risk profiles, size, geography, and diversity of products and services. Under the market approach, the Company evaluated the fair value based on trailing and forward-looking earnings and revenue multiples derived from comparable publicly traded companies with similar market position and size as the Company’s reporting units. The unobservable inputs used to measure the fair value included projected revenue growth rates, the price of Bitcoin, the global Bitcoin network hash rate, the timing of miner shipments under currently executed contracts and their subsequent deployment, and the determination of appropriate market comparison companies. The trailing-twelve-month and next-twelve-month enterprise value-to-revenue multiples assumed in the analysis ranged from approximately 0.7x to approximately 3.9x. The resulting estimated fair values of the combined reporting units were reconciled to the Company’s market capitalization, including an estimated implied control premium of approximately 30%.

The results of the quantitative test indicated the fair value of the reporting units did not exceed their carrying amounts, including goodwill, in excess of the carrying value of the goodwill. As a result, the entire carrying amount of the goodwill was recognized as a non-cash impairment charge during the year ended December 31, 2022.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

Finite-lived intangible assets

The following table presents the Company’s finite-lived intangible assets as of December 31, 2023:

				Weighted-
	Gross	Accumulated	Net book	average life
	book value	amortization	value	(years)
Customer contracts	$6,300	$(1,292)	$5,008	10
Trademark	5,000	(1,042)	3,958	10
UL Listings	2,700	(469)	2,231	12
Patents	10,060	(5,560)	4,500	Various
Finite-lived intangible assets	$24,060	$(8,363)	$15,697

The customer contracts, trademark, and UL listings were recognized as the result of acquisitions during the year ended December 31, 2021 (see Note 3. Acquisitions).

During the year ended December 31, 2022, the Company paid $9.5 million to license a patent for technology being used in the development of the Corsicana Facility. The amount paid is being amortized over the term of the license, which expires on December 31, 2024.

The following table presents the Company’s finite-lived intangible assets as of December 31, 2022:

				Weighted-
	Gross	Accumulated	Net book	average life
	book value	amortization	value	(years)
Customer contracts	$6,300	$(671)	$5,629	10
Trademark	5,000	(542)	4,458	10
UL Listings	2,700	(244)	2,456	12
Patents	10,060	(1,126)	8,934	Various
Finite-lived intangible assets	$24,060	$(2,583)	$21,477

During the years ended December 31, 2023, 2022, and 2021, amortization expense related to finite-lived intangible assets was $5.8 million, $2.1 million, and $0.2 million, respectively.

The following table presents the estimated future amortization of the Company’s finite-lived intangible assets as of December 31, 2023:

2024	$5,823
2025	1,355
2026	1,355
2027	1,355
2028	1,355
Thereafter	4,455
Total	$15,697

The Company did not identify any impairment of its finite-lived intangible assets during the years ended December 31, 2023, 2022, and 2021.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

Note 9. Power Purchase Agreement

In May 2020, the Company, through its subsidiary, Whinstone, entered into the PPA to provide for the delivery of power to its Rockdale Facility, via the nearby Sandow Switch. Pursuant to the PPA, the Company has agreed to acquire a total of 345 MW of long-term, fixed-price power, in multiple blocks, as follows: 130 MW contracted in May 2020, at fixed prices through April 30, 2030; 65 MW contracted in March 2022, at fixed prices through April 30, 2030; and 150 MW contracted in November 2022, at fixed prices through October 31, 2027. Additionally, under the PPA, the Company has the option to purchase additional power at market prices, as needed.

If electricity used exceeds the amount contracted, the cost of the excess electricity is incurred at the then-current spot rate. Concurrently with the PPA, the Company entered into an interconnection agreement for the extension of delivery system transmission/substation facilities to facilitate delivery of the electricity to the Rockdale Facility (the “Facilities Agreement”). Power costs incurred under the Facilities Agreement are determined every 15 minutes using settlement information provided by the ERCOT and are recorded in Cost of revenue on the Consolidated Statements of Operations.

In collaboration with market participants such as the Company, ERCOT has implemented Demand Response Services Programs for customers that have the ability to reduce or modify electricity use in response to ERCOT instructions or signals. These Demand Response Services Programs provide the ERCOT market with valuable reliability and economic services by helping to preserve system reliability, enhancing competition, mitigating price spikes, and stabilizing the grid by encouraging the demand side of the market to give more visibility and control of their power consumption to grid operators. Market participants with electrical loads like the Company may participate in these Demand Response Service Programs directly by offering their electrical loads into the ERCOT markets, or indirectly by voluntarily reducing their energy usage in response to increasing power demand in the ERCOT marketplace.

Under these Demand Response Services Programs, the Company can participate in a variety of programs known as “ancillary services” by electing to designate a portion of its available electrical load for participation in such programs on an hourly basis. For each respective Demand Response Services Program, the Company receives a cash payment based on hourly rates for power, and the amount of electrical load into which it bids. Through ancillary services, the Company competitively bids amongst other market participants to sell ERCOT the ability to control Riot’s electrical load on demand, and to power down when directed to by ERCOT, as part of ERCOT’s efforts to stabilize the grid. The Company receives compensation for its participation in ancillary services whether or not the Company is actually called to power down.

Riot also participates in ERCOT’s Four Coincident Peak (“4CP”) program, which refers to the highest-load settlement intervals in each of the four summer months (June, July, August, and September), during which time, demand for power is at its highest. 4CP participants may voluntarily power down operations during these times and in doing so, reduce the electrical load demand on the ERCOT grid. Participants that reduce their load in these peak periods receive credits to transmission costs on future power bills during the subsequent year, reducing overall power costs. As a result of Riot’s participation in 4CP in 2022, the Company’s transmission charges in its 2023 monthly power bills were substantially reduced.

Under the PPA, the Company may also elect not to utilize its long-term, fixed-price power for its operations, and instead elect to sell that power in exchange for credits against future power costs when there is a benefit to the Company, depending on the spot market price of electricity. The Company’s power strategy combines participation in Demand Response Services Programs and sales of power during times of peak demand, to attempt to manage operating costs most efficiently.

During the years ended December 31, 2023, 2022, and 2021, the Company earned credits against future power costs in exchange for power resold of approximately $71.2 million, $27.3 million, and $6.5 million, respectively. These amounts are recorded in Power curtailment credits on the Consolidated Statements of Operations.

The Company determined the PPA meets the definition of a derivative because it allows for net settlement. However, because the Company has the ability to offer the power back for sale, rather than taking physical delivery, the Company determined that physical delivery is not probable through the entirety of the contract and therefore, the Company does not believe the normal purchases and normal sales scope exception applies to the PPA. Accordingly, the PPA (a non-hedging derivative contract) is accounted for as a derivative and recorded at its estimated fair value each reporting period in Derivative asset on the Consolidated Balance Sheets with the change in the fair value recorded in Change in fair value of derivative asset on the Consolidated Statements of Operations. The PPA is not designated as a hedging instrument.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

The estimated fair value of the Company’s Derivate asset is classified under Level 3 of the fair value hierarchy due to the significant unobservable inputs utilized in the valuation. Specifically, the Company’s discounted cash flow estimation models contain quoted commodity exchange spot and forward prices and are adjusted for basis spreads for load zone-to-hub differentials through the term of the PPA, which is scheduled to end as of April 30, 2030. The significant assumptions used to estimate fair value of the derivative contract include a discount rate of 23.1%, which reflected the nature of the contract as it relates to the risk and uncertainty of the estimated future mark-to-market adjustments, forward price curves of the power supply, broker/dealer quotes and other similar data obtained from quoted market prices or independent pricing vendors. The discount rate includes observable market inputs, but also includes unobservable inputs based on qualitative judgment related to company-specific risk factors.

The terms of the PPA require margin-based collateral, calculated as exposure resulting from fluctuations in the market cost rate of electricity compared to the fixed price stated in the contract. As of December 31, 2023, the margin-based collateral requirement of the Company was zero.

While the Company manages operating costs at the Rockdale Facility in part by periodically selling back unused or uneconomical power, the Company does not consider such actions to be trading activities.

The following table presents changes in the estimated fair value of the Derivative asset:

Balance as of December 31, 2022	$97,497
Change in fair value of derivative asset	6,721
Balance as of December 31, 2023	$104,218

Note 10. Deposits

The following table presents the activity of the Company’s deposits paid:

Deposits on equipment:
Balance as of December 31, 2022	$33,273
Additions	230,397
Reclassifications to property and equipment	(78,376)
Balance as of December 31, 2023	185,294
Security deposits	29,715
Total long-term deposits	$215,009

Deposits on equipment

As of December 31, 2022, the Company had outstanding executed purchase agreements for the purchase of miners from Bitmain for a total of 5,130 S19 series miners, which were received in January 2023. During the year ended December 31, 2023, the Company reclassified the outstanding deposit of $33.3 million to property and equipment in connection with the receipt of the miners at the Rockdale Facility. See Note 7. Property and Equipment.

During the year ended December 31, 2023, the Company paid deposits and advance payments of $191.1 million to MicroBT for the purchase of miners, paid a deposit of $20.8 million to Midas for the purchase of immersion cooling systems, and paid deposits of $18.5 million for other purchases of miners from various suppliers. See Note 7. Property and Equipment.

During the year ended December 31, 2023, $12.6 million of the deposits made to MicroBT, all of the $20.8 million deposit made to Midas, and $11.7 million of the deposits for other purchases of miners were reclassified to property and equipment in connection with the receipt of the equipment.

Security deposits

During the year ended December 31, 2023, the Company paid $23.0 million as a security deposit in connection with its 215 MW increase to the long-term, fixed-price power secured under the PPA, resulting in a total of 345 MW under contract at fixed prices. See Note 8. Power Purchase Agreement.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

During the year ended December 31, 2022, the Company paid approximately $4.7 million as a security deposit for the development of the Corsicana Facility, all of which remains held as a deposit as of December 31, 2023.

During the year ended December 31, 2021, the Company paid approximately $3.1 million in connection with an amended and restated Transmission/Substation Facility Extension Agreement for the construction of the Oncor-owned Delivery System facilities to serve the expansion of the Rockdale Facility, all of which has been returned to the Company as of December 31, 2023.

The Company has other security deposits totaling approximately $2.0 million for its offices and facilities, including $1.8 million associated with its ground lease.

Note 11. Accrued Expenses

The Company’s accrued expenses consist of the following:

	December 31,	December 31,
	2023	2022
Construction in progress	$23,451	$16,621
Power related costs and remittances	11,114	32,632
Compensation	14,888	8,582
Insurance	7,490	3,660
Other	5,685	3,969
Total accrued expenses	$62,628	$65,464

Note 12. Debt

Credit and security facility

The Company’s subsidiary, ESS Metron, has a Credit and Security Facility Agreement, as amended, which provides for a $10.0 million credit and security facility consisting of a $6.0 million revolving line of credit (the “Revolving Line of Credit”) and a $4.0 million equipment guidance line (the “Equipment Guidance Line”).

The Revolving Line of Credit has a term of two years with interest due monthly and principal due at maturity. All amounts borrowed under the Revolving Line of Credit carry a variable interest of not less than 4.0% and are secured by the assets of ESS Metron. As of December 31, 2023, the interest rate was 8.5%. Total borrowings under the Revolving Line of Credit during the year ended December 31, 2023, were $6.0 million and payments were $6.0 million. As of December 31, 2023, the outstanding balance on the Revolving Line of Credit was $0.

The Equipment Guidance Line has a term of two years and permits the Company to finance up to 80.0% of certain equipment purchases. All amounts borrowed under the Equipment Guidance Line carry a variable interest of not less than 4.0% and are secured by the assets of ESS Metron. As of December 31, 2023, the interest rate was 8.5%. Total borrowings under the Equipment Guidance Line during the year ended December 31, 2023, were approximately $0.9 million. During the year ended December 31, 2023, approximately $0.4 million outstanding under the Equipment Guidance Line converted to a fixed rate term loan (see below). As of December 31, 2023, the outstanding balance on the Equipment Guidance Line was approximately $0.5 million.

All borrowings and accrued interest under the equipment guidance line convert to fixed rate term loans every six months, which have either five-year terms for borrowings used to acquire vehicles and manufacturing equipment (“Manufacturing Term Loans”) or three-year terms for borrowings of equipment other than vehicles and manufacturing equipment (“Equipment Term Loans”). The Manufacturing Term Loans made upon the first conversion of guidance line loans carry interest at a fixed rate equal to the five-year treasury rate plus 2.5% as of conversion and the Equipment Term Loans made upon the first conversion of guidance line loans carry interest at a fixed rate equal to the three-year treasury rate plus 2.5% as of conversion. All subsequent conversions to Manufacturing Term Loans and Equipment Term Loans carry interest at a fluctuating rate equal to the lender’s prime rate.

During the year ended December 31, 2023, approximately $0.4 million outstanding under the Equipment Guidance Line was converted into a three-year Equipment Term Loan with a fixed interest rate of 6.6%. As of December 31, 2023, the outstanding balance on the Equipment Term Loan was approximately $0.3 million.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

As of December 31, 2023, the outstanding balance on the Equipment Guidance Line and Equipment Term Loans was recognized net of deferred financing costs of approximately $0.1 million. The net current outstanding debt balance of $0.3 million was recognized within Accrued Expenses and the net long-term outstanding debt balance of $0.5 million was recognized within Other long-term liabilities on the Consolidated Balance Sheets.

As of December 31, 2023, the Company was in compliance with all covenants of the Credit and Security Facility Agreement.

Note 13. Leases

As of December 31, 2023, the Company had operating leases primarily for its offices and the manufacturing facilities of ESS Metron, and a ground lease for the Rockdale Facility, all of which expire on various dates through January 2032.

During the year ended December 31, 2022, the Company executed an amendment to the ground lease for the Rockdale Facility to add a second 100-acre tract of land, adjacent to the land subject to the original ground lease, for an additional $0.9 million in annual payments. The term of the amended lease is scheduled to expire on January 31, 2032, followed by three ten-year renewal periods at the Company’s option, unless terminated earlier. Concurrent with the amendment to the ground lease, the Company extended the term of its Water Reservation Agreement for the Rockdale Facility (see Note 17. Commitments and Contingencies).

As of December 31, 2023 and 2022, operating lease right of use assets were $20.4 million and $21.7 million, respectively, and operating lease liabilities were $21.3 million and $22.3 million, respectively.

The following table presents the components of the Company’s lease expense, which the ground and facilities’ leases are included in Cost of revenue and the office leases are included in Selling, general, and administrative on the Consolidated Statements of Operations:

	Years Ended December 31,
	2023	2022	2021
Operating lease cost	$3,747	$3,193	$678
Variable lease cost	240	182	51
Operating lease expense	3,987	3,375	729
Short-term lease rent expense	—	—	19
Total lease expense	$3,987	$3,375	$748

The following table presents supplemental lease information:

	2023	2022	2021
Operating cash outflows for operating leases	$3,522	$2,789	$435
Right of use assets exchanged for new operating lease liabilities	$1,249	$10,333	$13,622
Weighted-average remaining lease term – operating leases	7.5	8.5	8.6
Weighted-average discount rate – operating leases	6.7%	6.6%	5.8%

The following table represents our future minimum operating lease payments as of December 31, 2023:

	Ground lease	Office and other leases	Total
2024	$1,998	$1,798	$3,796
2025	2,058	1,495	3,553
2026	2,119	1,425	3,544
2027	2,183	1,305	3,488
2028	2,249	1,017	3,266
Thereafter	7,369	2,426	9,795
Total undiscounted lease payments	17,976	9,466	27,442
Less present value discount	(4,685)	(1,412)	(6,097)
Present value of lease liabilities	$13,291	$8,054	$21,345

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

Note 14. Stockholders’ Equity

Preferred Stock

0% Series B Convertible Preferred Stock

On November 3, 2017, the Company designated 1,750,001 shares of preferred stock as “0% Series B Convertible Preferred Stock.”

The shares of 0% Series B Convertible Preferred Stock are non-voting and convertible into shares of common stock based on a conversion calculation equal to the stated value of the 0% Series B Convertible Preferred Stock, plus all accrued and unpaid dividends, if any, as of such date of determination, divided by the conversion price. The stated value of each share of 0% Series B Convertible Preferred Stock is $6.80 and the initial conversion price is $6.80 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. The holders of 0% Series B Convertible Preferred Stock are entitled to receive dividends if and when declared by the Company’s board of directors. The 0% Series B Convertible Preferred Stock is also subject to beneficial ownership limitations and conversion limitations.

During the year ended December 31, 2022, the remaining 2,199 shares outstanding of the Company’s 0% Series B Convertible Preferred Stock were converted to 2,199 shares of its common stock. As of December 31, 2023, no shares of the Company’s 0% Series B Convertible Preferred Stock were outstanding.

Common Stock

The Company is authorized to issue up to 340,000,000 shares of Common Stock, without any par value per share.

Each holder of Common Stock is entitled to one vote for each share held of record on all matters to be voted on by such holders. Holders of Common Stock are entitled to receive dividends, if declared. Upon liquidation, dissolution or winding-up, holders of Common Stock are entitled to share ratably in the net assets legally available for distribution after payment of all debts and other liabilities, subject to any preferential rights of the holders of Preferred Stock, if any.

ATM Equity Offerings

2023 ATM Offering

In August 2023, the Company entered into the 2023 ATM Offering, under which it could offer and sell up to $750.0 million in shares of the Company’s common stock.

During the year ended December 31, 2023, the Company received net proceeds of approximately $571.6 million ($583.3 million of gross proceeds, net of $11.7 million in commissions and expenses) from the sale of 45,758,400 shares of its common stock at a weighted average fair value of $13.07 per share under its 2023 ATM Offering.

Subsequent to December 31, 2023, and through February 20, 2024, the Company received net proceeds of approximately $114.9 million from the sale of 8,644,100 shares of its common stock at a weighted average fair value of $13.57 per share under its 2023 ATM Offering.

2022 ATM Offering

In March 2022, the Company entered into an ATM sales agreement under which it could offer and sell up to $500.0 million in shares of the Company’s common stock.

During the year ended December 31, 2022, the Company received gross proceeds of approximately $304.8 million ($298.2 million, net of $6.6 million in commissions and expenses), from the sale of 37,052,612 shares of common stock at an average fair value of $8.23 per share under the 2022 ATM Offering.

During the year ended December 31, 2023, the Company received net proceeds of approximately $191.2 million ($195.2 million of gross proceeds, net of $3.9 million in commissions and expenses) from the sale of 16,447,645 shares of its common stock at a

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

weighted average fair value of $11.86 per share under its 2022 ATM Offering. With the sale and issuance of these shares, all $500.0 million in shares of the Company’s common stock available for sale under its 2022 ATM Offering had been issued.

2021 ATM Offering

In August 2021, the Company entered into an ATM sales agreement under which it could offer and sell up to $600.0 million in shares of the Company’s common stock.

During the year ended December 31, 2021, the Company received gross proceeds of approximately $600.0 million ($587.2 million, net of $12.8 million in commissions and expenses), from the sale of 19,910,589 shares of common stock at a weighted average fair value of $29.53 per share. With the sale and issuance of these shares, all $600.0 million in shares of the Company’s common stock available for sale under 2021 ATM Offering had been issued.

2020 ATM Offering

In October 2020, the Company entered into an ATM sales agreement under which it received proceeds of approximately $100.0 million from the sale of common shares. The Company incurred fees of up to 3.0% of the gross proceeds received.

In January 2021, the Company received gross proceeds of approximately $84.8 million ($82.7 million net, after $2.1 million in expenses) from the sale of 4,433,468 shares of common stock at an average fair value of $19.13 per share under an ATM agreement entered into in December 2020. With the sale and issuance of these shares, all $200 million in shares of Company common stock available for sale under the December 2020 ATM Offering had been issued.

Under the terms of the 2023, 2022, 2021, and 2020 ATM Offerings, the Company only issued shares of its common stock.

ESS Metron Holdback Shares

On December 1, 2021, the Company acquired 100% of the equity interests in ESS Metron for consideration that included 715,413 shares of the Company’s common stock, 70,165 shares of which were withheld as security for the sellers’ indemnification obligations for 18 months. During the year ended December 31, 2023, the indemnification period ended and all 70,165 of the withheld shares were issued to the ESS Metron sellers.

Warrants

During the year ended December 31, 2021, the Company issued warrants to XMS Capital Partners, LLC as partial payment for its advisory services in connection with the Whinstone Acquisition. The warrants entitle XMS to purchase up to 63,000 shares of the Company’s common stock at a purchase price of $48.37 per share. The warrants may be exercised at any time through August 12, 2026.

The warrants are recognized as a liability with a fair value of zero upon issuance and a redemption value of zero as of December 31, 2023.

2023 Transactions

During the year ended December 31, 2023, approximately 5.0 million shares of common stock were issued to the Company’s board of directors, officers, employees, and advisors in settlement of an equal number of fully vested restricted stock awards awarded to such individuals by the Company under the 2019 Equity Incentive Plan. The Company withheld approximately 1.3 million of these shares, with a fair value of approximately $14.0 million, to cover the withholding taxes related to the settlement of these vested restricted stock awards, as permitted by the 2019 Equity Incentive Plan.

In June 2023, the Company’s stockholders approved the Fourth Amendment to the 2019 Equity Incentive Plan, which increased the shares of common stock reserved for issuance under the 2019 Equity Incentive Plan by 4.0 million shares.

In December 2023, the Company’s stockholders approved the Fifth Amendment to the 2019 Equity Incentive Plan, which increased the shares of common stock reserved for issuance under the 2019 Equity Inventive Plan by 13.0 million shares.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

2022 Transactions

During the year ended December 31, 2022, the Company increased its authorized shares of common stock from 170.0 million shares to 340.0 million shares.

During the year ended December 31, 2022, 1,819,332 shares of common stock were issued to the Company’s board of directors, officers, employees, and advisors of the Company in settlement of an equal number of fully vested restricted stock units awarded to such individuals by the Company under the 2019 Equity Incentive Plan. The Company withheld 685,781 of these shares, at a fair value of approximately $10.1 million, to cover the withholding taxes related to the settlement of these vested restricted stock units, as permitted by the 2019 Equity Incentive Plan.

During the year ended December 31, 2022, — shares of the Company’s 0% Series B Convertible Preferred Stock were converted into 70,165 shares of its common stock, leaving no shares outstanding.

In July 2022, the Company’s stockholders approved the Third Amendment to its 2019 Equity Incentive Plan, which increased the number of shares of the Company’s common stock reserved for issuance by 10.0 million shares.

2021 Transactions

During the year ended December 31, 2021, the Company issued 11,800,000 shares of its common stock in connection with its acquisition of Whinstone. See Note 3. Acquisitions.

During the year ended December 31, 2021, the Company issued 645,248 shares of its common stock in connection with its acquisition of ESS Metron. See Note 3. Acquisitions.

During the year ended December 31, 2021, 464,021 shares of common stock were issued to the Company’s board of directors, officers, employees and advisors of the Company in settlement of an equal number of fully vested restricted stock units awarded to such individuals by the Company pursuant to grants made under the Company’s 2019 Equity Incentive Plan, as amended. The Company withheld 174,685 of these shares, at a fair value of approximately $5.1 million, to cover the withholding taxes related to the settlement of these vested restricted stock units, as permitted by the 2019 Equity Incentive Plan.

During the year ended December 31, 2021, the Company issued 415,657 shares of its common stock in connection with the exercise of 415,657 common stock warrants issued to investors in connection with the Company’s January 2019 private placement transaction, for net proceeds of approximately $0.8 million.

During the year ended December 31, 2021, the Company issued 543,686 shares of its common stock in connection with the cashless exercise of warrants to purchase 1,257,235 shares of common stock, which were issued to investors in connection with private placement transactions in December 2017.

During the year ended December 31, 2021, the Company issued 10,286 shares of its common stock upon the cashless exercise of 12,000 stock options.

During the year ended December 31, 2021, 2,000 shares of the Company’s 0% Series B Convertible Preferred Stock were converted into 2,000 shares of its common stock, leaving 2,199 shares outstanding. The Company currently has one equity compensation plan, the 2019 Equity Incentive Plan. On October 19, 2021, the Company’s stockholders approved the Second Amendment to its 2019 Equity Incentive Plan, which increased the number of shares of the Company’s common stock reserved for issuance by 4.4 million shares.

Note 15. Stock-Based Compensation

The 2019 Equity Incentive Plan authorizes the granting of stock-based compensation awards to directors, officers, employees, and advisors of the Company in the form of restricted stock awards (“RSAs”), restricted stock units (“RSUs”), or stock options, all of which settle in shares of the Company’s common stock upon vesting. 3.6 million shares of common stock were initially reserved for issuance.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

In July 2023, the Company adopted a new long-term incentive program under its 2019 Equity Incentive Plan, under which employees are eligible to receive performance-based RSAs or RSUs and service-based RSAs or RSUs. The performance-based awards are eligible to vest based on the relative performance of the Company’s common stock (“Total Stockholder Return” or “TSR”), compared to the performance of the Russell 3000 Index (the “Index TSR”), during the three-year performance period commencing as of the grant date of the TSR award (collectively, the “TSR Awards”). The TSR Awards have a vesting range of 0% to 200% of the recipient’s target award, which is calculated based on the difference between the Company’s TSR and the Index TSR over the three-year performance period, subject to the recipient’s continuous employment with the Company through the third anniversary of the award’s grant date. The service-based awards are eligible to vest in one-third annual installments over a three-year service period commencing on the award’s grant date, subject to the recipient’s continuous employment with the Company through the applicable vesting dates.

In November 2020, the Company’s stockholders approved the First Amendment to the 2019 Equity Incentive Plan, which increased the shares of common stock reserved for issuance by 3.5 million shares.

In October 2021, the Company’s stockholders approved the Second Amendment to the 2019 Equity Inventive Plan, which increased the shares of common stock reserved for issuance by 4.4 million shares.

In July 2022, the Company’s stockholders approved the Third Amendment to the 2019 Equity Incentive Plan, which increased the shares of common stock reserved for issuance by 10.0 million shares.

In June 2023, the Company’s stockholders approved the Fourth Amendment to the 2019 Equity Incentive Plan, which increased the shares of common stock reserved for issuance by 4.0 million shares.

In December 2023, the Company’s stockholders approved the Fifth Amendment to the 2019 Equity Incentive Plan, which increased the shares of common stock reserved for issuance by 13.0 million shares.

As of December 31, 2023, the Company had 18,517,831 shares of common stock reserved for issuance under the 2019 Equity Incentive Plan.

The following table presents stock-based compensation expense by category:

	Years Ended December 31,
	2023	2022	2021
Performance-based stock awards and units	$(4,703)	$16,444	$63,556
Service-based stock awards and units	36,873	8,111	4,935
Total stock-based compensation	$32,170	$24,555	$68,491

Stock-based compensation expense is recognized within Selling, general and administrative on the Consolidated Statements of Operations.

Performance-Based Awards and Units

Performance-based awards and units are eligible to vest either: (i) over a three-year performance period ending December 31, 2023, based upon financial performance targets met during the performance period, and the completion of specified performance milestones related to development and monetization of added infrastructure capacity; or (ii) based on the Company’s TSR as compared to the Index TSR through December 31, 2025.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

The following table presents a summary of the activity of the performance-based RSAs:

		Weighted Average
		Grant-Date
		Per Share
	Number of Shares	Fair Value
Balance as of January 1, 2023	3,918,935	$25.92
Granted	2,076,340	$17.48
Vested	(567,281)	$24.96
Forfeited	(499,468)	$33.54
Balance as of December 31, 2023	4,928,526	$21.71

During the year ended December 31, 2022, the Company granted 245,266 performance-based RSAs with a grant date fair value of $1.7 million. During the year ended December 31, 2021, no performance-based RSAs were awarded.

As of December 31, 2023, there was approximately $27.8 million of unrecognized compensation cost related to the performance-based RSAs, which is expected to be recognized over a remaining weighted-average vesting period of approximately 2.6 years.

The following table presents a summary of the activity of the performance-based RSUs:

		Weighted Average
		Grant-Date
		Per Share
	Number of Shares	Fair Value
Balance as of January 1, 2023	—	$—
Granted	246,426	$19.59
Vested	—	$—
Forfeited	—	$—
Balance as of December 31, 2023	246,426	$19.59

During the year ended December 31, 2022, the Company granted 1,412,299 performance-based RSUs with a grant date fair value of $15.1 million. During the year ended December 31, 2021, the Company granted 4,033,159 performance-based RSUs with a grant date fair value of $148.0 million. During the year ended December 31, 2022, all outstanding performance-based RSUs were converted into performance-based RSAs.

As of December 31, 2023, there was approximately $4.1 million of unrecognized compensation cost related to the performance-based RSUs, which is expected to be recognized over a remaining weighted-average vesting period of approximately 2.6 years.

Service-Based Awards and Units

Service-based awards vest over a one, two, and three-year service periods.

The following table presents a summary of the activity of the service-based RSAs:

		Weighted Average
		Grant-Date
		Per Share
	Number of Shares	Fair Value
Balance as of January 1, 2023	8,855,744	$6.84
Granted	1,313,925	$15.44
Vested	(4,464,307)	$6.89
Forfeited	(807,468)	$6.86
Balance as of December 31, 2023	4,897,894	$9.14

During the year ended December 31, 2022, the Company awarded 10,310,115 service-based RSAs with a grant date fair value of $69.4 million. During the year ended December 31, 2021, no service-based RSAs were awarded.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

As of December 31, 2023, there was approximately $29.0 million of unrecognized compensation cost related to the service-based RSAs, which is expected to be recognized over a remaining weighted-average vesting period of approximately 10 months.

The following table presents a summary of the activity of the service-based RSUs:

		Weighted Average
		Grant-Date
		Per Share
	Number of Shares	Fair Value
Balance as of January 1, 2023	—	$—
Granted	155,213	$19.30
Vested	—	$—
Forfeited	—	$—
Balance as of December 31, 2023	155,213	$19.30

During the year ended December 31, 2022, the Company awarded 922,552 service-based RSUs with a grant date fair value of $6.4 million. During the year ended December 31, 2021, the Company granted 212,189 service-based RSUs with a grant date fair value of $7.1 million. During the year ended December 31, 2022, all outstanding service-based RSUs were converted into service-based RSAs.

As of December 31, 2023, there was approximately $2.6 million of unrecognized compensation cost related to the service-based RSUs, which is expected to be recognized over a remaining weighted-average vesting period of approximately 2.2 years.

Subsequent Awards

In January 2024, the Company awarded 1,000,000 performance-based RSUs with a grant date fair value of approximately $14.1 million, 14,071,926 performance-based RSAs with a grant date fair value of approximately $199.5 million, and 38,707 service-based RSAs with a grant date fair value of approximately $0.6 million and a three-year service period. The performance-based awards are eligible to vest based on the Company’s TSR as compared to the Index TSR through December 31, 2025.

Note 16. Fair Value Measurements

Assets and liabilities measured at fair value on a recurring basis

The following tables present the Company’s assets and liabilities measured at fair value on a recurring basis:

	Fair value measured as of December 31, 2023
				Significant
		Quoted prices in	Significant other	unobservable
	Total carrying	active markets	observable inputs	inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Bitcoin (a)	$311,178	$311,178	$—	$—
Convertible note (b)	$4,709	$—	$—	$4,709
Derivative asset (c)	$104,218	$—	$—	$104,218
Contingent consideration liability (d)	$909	$—	$—	$909

	Fair value measured as of December 31, 2022
				Significant
		Quoted prices in	Significant other	unobservable
	Total carrying	active markets	observable inputs	inputs
	Value	(Level 1)	(Level 2)	(Level 3)
Derivative asset (b)	$97,497	$—	$—	$97,497
Contingent consideration liability (c)	$24,935	$—	$—	$24,935
(a)	See Note 5. Bitcoin
(b)	See Note 6. Investments
(c)	See Note 9. Power Purchase Agreement
(d)	See Note 17. Commitments and Contingencies

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

There were no transfers of financial instruments between Level 1, Level 2, and Level 3 during the periods presented.

Assets and liabilities not measured at fair value on a recurring basis

In addition to assets and liabilities that are measured at fair value on a recurring basis, we also measure certain assets and liabilities at fair value on a nonrecurring basis. Our non-financial assets, including goodwill, intangible assets, operating lease right of use assets, and property, plant and equipment, are measured at fair value when there is an indication of impairment and the carrying amount exceeds the asset’s projected undiscounted cash flows. These assets are recorded at fair value only when an impairment charge is recognized.

As of December 31, 2023 and 2022, the fair values of cash and cash equivalents, accounts receivable, contract assets, prepaid expenses and other current assets, accounts payable, contract liabilities, and accrued expenses approximated their carrying values because of their short-term nature.

Note 17. Commitments and Contingencies

Commitments

Miners and mining equipment

During the year ended December 31, 2023, the Company paid $191.1 million in deposits and payments to MicroBT for the purchase of miners pursuant to the Master Agreement described herein. The remaining commitment of approximately $270.4 million is due in installments through approximately April 2025 based on the estimated miner delivery schedule. Total payments of $220.0 million and $50.4 million are expected to be made in 2024 and 2025, respectively.

During the year ended December 31, 2023, the Company paid $31.2 million in deposits and payments to Midas for the purchase of immersion cooling systems described herein. The remaining commitment of approximately $21.1 million is due in installments in early 2024, based on the estimated delivery schedule.

Operating leases

The Company leases its primary office locations and has a ground lease for its Rockdale Facility under noncancelable lease agreements that expire on varying dates through 2032. For additional information see Note 13. Leases.

Water reservation agreement

The Company has a water reservation agreement, as amended, with the lessor of its ground lease to secure a certain quantity of non-potable water from a nearby lake to be used by the Company at its Rockdale Facility. The water reservation agreement runs through January 2032 and requires annual payments of approximately $2.2 million.

The Company concluded that the water reservation agreement was not a lease or a derivative instrument. Because the Company obtained an additional right of use for the reserved water amount, and the charges were increased by a standalone price commensurate with the additional water use rights and at market rates, the water reservation agreement was determined to be a lease modification accounted for as a separate contract. As such, the fees of the water reservation agreement were excluded from the lease payments of the ground lease and the water reservation agreement was accounted for as a separate executory contract.

Contingent consideration liability

In February 2021, the State of Texas experienced an extreme and unprecedented winter weather event that resulted in prolonged freezing temperatures and caused an electricity generation shortage that was severely disruptive to the whole state. While demand for electricity reached extraordinary levels due to the extreme cold, the supply of electricity significantly decreased in part because of the inability of certain power generation facilities to supply electric power to the grid. Due to the extreme market price of electricity during this time, at the request of ERCOT, the Company stopped supplying power to its customers and instead sold power back to the grid.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

In April 2021, under the provisions of the PPA, and as a result of the weather event, the Company entered into a Qualified Scheduling Entity (“QSE”) Letter Agreement, which resulted in the Company being entitled to receive approximately $125.1 million for its power sales during the February winter storm, all under the terms and conditions of the QSE Letter Agreement. The Company received cash of $29.0 million in April 2021 (after deducting $10.0 million in power management fees owed by Whinstone), approximately $59.7 million was credited against power bills of the Company during 2022, with the remaining $26.3 million being contingent upon ERCOT’s future remittance. These amounts are recognized gross before fair value adjustments and expenses incurred by the Company for power management fees noted above and customer settlements. The fair value of the settlement agreement was estimated and recognized as an asset as part of acquisition accounting.

As part of the Whinstone Acquisition (see Note 3. Acquisitions), the Company is obligated to pay the seller up to $86.0 million, net of income taxes, (undiscounted) of additional consideration if certain power credits are received or realized by the Company arising from the February 2021 weather event. Upon the acquisition of Whinstone, the estimated fair value of the contingent consideration was approximately $83.0 million.

The estimated fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement.

Upon the acquisition of Whinstone, the Company estimated the fair value of the contingent consideration using a discounted cash flow analysis, which included estimates of both the timing and amounts of potential future power credits. These estimates were determined using the Company’s historical consumption quantities and patterns combined with management’s expectations of its future consumption requirements, which required significant judgment and depend on various factors outside the Company’s control, such as construction delays. The discount rate of approximately 2.5% included observable market inputs, but also included unobservable inputs such as interest rate spreads, which were estimated based on qualitative judgment related to company-specific risk factors. Specifically, the Company used S&P Global’s B credit rating in the yield curve to estimate a reasonable interest rate spread to determine the cost of debt input because the power credits are subordinated obligations of the Company’s counterparty. Although these estimates are based on management’s best knowledge of current events, the estimates could change significantly from period to period.

The following table presents the changes in the estimated fair value of our contingent consideration liability:

Balance as of December 31, 2022	$24,935
Change in contingent consideration	(24,026)
Change in fair value of contingent consideration	—
Balance as of December 31, 2023	$909

Approximately $1.2 million of remaining future power credits to be received are estimated to be received over a period of 12 years. The Company determined the value of the contingent consideration as of December 31, 2023, using a discount rate of approximately 8.0%, which was based on the factors above, including the recent increase in interest rates.

Contingencies

Legal proceedings

The Company, and our subsidiaries, are subject at times to various claims, lawsuits and governmental proceedings relating to our business and transactions arising in the ordinary course of business. We cannot predict the final outcome of such proceedings. Where appropriate, we vigorously defend such claims, lawsuits and proceedings. Some of these claims, lawsuits and proceedings seek damages, including, direct, consequential, exemplary, and/or punitive damages, in amounts that could, if awarded, be significant. Certain of the claims, lawsuits and proceedings arising in ordinary course of business are covered by our insurance program. We maintain property, and various types of liability insurance in an effort to protect ourselves from such claims. In terms of any matters where there is no insurance coverage available to us, or where coverage is available and we maintain a retention or deductible associated with such insurance, we may establish an accrual for such loss, retention or deductible based on current available information. In accordance with accounting guidance, if it is probable that an asset has been impaired or a liability has been incurred as of the date of the financial statements, and the amount of loss is reasonably estimable, then an accrual for the cost to resolve or settle these claims is recorded by us on the Consolidated Balance Sheets. If it is reasonably possible that an asset may be impaired as of the date of the financial statement, then we disclose the range of possible loss. Paid expenses related to the defense of such claims are recorded by us as incurred and paid. Management, with the assistance of outside counsel, may from time to time adjust

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

such accruals according to new developments in the matter, court rulings, or changes in the strategy affecting our defense of such matters. On the basis of current information, we do not believe there is a reasonable possibility that any material loss, if any, will result from any claims, lawsuits and proceedings to which we are subject to either individually, or in the aggregate.

Northern Data Working Capital Disputes

On September 7, 2022, the Company filed a complaint against Northern Data AG (“Northern Data”) in the Delaware Court of Chancery (Case No. C.A. No. 2022-0792-LWW) disputing the purchase price of Whinstone and seeking declaratory relief and specific performance of the stock purchase agreement. On March 31, 2023, the parties filed a stipulation agreeing to dismiss all claims without prejudice and to submit the dispute for final determination to an independent accountant. The Company placed approximately $29.5 million in escrow pending the final determination of the independent accountant, and, on June 9, 2023, the independent accountant rendered a written final determination finding in favor of the Company on disputed issues totaling approximately $27.1 million. Accordingly, approximately $27.1 million of the escrowed amount was released from escrow and distributed to the Company on June 13, 2023, with the remaining approximately $2.4 million held in escrow allocated to Northern Data. As a result, the Company recognized a Deferred gain on acquisition post-close dispute settlement of $26.0 million on the Consolidated Balance Sheets.

Following the final determination, Northern Data filed a complaint against the Company in the Delaware Court of Chancery (the “Chancery Court”) on June 23, 2023 (Case No. C.A. No. 2023-0650-LWW) challenging the independent accountant’s written final determination and seeking to re-litigate the purchase price adjustment process. The Company contests the legal and factual basis of Northern Data’s claims and filed a motion to dismiss the complaint on July 17, 2023, which the Chancery Court heard on February 13, 2024. The Chancery Court took the matter under advisement and it is now pending a ruling. While the Company intends to vigorously oppose such complaint, the Company cannot accurately predict the outcome of such ongoing litigation, or estimate the magnitude of such outcome, due to its early stage.

Legacy Hosting Customer Disputes

Rhodium

On May 2, 2023, Whinstone filed a petition in the District Court for the 20th Judicial District of Milam County, Texas (Case No. CV41873), which it later amended, against Rhodium 30MW, LLC, Rhodium JV, LLC, Air HPC LLC, and Jordan HPC, LLC (collectively, “Rhodium”) asserting breach of contract claims for Rhodium’s failure to pay amounts due under Rhodium’s colocation agreements with Whinstone. Whinstone seeks recovery of more than $26.0 million, plus reasonable attorneys’ fees and costs, expenses, and pre- and post-judgment interest.  On June 12, 2023, Rhodium answered and, along with non-parties Rhodium Encore LLC, Rhodium 2.0 LLC, and Rhodium 10mw LLC (collectively, the “Non-Parties”), moved to compel arbitration and filed counterclaims for breach of contract seeking recovery of at least $7.0-$10.0 million in power credits allegedly owed to Rhodium under the superseded agreements, as well as lost profits. On August 2, 2023, Rhodium disclosed the amount of damages it seeks to recover for these claims, which includes at least $42.0 million in alleged energy credits, at least $1.0 million in alleged lost profits for power diversion, and at least $0.7 million in alleged direct damages for breach of contract, plus lost profits and reasonable and necessary attorneys’ fees. On August 28, 2023, the district court granted Rhodium’s motion to compel arbitration and stay litigation. On November 27, 2023, Whinstone terminated the Rhodium JV, LLC and Air HPC LLC hosting agreements at the Rockdale Facility with immediate effect. On December 11, 2023, Rhodium and the Non-Parties submitted an arbitration demand to the American Arbitration Association seeking approximately $55.0 million in damages and specific performance of unspecified contracts. Whinstone believes Rhodium’s claims are without merit and intends to vigorously contest them, as appropriate. Because this litigation is still at this early stage, the Company cannot reasonably estimate the likelihood of an unfavorable outcome or the magnitude of such an outcome, if any.

SBI Crypto Co.

On April 5, 2023, SBI Crypto Co., Ltd. (“SBI”) filed a complaint in the United States District Court for the Western District of Texas (Case No. 6:23-cv-252), which it later amended, against Whinstone alleging breach of contract, fraud, and negligent bailment claims. On July 21, 2023, Whinstone filed a motion to dismiss the amended complaint, which was denied on October 25, 2023. SBI seeks recovery of at least $15.0 million in lost profits, at least $16.0 million for equipment damage, reasonable attorneys’ fees and costs, expenses, costs, and pre- and post-judgment interest. Whinstone believes many of the claims are barred or waived and substantively lack merit, and Whinstone plans to vigorously contest the same, as appropriate. While a preliminary investigation of the merits of SBI’s claims has commenced, because this litigation is still at this early stage, the Company cannot reasonably estimate the likelihood of an unfavorable outcome or the magnitude of such an outcome, if any.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

GMO

On June 13, 2022, GMO Gamecenter USA, Inc. and its parent, GMO Internet, Inc., (collectively “GMO”) filed a complaint against Whinstone alleging breach of contract under the colocation services agreement between GMO and Whinstone, seeking damages in excess of $150.0 million. The case is pending in the United States District Court for the Southern District of New York (Case No. 1:22-cv-05974-JPC). Whinstone has responded to GMO’s claims and raised counterclaims of its own, alleging GMO itself breached the colocation services agreement, seeking a declaratory judgment and damages in excess of $25.0 million. On October 19, 2023, GMO filed its fourth amended complaint claiming an additional $496.0 million in damages, for loss of profit and profit sharing, based on Whinstone’s alleged wrongful termination of the colocation services agreement as of June 29, 2023. At this preliminary stage, the Company believes that GMO’s claims lack merit; however, because this litigation is still at this early stage, the Company cannot reasonably estimate the likelihood of an unfavorable outcome or the magnitude of such an outcome, if any.

Class Actions and Related Shareholder Derivative Actions

On August 25, 2023, the United States District Court for the District of New Jersey dismissed the Takata v. Riot Blockchain action (Case No. 3: 18-cv-02293, the “Takata Action”), with prejudice, dismissing all claims.

Following the dismissal of the Takata Action, all shareholder derivative complaints filed against the Company were subsequently dismissed without prejudice. On October 23, 2023, the parties in Jackson v. Riot Blockchain, Inc., et al. (Case No. 604520/18) filed a joint stipulation of discontinuance dismissing all claims without prejudice. On January 18, 2023, the Eighth Judicial District Court of the State of Nevada entered an order voluntarily dismissing In re Riot Blockchain, Inc. Shareholder Derivative Litigation (Case No. A-18-774890-B) without prejudice. On October 6, 2023, plaintiff filed a notice in Finitz v. O’Rourke, et al. (Case No. 1:18-cv-09640) voluntarily dismissing all claims without prejudice. On September 26, 2023, plaintiff filed a notice in Monts v. O’Rourke, et al. (Case No. 1:18-cv-01443) voluntarily dismissing all claims without prejudice.

Note 18. Income taxes

The following table presents the components of the loss before provision for income taxes:

	For the years ended December 31,
	2023	2022	2021
Domestic	$(54,565)	$(521,302)	$(15,183)
Foreign	—	—	—
Loss before provision for income taxes	$(54,565)	$(521,302)	$(15,183)

The following table presents the components of income tax benefit (expense):

	As of December 31,
	2023	2022	2021
Current:
US Federal	$—	$—	$—
US State	48	(789)	(254)
Foreign	—	—	—
Total current benefit (expense)	$48	$(789)	$(254)
Deferred:
US Federal	$5,045	$12,538	$—
US State	—	—	—
Foreign	—	—	—
Total deferred benefit	5,045	12,538	—
Total benefit (expense) for income taxes	$5,093	$11,749	$(254)

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

The following table presents the tax effects of temporary differences and tax loss and credit carry forwards that give rise to significant portions of deferred tax assets and liabilities:

	As of December 31,
	2023	2022
Deferred income tax assets:
Operating lease liability	$4,485	$5,178
Deferred revenue	3,735	4,595
Stock compensation	2,348	17,422
Bitcoin	—	29,111
Intangible assets	6,523	6,501
Net operating losses	116,872	150,167
Other deferred tax assets	2,058	2,393
Total deferred tax assets	136,021	215,367
Valuation allowance	(65,600)	(108,060)
Net deferred tax assets	70,421	107,307
Deferred income tax liabilities:
Derivative asset	(21,898)	(22,678)
Right of use asset	(4,289)	(5,043)
Fixed assets	(19,189)	(79,586)
Bitcoin	(23,300)	—
Other deferred tax liabilities	(1,745)	—
Total deferred tax liabilities	(70,421)	(107,307)
Net deferred tax assets (liabilities)	$—	$—

The Company has approximately $528.0 million and $171.0 million of federal and state tax Net Operating Losses (“NOLs”), respectively, that may be available to offset future taxable income. Federal and state net operating loss carryforwards of $130.0 million and $101.0 million, respectively, if not utilized, expire between 2026 and 2037. Under the Tax Cuts and Jobs Act, $398.0 million federal and $70.0 million state NOLs incurred after December 31, 2017 are carried forward indefinitely, but may be limited in utilization to 80% of taxable income.

Furthermore, as a result of changes in the ownership of our common stock and changes in our business operations, our ability to use our federal and state NOLs may be subject to annual limitations limited under Internal Revenue Code Section 382 and 383. The annual limitations may result in the expiration of net operating losses and credits before they are able to be utilized. The Company does not expect any previous ownership changes, as defined under Section 382 and 383 of the Internal Revenue Code, to result in an ultimate limitation that will materially reduce the total amount of net operating loss carryforwards and credits that can be utilized.

The statute of limitations for assessment by the IRS and state tax authorities is open for tax years ending December 31, 2018 through 2023, although carryforward attributes that were generated prior to tax year 2018 may still be adjusted upon examination by the IRS or state tax authorities if they either have been or will be used in a future period. Currently, no federal or state income tax returns are under examination by the respective taxing authorities.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. In case the deferred tax assets will not be realized in future periods, the Company has provided a valuation allowance for the full amount of the deferred tax assets as of December 31, 2023 and 2022. The valuation allowance decreased by approximately $42.5 million during the year ended December 31, 2023.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

The following table reconciles the income tax benefit (expense) based on the U.S. federal statutory rate with actual income tax benefit (expense):

	For the years ended December 31,
	2023		2022
Federal statutory rate	$11,459	21.0%	$109,376	21.0%
State and local taxes, net of federal taxes	42	(0.1)%	3,403	0.7%
Goodwill impairment	—	0.0%	(64,295)	(12.3)%
Contingent payment	5,045	9.3%	12,538	2.4%
Section 162m compensation	(21,315)	(39.1)%	(11,433)	(2.2)%
Stock compensation	2,648	4.9%	2,904	0.6%
Return to provision	(2,760)	(5.1)%	9,026	1.7%
Rate change on deferreds	3,919	7.2%	(3,321)	(0.6)%
Deferred adjustment	(36,159)	(66.3)%	—	0.0%
Other	(244)	0.5%	—	0.0%
Change in valuation allowance	42,458	77.8%	(46,449)	(8.9)%
Income tax benefit (expense)	$5,093	9.3%	$11,749	2.3%

The Company has not identified any uncertain tax positions requiring a reserve as of December 31, 2023 and 2022. The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense. The Company did not accrue either interest or penalties for the years ended December 31, 2023 and 2022.

The Company is subject to U.S. federal income tax and primarily Florida, Colorado, and Texas state income tax. The Company has not been under tax examination in any jurisdiction for the years ended December 31, 2023 and 2022.

Note 19. Earnings Per Share

The following table presents potentially dilutive securities that are not included in the computation of diluted net income (loss) per share as their inclusion would be anti-dilutive:

	December 31,
	2023	2022	2021
Warrants to purchase common stock	63,000	63,000	63,000
Unvested restricted stock awards (a)	9,824,546	—	—
Unvested restricted stock units	401,639	—	4,015,146
Convertible Series B preferred shares	—	—	2,199
Total	10,289,185	63,000	4,080,345

(a)	Unvested restricted stock awards are included in total common shares outstanding but are excluded from the calculation of basic earnings per share.

Note 20. Segment Information

The Company has two reportable segments: Bitcoin Mining and Engineering. The reportable segments are identified based on the types of service performed. No operating segments have been aggregated to form the reportable segments.

Gross profit (loss) is the segment performance measure the CODM uses to assess the Company’s reportable segments. Segment gross profit (loss) is defined as segment revenue less segment cost of revenue, and is before elimination of intersegment profits.

Prior to 2024, the Company had a Data Center Hosting reportable segment, but has since terminated all contracts with its legacy data center hosting customers. Commencing January 1, 2024, the CODM ceased analyzing the performance of the data center hosting operations and the Company ceased reporting data center hosting as a separate reportable segment. The Company has no plans to offer data center hosting services to new customers. All data hosting center revenue and costs of revenue for all periods presented are included in Revenue: Other and Cost of Revenue: Other.

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

The Company does not allocate assets to the reporting segments because its assets are managed on an entity-wide basis and, therefore, does not separately disclose the total assets of its reportable operating segments.

The Bitcoin Mining segment generates revenue from the Bitcoin the Company earns through its Bitcoin mining activities. The Engineering segment generates revenue through customer contracts for custom engineered electrical products. All Other revenue is from external customers.

All revenue and cost of revenue from intersegment transactions have been eliminated in the Condensed Consolidated Statements of Operations.

Concentrations

During the years ended December 31, 2023 and 2021, aside from the Bitcoin Mining revenue generated as a result of the Company’s participation in a mining pool, no single customer or related group of customers contributed 10% or more of the Company’s total consolidated revenue.

During the year ended December 31, 2022, aside from the Bitcoin Mining revenue generated as a result of the Company’s participation in a mining pool, the Company earned revenue of approximately $29.7 million from one customer, representing 11.4% of the Company’s total consolidated revenue, in its Engineering segment. No other individual customer accounted for more than 10% of total revenue for the year ended December 31, 2022.

As of December 31, 2023 and 2022, five customers accounted for more than 70% and 80%, respectively, of consolidated accounts receivable, net.

The following tables present segment revenue and segment gross profit (loss):

Year Ended December 31, 2023

	Bitcoin Mining	Engineering	Other	Total
Revenue from external customers	$188,996	$64,303	$27,379	$280,678
Intersegment revenue	—	8,522	127,052	135,574
Segment revenue	188,996	72,825	154,431	416,252
Less: Segment cost of revenue	(134,516)	(66,277)	(186,256)	(387,049)
Segment gross profit (loss)	$54,480	$6,548	$(31,825)	$29,203

Year Ended December 31, 2022

	Bitcoin Mining	Engineering	Other	Total
Revenue from external customers	$156,870	$65,342	$36,959	$259,171
Intersegment revenue	—	20,016	64,856	84,872
Segment revenue	156,870	85,358	101,815	344,043
Less: Segment cost of revenue	(84,897)	(70,283)	(116,200)	(271,380)
Segment gross profit (loss)	$71,973	$15,075	$(14,385)	$72,663

Year Ended December 31, 2021

	Bitcoin Mining	Engineering	Other	Total
Revenue from external customers	$184,422	$4,178	$24,643	$213,243
Intersegment revenue	—	1,087	—	1,087
Segment revenue	184,422	5,265	24,643	214,330
Less: Segment cost of revenue	(45,513)	(4,351)	(32,998)	(82,862)
Segment gross profit (loss)	$138,909	$914	$(8,355)	$131,468

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

The following table presents the reconciliation of segment gross profit (loss) to net income (loss) before taxes:

	Years Ended December 31,
	2023	2022	2021
Segment gross profit (loss)	$29,203	$72,663	$131,468

Reconciling Items:
Elimination of intersegment profits	(2,858)	(7,188)	(318)
Acquisition-related costs	—	(78)	(21,198)
Selling, general, and administrative	(100,346)	(67,452)	(87,429)
Depreciation and amortization	(252,354)	(107,950)	(26,324)
Change in fair value of Bitcoin	184,734	—	—
Change in fair value of derivative asset	6,721	71,418	12,112
Power curtailment credits	71,215	27,345	6,514
Change in fair value of contingent consideration	—	159	(975)
Realized gain on sale of Bitcoin	—	30,346	253
(Loss) gain on sale/exchange of equipment	(5,336)	16,281	—
Casualty-related (charges) recoveries, net	5,974	(9,688)	—
Impairment of Bitcoin	—	(147,365)	(43,973)
Impairment of goodwill	—	(335,648)	—
Impairment of miners	—	(55,544)	—
Interest income (expense)	8,222	454	(296)
Realized loss on sale of marketable equity securities	—	(8,996)	—
Realized gain on sale/exchange of long-term investment	—	—	26,260
Unrealized loss on marketable equity securities	—	—	(13,655)
Other income (expense)	260	(59)	2,378
Net income (loss) before taxes	$(54,565)	$(521,302)	$(15,183)

Riot Platforms, Inc.

Notes to Consolidated Financial Statements

Note 21. Impacts of Adoption of ASU 2023-08

The following tables present a summary of the impacts of the adoption of ASU 2023-08, effective January 1, 2023, on the Company’s interim Condensed Consolidated Statements of Operations provided during the year ended December 31, 2023 (all amounts are unaudited):

	For the three months ended March 31, 2023
Consolidated Statements of Operations	As previously reported	Effects of adoption	As adjusted
Total revenue	$73,236	$—	$73,236
Realized gain on sale of Bitcoin	(13,775)	13,775	—
Impairment of Bitcoin	4,472	(4,472)	—
Change in fair value of Bitcoin	—	(83,504)	(83,504)
Operating income (loss)	(56,827)	74,201	17,374
Net income (loss)	$(55,688)	$74,201	$18,513
Basic net income (loss) per share	$(0.33)	$0.44	$0.11
Diluted net income (loss) per share	$(0.33)	$0.44	$0.11
Basic weighted average number of shares outstanding	167,342,500	—	167,342,500
Diluted weighted average number of shares outstanding	167,342,500	4,771,833	172,114,333

	For the three months ended June 30, 2023			For the six months ended June 30, 2023
Consolidated Statements of Operations	As previously reported	Effects of adoption	As adjusted	As previously reported	Effects of adoption	As adjusted
Total revenue	$76,739	$—	$76,739	$149,975	$—	$149,975
Realized gain on sale of Bitcoin	(19,828)	19,828	—	(33,603)	33,603	—
Impairment of Bitcoin	5,638	(5,638)	—	10,110	(10,110)	—
Change in fair value of Bitcoin	—	(14,490)	(14,490)	—	(97,994)	(97,994)
Operating income (loss)	(32,483)	300	(32,183)	(89,310)	74,501	(14,809)
Net income (loss)	$(27,687)	$300	$(27,387)	$(83,375)	$74,501	$(8,874)
Basic and diluted net income (loss) per share	$(0.17)	$0.01	$(0.16)	$(0.51)	$0.46	$(0.05)
Basic and diluted weighted average number of shares outstanding	167,342,813	—	167,342,813	162,559,956	—	162,559,956

	For the three months ended September 30, 2023			For the nine months ended September 30, 2023
Consolidated Statements of Operations	As previously reported	Effects of adoption	As adjusted	As previously reported	Effects of adoption	As adjusted
Total revenue	$51,891	$—	$51,891	$201,866	$—	$201,866
Realized gain on sale of Bitcoin	(13,495)	13,495	—	(47,098)	47,098	—
Impairment of Bitcoin	4,041	(4,041)	—	14,151	(14,151)	—
Change in fair value of Bitcoin	—	25,261	25,261	—	(72,733)	(72,733)
Operating income (loss)	(47,831)	(34,715)	(82,546)	(137,141)	39,786	(97,355)
Net income (loss)	$(45,325)	$(34,715)	$(80,040)	$(128,700)	$39,786	$(88,914)
Basic and diluted net income (loss) per share	$(0.25)	$(0.19)	$(0.44)	$(0.76)	$0.23	$(0.53)
Basic and diluted weighted average number of shares outstanding	180,952,689	—	180,952,689	168,758,240	—	168,758,240